     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE   , 1996

                                                       REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            FOUNDATION BANCORP, INC.
             (Exact name of registrant as specified in its charter)

             OHIO                            6036                  31-1465239
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. employer
              of                 Classification Code Number)     identification
incorporation or organization)                                      number)

                    25 GARFIELD PLACE CINCINNATI, OHIO 45202
                                 (513) 721-0120
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                                LAIRD L. LAZELLE
                            FOUNDATION BANCORP, INC.
                               25 GARFIELD PLACE
                             CINCINNATI, OHIO 45202
                                 (513) 721-0120
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                WITH COPIES TO:
                                 TERRI R. ABARE
                                RICK J. LANDRUM
                        Vorys, Sater, Seymour and Pease
                       Atrium Two, 221 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-4000
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
                                                    PROPOSED          MAXIMUM
                                                     MAXIMUM         AGGREGATE        AMOUNT OF
    TITLE OF EACH CLASS OF         AMOUNT TO     OFFERING PRICE      OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED     BE REGISTERED    PER SHARE (2)      PRICE (2)           FEE
Common shares, without par
 value........................      462,875          $10.00         $4,628,750         $1,596

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
              Page 1 of   pages. Index to Exhibits is on page   .

                             CROSS REFERENCE SHEET
        SHOWING THE LOCATION IN THE PROSPECTUS OF THE ITEMS OF FORM S-1

FORM S-1 ITEM AND CAPTION                                                                 PROSPECTUS HEADING
- ------------------------------------------------------------------------  --------------------------------------------------
       1.  Forepart of the Registration Statement and Outside Front
           Cover Page of Prospectus.....................................  Cover Page
       2.  Inside Front and Outside Back Cover Pages of Prospectus......  Cover Page; Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of Earnings to
           Fixed Charges................................................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds..............................................  Use of Proceeds
       5.  Determination of Offering Price..............................  Cover Page; The Conversion -- Pricing and Number
                                                                           of Common Shares to be Sold
       6.  Dilution.....................................................  Not Applicable
       7.  Selling Security Holders.....................................  Not Applicable
       8.  Plan of Distribution.........................................  Cover Page; The Conversion -- General;
                                                                           -- Subscription Offering;
                                                                           -- Community Offering;
                                                                           -- Plan of Distribution
       9.  Description of Securities to be Registered...................  Description of Authorized Shares
      10.  Interest of Named Experts and Counsel........................  Not Applicable
      11.  Information with Respect to the Registrant...................
                 (a)  Description of Business...........................  The Business of the Bank
                 (b)  Description of Property...........................  The Business of the Bank -- Properties
                 (c)  Legal Proceedings.................................  The Business of the Bank -- Legal Proceedings
                 (d)  Market Price and Dividends........................  Cover Page; Market for Common Shares; Dividend
                                                                           Policy
                 (e)  Financial Statements..............................  Financial Statements
                 (f)  Selected Financial Data...........................  Selected Financial Information and Other Data
                 (g)  Supplementary Financial Information...............  Not Applicable
                 (h)  Management's Discussion and Analysis of
                      Financial Condition and Results of
                      Operations........................................  Management's Discussion and Analysis of Financial
                                                                           Condition and Results of Operations
                 (i)  Changes in and Disagreements with
                      Accountants on Accounting and Financial
                      Disclosure........................................  Not Applicable
                 (j)  Directors and Executive Officers..................  Management
                 (k)  Executive Compensation............................  Management -- Compensation; -- Defined
                                                                           Contribution Plan; and -- Stock Benefit Plans

FORM S-1 ITEM AND CAPTION                                                                 PROSPECTUS HEADING
- ------------------------------------------------------------------------  --------------------------------------------------
                 (l)  Security Ownership of Certain Beneficial
                      Owners and Management.............................  The Conversion -- Shares to be Purchased by
                                                                           Management Pursuant to Subscription Rights
                 (m)  Certain Relationships and Related
                      Transactions......................................  Not Applicable
      12.  Disclosure of Commission Position on Indemnification for
           Securities Act Liabilities...................................  Not Applicable

PROSPECTUS                                           UP TO 402,500 COMMON SHARES
                                                    $10 PURCHASE PRICE PER SHARE

                            FOUNDATION BANCORP, INC.
             (PROPOSED HOLDING COMPANY FOR FOUNDATION SAVINGS BANK)
                                CINCINNATI, OHIO

    Foundation Bancorp, Inc., an Ohio corporation (the "Holding Company"), is hereby offering for sale up to 402,500 common shares, without par value (the "Common Shares"), in connection with its acquisition of all of the capital stock to be issued by Foundation Savings Bank, an Ohio mutual savings and loan association which has its principal office in Cincinnati, Ohio (the "Bank"), upon the conversion of the Bank from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio (the "Conversion"). The sale of the Common Shares is subject to the approval of the Bank's Plan of Conversion (the "Plan") and the adoption of the Amended Articles of Incorporation and Amended Constitution of the Bank by the members of the Bank at a Special Meeting to be held at m.,
Eastern Time, on            , 1996, at                  , Cincinnati, Ohio  (the
"Special Meeting").

    Based on an independent appraisal of the pro forma market value of the Bank, as converted, as of May 14, 1996, the aggregate purchase price of the Common
Shares offered in connection with the Conversion ranges from a minimum of $2,975,000 to a maximum of $4,025,000 (the "Valuation Range"), resulting in a range of 297,500 to 402,500 Common Shares at $10 per share. See "THE CONVERSION
- -- Pricing and Number of Common Shares to be Sold." Applicable regulations permit the Holding Company to offer additional Common Shares in an amount not to exceed 15% above the maximum of the Valuation Range, which would permit the issuance of up to 462,875 Common Shares with an aggregate purchase price of $4,628,750. The actual number of Common Shares sold in connection with the Conversion will be determined by the Boards of Directors of the Holding Company and the Bank and will be based upon the final valuation of the Bank, as determined by the independent appraiser upon the completion of this offering. If the final valuation is greater than or equal to $2,975,000 and less than or equal to $4,628,750, the number of Common Shares to be issued in connection with the Conversion will not be less than 297,500, nor more than 462,875. If, due to changing market conditions, the final valuation is less than $2,975,000 or more than 462,875, subscribers will be given notice of such final valuation and a resolicitation of subscribers will be conducted. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold." Any upward or downward adjustment in the number of Common Shares sold will have a corresponding effect on the estimated net proceeds of the Conversion and the pro forma capitalization and
book   value  per  share  of  the   Holding  Company.  See  "USE  OF  PROCEEDS,"
"CAPITALIZATION" and "PRO FORMA DATA."

                                                        (CONTINUED ON NEXT PAGE)

    THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE OFFICE OF THRIFT SUPERVISION OF THE DEPARTMENT OF THE TREASURY (THE "OTS"), THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE OHIO DEPARTMENT OF COMMERCE, DIVISION OF FINANCIAL INSTITUTIONS (THE "DIVISION"), OR THE SECURITIES COMMISSION OF ANY STATE, NOR HAS THE SEC, THE OTS, THE FDIC, THE DIVISION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF SUCH RISKS AND OTHER FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, SEE "RISK FACTORS" ON PAGE 10.

    THE COMMON SHARES BEING OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

    FOR  INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE CONVERSION INFORMATION
CENTER AT (513)     -      .

                                                                             ESTIMATED EXPENSES
                                                           SUBSCRIPTION       AND UNDERWRITING       ESTIMATED NET
                                                               PRICE           COMMISSIONS (1)       PROCEEDS (2)
Per share Minimum.....................................          $10                 $0.84                $9.16
Per share Mid-point...................................          $10                 $0.72                $9.28
Per share Maximum.....................................          $10                 $0.62                $9.38
Per share Maximum, as adjusted (3)....................          $10                 $0.54                $9.46
Total Minimum.........................................      $2,975,000            $251,000            $2,724,000
Total Mid-point.......................................      $3,500,000            $251,000            $3,249,000
Total Maximum.........................................      $4,025,000            $251,000            $3,774,000
Total Maximum, as adjusted (3)........................      $4,628,750            $251,000            $4,377,750

(1) Expenses of the Conversion payable by the Bank and the Holding Company include legal, accounting, appraisal, printing, mailing and miscellaneous expenses. Such expenses also include a financial advisory fee of $50,000, payable to Charles Webb & Company ("Webb"). Such fee may be deemed to be underwriting fees. See "THE CONVERSION -- Plan of Distribution." Actual expenses may vary from the estimates.

(2) Includes the net proceeds from purchases intended to be made by the Foundation Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") with funds borrowed by the ESOP from the Holding Company. See "PRO FORMA DATA" and "MANAGEMENT -- Stock Benefit Plans -- Employee Stock Ownership Plan."

(3) Gives effect to the increase in the number of Common Shares sold in connection with the Conversion of up to 15% above the maximum of the Valuation Range. Such shares may be offered without the resolicitation of persons who subscribe for Common Shares in the Subscription Offering and the Community Offering (collectively, the "Offering"). See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold."

              THE DATE OF THIS PROSPECTUS IS              , 1996.

                             CHARLES WEBB & COMPANY

    In accordance with the Plan, nontransferable subscription rights to purchase Common Shares at a price of $10 per share are offered hereby in a subscription offering (the "Subscription Offering"), subject to the rights and restrictions established by the Plan, to (a) eligible depositors of the Bank as of May 31, 1995 (the "Eligibility Record Date"), (b) the ESOP and (c) members of the Bank eligible to vote at the Special Meeting ("Other Eligible Members"). ALL SUBSCRIPTION RIGHTS TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING ARE
NONTRANSFERABLE AND WILL EXPIRE AT         .M., EASTERN TIME, ON               ,
1996 (the "Subscription Expiration Date"). See "THE CONVERSION -- Subscription Offering."

    To the extent that all of the Common Shares are not subscribed for in the Subscription Offering, the remaining Common Shares are hereby concurrently being offered to the general public in a direct community offering in which preference will be given to natural persons residing in Hamilton County, Ohio (the "Community Offering"). See "THE CONVERSION -- Community Offering."

    Subscribers will not be permitted to modify or cancel their subscriptions unless the final valuation of the Bank, as converted, is less than $2,975,000 or
more than $4,628,750 or the Community Offering extends beyond             , 1996
(45 days after the Subscription Expiration Date). See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold."

    The minimum number of Common Shares any person may purchase in the Offering is 25. Except for the ESOP, which may purchase up to 8% of the total Common Shares sold in the Offering, (i) no Eligible Account Holder (hereinafter defined), Supplemental Eligible Account Holder (hereinafter defined), if any, or Other Eligible Member may purchase in the Offering more than 2.5% of the total Common Shares sold in the Offering, (ii) no person, together with his or her Associates (hereinafter defined) and other persons acting in concert with him or her, may purchase in the Community Offering more than 2.5% of the total Common Shares sold in the Offering, and (iii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase more than 5% of the total Common Shares sold in the Offering. In connection with the exercise of subscription rights arising from a deposit account or a loan account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 2.5% of the total Common Shares sold in the Offering. Subject to OTS regulations, the maximum purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors of the Holding Company and the Bank. If the maximum purchase limitation is increased to more than 2.5% of the Common Shares, persons who have subscribed for 2.5% of the Common Shares will be given the opportunity to increase their subscriptions. See "THE CONVERSION -- Limitations on Purchases of Common Shares."

    Common Shares may be subscribed for in the Offering by returning the accompanying Stock Order Form and Certification Form (the "Stock Order Form") along with full payment of the purchase price per share for all shares for which subscription is made, so that it is received by the Bank no later than
       m., Eastern Time,             , 1996. See "THE CONVERSION -- Use of Order
Forms." Payment may be made in cash, if delivered in person, or by check or money order and will be held at the Bank in a segregated account insured by the FDIC up to the applicable limits and earning interest at the Bank's then current passbook savings account rate from the date of receipt until the completion of the Conversion. Payment may also be made by authorized withdrawal from an existing deposit account at the Bank, the amount of which will continue to earn interest until completion of the Conversion at the rate normally in effect from time to time for such account. Individual Retirement Accounts ("IRAs") and Keogh accounts at the Bank may also be used to purchase Common Shares. The beneficial owner of the account must direct the Bank to transfer the funds in the account to a self-directed IRA or Keogh account. THIS CANNOT BE DONE THROUGH THE MAIL. See "THE CONVERSION -- Payment for Common Shares." Upon the completion of the Conversion, the funds on deposit with the Bank for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. The Common Shares will not be insured by the FDIC.

    THE CONVERSION OF THE BANK FROM A MUTUAL SAVINGS AND LOAN ASSOCIATION TO A PERMANENT CAPITAL STOCK SAVINGS AND LOAN ASSOCIATION IS CONTINGENT UPON (I) THE APPROVAL OF THE PLAN AND THE ADOPTION OF THE AMENDED ARTICLES OF INCORPORATION AND THE AMENDED CONSTITUTION BY THE BANK'S VOTING MEMBERS, (II) THE SALE OF THE REQUISITE NUMBER OF COMMON SHARES, AND (III) CERTAIN OTHER FACTORS. SEE "THE CONVERSION."

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

FOUNDATION BANCORP, INC.

    The Holding Company was incorporated under Ohio law in April 1996 at the direction of the Bank for the purpose of purchasing all of the capital stock of the Bank to be issued in connection with the Conversion. The Holding Company has not conducted and will not conduct any business before the completion of the Conversion other than business related to the Conversion. Upon the consummation of the Conversion, the Holding Company will be a unitary savings and loan holding company, the principal assets of which initially will be the capital stock of the Bank, the investments made with the net proceeds retained from the sale of Common Shares in connection with the Conversion and a loan to be made by the Holding Company to the ESOP to facilitate the ESOP's purchase of Common Shares in the Conversion. See "USE OF PROCEEDS."

    The office of the Holding Company is located at 25 Garfield Place, Cincinnati, Ohio 45202, and its telephone number is (513) 721-0120.

FOUNDATION SAVINGS BANK

    The Bank is a mutual savings and loan association which was organized under Ohio law in 1888. As an Ohio savings and loan association, the Bank is subject to supervision and regulation by the OTS and the Division. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Cincinnati, and the deposits of the Bank are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund (the "SAIF"). See "REGULATION."

    The Bank conducts business from its office at 25 Garfield Place in Cincinnati, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Hamilton County, Ohio and the contiguous Ohio counties of Clermont, Butler and Warren and the Kentucky counties of Boone and Kenton. The Bank also originates mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area. See "THE BUSINESS OF THE BANK -- Lending Activities." In addition to real estate lending, the Bank originates a limited number of secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. See "THE BUSINESS OF THE BANK -- Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans. Advances from the FHLB of Cincinnati are utilized from time to time when other sources of funds are inadequate to fund loan demand. See "THE BUSINESS OF THE BANK -- Deposits and Borrowings."

    In 1994, the Bank changed its operating strategy to become less reliant on retirement deposits and to increase its loan originations. The Bank now has a full-time loan originator who solicits mortgage loan applications. Loans originated by the Bank are underwritten in accordance with national secondary mortgage market standards. Depending on market conditions, the Bank either sells or portfolios its loans. The Bank attempts to maintain an adequate net interest margin, control expenses and enhance earnings with fee income and gains on the sale of loans. Although the Bank intends to pursue a policy of prudent growth in assets and deposits, its downtown location is not conducive to attracting lower cost deposits such as checking and passbook accounts. Some of the results of this strategy are summarized as follows:

    - MORTGAGE LENDING. Approximately 50% of the Bank's mortgage loan portfolio at March 31, 1996, consists of loans originated during the period from January 1, 1994, to March 31, 1996. During such period, the Bank increased its total investment in mortgage loans from $18.5 million to $21.3 million, an increase of $2.8 million, or 15.2%. At March 31, 1996, approximately $19.0 million, or 88.9%, of the Bank's total loans were secured by one- to four-family real estate. See "THE BUSINESS OF THE BANK -- Lending Activities -- Loans Secured by One- to Four-Family Real Estate."

    - ASSET QUALITY. Maintaining a high level of asset quality is a top priority of the board and management of the Bank. The Bank's efforts to control non-performing assets begin with prudent lending policies and stringent underwriting standards. The Bank moves quickly to resolve delinquencies and to dispose of real estate acquired through foreclosure. At April 30, 1996, the Bank had only one loan, with a principal balance of approximately $2,000, delinquent in excess of sixty days and no real estate owned acquired through foreclosure. See "THE BUSINESS OF THE BANK -- Lending Activities -- Delinquent Loans, Nonperforming Assets and Classified Assets."

    - CAPITAL POSITION. At March 31, 1996, the Bank's equity to assets ratio was 8.73%. In addition, the Bank's ratio of tangible capital to total assets and its risk-based capital ratio were 8.73% and 19.59%, respectively, both of which substantially exceed the OTS requirements. See "REGULATION -- Office of Thrift Supervision -- Regulatory Capital Requirements."

    - ASSET AND DEPOSIT GROWTH. From January 1, 1994, through March 31, 1996, there was little or no change in the Bank's asset and deposit growth, with assets remaining at approximately $31.7 million and deposits at approximately $27.8 million. Although total assets and total deposits have remained relatively constant over that period, the mix of the assets and deposits has changed significantly as the Bank has focused on loan originations. Cash and equivalents declined by $1.0 million, or 20.0%, and mortgage-backed securities declined by $1.7 million, or 25.4%, with the proceeds invested primarily in mortgage loans, which increased $2.8 million, or 15.2%. Retirement accounts, which totalled approximately 60% of deposits at January 1, 1994, had been reduced to 40% of deposits at March 31, 1996. During such period, capital increased $353,000, or 14.6%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "THE BUSINESS OF THE BANK."

    - PROFITABILITY. The Bank's return on assets was .62%, .41% and .28% for fiscal 1994, fiscal 1995 and the nine months ended March 31, 1996, respectively. Such ratios have been, on average, 33 basis points below the Bank's peer group average, as compiled by the OTS. The Bank's return on average equity for fiscal 1994, fiscal 1995 and the nine months ended March 31, 1996, averaged 5.28%. The Bank's cost of deposits has been, on average, 69 basis points higher than the Bank's peer group average. The higher cost of deposits has been partially offset by general and administrative expenses approximately 19 basis points lower than the peer group. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

THE CONVERSION

    GENERAL. The Boards of Directors of the Holding Company and the Bank have unanimously approved the Plan. The Plan provides for the Conversion of the Bank from a mutual savings and loan association to a permanent capital stock savings and loan association incorporated under the laws of the State of Ohio. The OTS and the Division have approved the Plan, subject to the approval of the Plan by the Bank's voting members at the Special Meeting and the satisfaction of certain other conditions. See "THE CONVERSION -- Conditions and Termination."

    The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the numerous competitive disadvantages which the Bank faces if it maintains its mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention and regulatory uncertainty. The Conversion will also provide the Bank with additional capital which will support future growth. See "THE CONVERSION -- Reasons for the Conversion."

    THE SUBSCRIPTION AND COMMUNITY OFFERINGS. Pursuant to the Plan, subscription rights to purchase Common Shares at a price of $10 per share are hereby offered to (a) each account holder who has one or more deposit accounts with an aggregate balance of $50 or more (a "Qualifying Deposit") with the Bank at the close of business on the Eligibility Record Date (the "Eligible Account Holders"), (b) the ESOP and (c) Other Eligible Members. See "THE CONVERSION -- Subscription Offering."

    Concurrently with the Subscription Offering, the Common Shares not subscribed for in the Subscription Offering are hereby offered to the general public in the Community Offering, in which preference will be given to natural persons residing in Hamilton County, Ohio. The Boards of Directors of the Holding Company and the Bank have the right to reject, in whole or in part, any subscription for Common Shares submitted in the Community Offering. See "THE CONVERSION -- Community Offering."

    The Plan authorizes the Boards of Directors of the Holding Company and the Bank to establish limits on the amount of Common Shares which may be purchased by various categories of persons. Pursuant to the Plan, the Boards of Directors have set the preliminary limitation that (i) no Eligible Account Holder,
Supplemental Eligible Account Holder, if any, or Other Eligible Member may purchase in the Offering more than 2.5% of the total Common Shares sold in the Offering, (ii) no person, together with his or her Associates (hereinafter defined) and other persons acting in concert with him or her, may purchase in the Community Offering more than 2.5% of the total Common Shares sold in the Offering, and (iii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase more than 5% of the total Common Shares sold in the Offering. In connection with the exercise of subscription rights arising from a deposit account or a loan account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 2.5% of the total Common Shares sold in the Offering. Such limitations do not apply to the ESOP, which intends to purchase up to 8% of the Common Shares sold in the Offering. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering in the sole discretion of the Boards of Directors. See "THE CONVERSION -- Limitations on Purchases of Common Shares." In addition to the purchase limitations established by the Plan, OTS regulations impose restrictions on the acquisition of more than 10% of the outstanding shares of the Bank by any person or company individually or acting in concert with others. See "RESTRICTIONS ON ACQUISITION OF THE
HOLDING COMPANY AND THE BANK." The sale of Common Shares pursuant to subscriptions received in the Offering will be subject to the approval of the Plan by the voting members of the Bank at the Special Meeting, to the determination by the Boards of Directors of the Holding Company and the Bank of the total number of Common Shares to be sold and to certain other conditions. See "THE CONVERSION -- Subscription Offering; -- Community Offering; and -- Pricing and Number of Common Shares to be Sold."

    The Subscription Offering will terminate and subscription rights will expire
if  not exercised by           .m., Eastern Time, on                 , 1996. The
Community Offering  may be  terminated at  any time  after orders  for at  least
462,875  shares have been received,  but in no event later  than               ,
1996,  unless  extended.  Any  extension   of  the  Community  Offering   beyond
            , 1996, will require the consent of the OTS and the Division, and persons who have subscribed for Common Shares in the Offering will be given notice that they have the right to increase, decrease or rescind their subscriptions for Common Shares. Persons who do not affirmatively elect to continue their subscription or who elect to rescind their subscriptions during any such extension will have all of their funds promptly refunded with interest. Persons who elect to decrease their subscriptions will have the appropriate portion of their funds promptly refunded with interest. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold."

    NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS. Federal and Ohio regulations provide that subscription rights are non-transferable. OTS regulations specifically prohibit any person from transferring or entering into any agreement or understanding before the completion of the Conversion to transfer the ownership of the subscription rights issued in the Conversion or the shares to be issued upon the exercise of such subscription rights. Persons attempting to violate such provision may lose their rights to purchase Common Shares in the Conversion and may be subject to penalties imposed by the OTS. Each person exercising subscription rights will be required to certify that a purchase of Common Shares is solely for the subscriber's own account and that there is no agreement or understanding regarding the sale or transfer of such Common Shares.

    PARTICIPATION OF WEBB IN THE OFFERINGS. The Holding Company and the Bank have retained Charles Webb & Company ("Webb") to consult, advise and assist in the sale of the Common Shares in the Offering on a "best efforts" basis. Webb will receive a financial advisory fee in the amount of $50,000. In addition, the Holding Company will reimburse Webb for certain expenses, including reasonable legal fees. Such expenses shall not exceed $30,000. If the Holding Company and Webb deem necessary, Webb may enter into agreements ("Selected Dealers Agreements") with other National Association of Securities Dealers, Inc. ("NASD") member firms ("Selected Dealers") for assistance in the sale of Common Shares. Selected Dealers will receive fees equal to 4% of the purchase price of Common Shares sold, if any, pursuant to Selected Dealer Agreements. Webb is not obligated to purchase any Common Shares.

    PRICING OF THE COMMON SHARES. Keller & Company, Inc. ("Keller"), a Columbus, Ohio, firm experienced in valuing thrift institutions, has prepared an independent valuation of the estimated pro forma market value of the Bank, as converted. Keller's valuation of the estimated pro forma market value of the Bank, as converted, is $3,500,000 as of May 14, 1996 (the "Pro Forma Value"). Based on the Pro Forma Value of the Bank, the Valuation Range established in accordance with the Plan is $2,975,000 to $4,025,000.

    In the event that Keller determines at the close of the Offering that the aggregate pro forma value of the Bank is higher or lower than the Pro Forma Value, but is within the Valuation Range, the Holding Company will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Conversion consistent with the final valuation. The total number of Common Shares sold in the Conversion will be determined by the Board of Directors consistent with the final valuation. If, due to changing market conditions, the final valuation is outside the Valuation Range, subscribers will be given notice of such final valuation and the right to increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold."

    USE OF PROCEEDS. The Holding Company will retain up to 50% of the net proceeds from the sale of the Common Shares, estimated to be $1.62 million at the midpoint of the Valuation Range. The balance of the net proceeds will be used to purchase all of the capital stock to be issued by the Bank and will increase the regulatory capital of the Bank. The Bank anticipates that the net proceeds will initially be invested in short-term U.S. Government and agency obligations and will be available for general corporate purposes, including loan originations. See "USE OF PROCEEDS."

    The funds retained by the Holding Company will be used by the Holding Company to make a loan to the ESOP and will be available for general corporate purposes, including the payment of dividends. The funds retained by the Holding Company will be available for the repurchase of shares, although the Holding Company has no current intentions to pursue stock repurchases. OTS regulations generally prohibit stock repurchases in the first six months following the completion of the Conversion without OTS prior approval. See "THE CONVERSION -- Restrictions on Repurchase of Common Shares."

TAX CONSEQUENCES

    The consummation of the Conversion is expressly conditioned upon the receipt by the Holding Company and the Bank of a private letter ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Holding Company and the Bank intend to proceed with the Conversion based upon an opinion rendered by Vorys, Sater, Seymour and Pease, special counsel to the Bank and the Holding Company, that states, in part, that (1) no gain or loss will be recognized by the Bank in connection with the Conversion or the receipt from the Holding Company of proceeds from the sale of the Common Shares, and (2) assuming that the subscription rights received by deposit account holders in connection with the Conversion have no ascertainable fair market value, no gain or loss will be recognized to the deposit account holders of the Bank upon issuance to them of subscription rights or interests in the Liquidation Account (hereinafter defined) and no taxable income will be realized by deposit account holders as a result of their exercise of such subscription rights. Although the Internal Revenue Service (the "IRS") could challenge the assumption that the subscription rights have no ascertainable fair market value, the Holding Company and the Bank have received an opinion from Keller supporting such assumption. See "THE CONVERSION -- Principal Effects of the Conversion -- Tax Consequences."

MARKET FOR THE COMMON SHARES

    There is presently no market for the Common Shares. The existence of a market in the Common Shares upon the completion of the Conversion will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time. It is expected that the Common Shares will be traded in the over-the-counter market and will be quoted through brokers participating on the Nation Daily Quotation Service (the "NDQS"). Because of the limited size of the Offering, however, it is unlikely that an active market for the Common Shares will develop after the completion of the Conversion or, if such market does develop, that it will continue. See "RISK FACTORS -- Limited Market for the Common Shares" and "MARKET FOR THE COMMON SHARES."

DIVIDEND POLICY

    The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, the Board of Directors of the Holding Company may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, will continue to be paid.

BENEFITS OF THE CONVERSION TO DIRECTORS, OFFICERS AND EMPLOYEES OF THE HOLDING COMPANY AND THE BANK

    GENERAL. Among the factors considered by the Board of Directors of the Bank in making the decision to pursue the Conversion is the ability of the Holding Company and the Bank to utilize various types of stock benefit plans to attract and retain qualified directors and employees. See "THE CONVERSION -- Reasons for the Conversion."

    EMPLOYEE STOCK OWNERSHIP PLAN. In connection with the Conversion, the Holding Company has established the ESOP, which intends to purchase 8.0% of the Common Shares issued in the Conversion. All full-time employees of the Holding Company and the Bank who meet certain age and years of service criteria will be eligible to participate in the ESOP. See "MANAGEMENT -- Stock Benefit Plans -- Employee Stock Ownership Plan."

    STOCK  OPTION PLAN.   After the  Conversion, the Holding  Company intends to
establish a stock option and incentive plan (the "Stock Option Plan"). Under OTS regulations, the Stock Option Plan cannot be implemented for at least six months after the completion of the Conversion. See "MANAGEMENT -- Stock Benefit Plans
- -- Stock Option Plan." The Board of Directors of the Holding Company anticipates that a number of shares equal to 10% of the Common Shares issued in the Conversion will be reserved for issuance to directors, officers and employees under the Stock Option Plan. The Stock Option Plan will be administered by a committee comprised of three directors who are not employees of the Holding Company (the "Committee"). Persons eligible for Awards under the Stock Option Plan will consist of directors and managerial and other key employees of the Holding Company or the Bank who hold positions with significant responsibilities or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Holding Company or the Bank. The Committee will consider the position, duties and responsibilities of the directors and employees of the Holding Company and the Bank, the value of their services to the Holding Company and the Bank and any other factors the Committee may deem relevant. No determination has been made with respect to option recipients.

    Based on the purchase price of $10 per share in the Conversion, the aggregate market value of shares which could be issued under the Stock Option Plan would be between $297,500 and $462,875, based on the Valuation Range. Under OTS regulations, if the Stock Option Plan is implemented during the first year after the Conversion, the following restrictions will apply: (i) the number of shares that may be awarded under the Stock Option Plan to directors who are not full-time employees of the Holding Company or the Bank cannot exceed 5% of the plan shares per person and 30% of the plan shares in the aggregate, or $23,144 and $138,863, respectively, based on a per share value of $10 and the adjusted maximum of the Valuation Range; (ii) the number of shares that may be awarded to any individual who is a full-time employee of the Holding Company or the Bank may not exceed 25% of the plan shares, or $115,720 based on a per share value of $10 and the adjusted maximum of the Valuation Range; and
(iii) stock options must be awarded with an exercise price of at least fair market value at the time of grant. The ultimate value of any option granted at fair market value will depend on future appreciation in the fair market value of the shares to which the option relates. No decision has been made as to anticipated awards under the Stock Option Plan.

    RECOGNITION AND RETENTION PLAN. The Bank intends to establish a recognition and retention plan (the "RRP") after the Conversion. Under OTS regulations, the RRP cannot be implemented for at least six months after the completion of the Conversion. See "MANAGEMENT -- Stock Benefit Plans -- Recognition and Retention Plan." The Board of Directors of the Bank anticipates that a number of shares equal to 4.0% of the Common Shares sold in the Conversion will be purchased by or issued to the RRP. Shares held in the RRP will be available for awards to selected directors, officers and employees of the Bank. The RRP will be administered by a committee comprised of three directors who are not employees of the Bank (the "RRP Committee"). In selecting the directors and employees to whom awards will be granted and the number of shares covered by such awards, the RRP Committee will consider the position, duties and responsibilities of the directors and employees, the value of their services to the Bank and any other factors the RRP Committee may deem relevant. No determination has been made with respect to RRP award recipients.

    Assuming the purchase of a number of shares equal to 4.0% of the Common Shares issued in the Conversion at a purchase price of $10 per share, the shares available for distribution under the RRP would have an aggregate market value of between $119,000 and $185,150, based on the Valuation Range. See "PRO FORMA DATA" for a discussion of the impact of the RRP on pro forma earnings per share.

    Under OTS regulations, if the RRP is implemented during the first year after the Conversion, the number of shares that could be awarded under each plan to directors who are not full-time employees of the Holding Company cannot exceed 5% of the plan shares per person and 30% of the plan shares in the aggregate, or $9,258 and $55,545, respectively, based on a per share value of $10 at the adjusted maximum of the Valuation Range, and the number of shares that could be awarded to any individual who is a full-time employee of the Holding Company or its subsidiaries could not exceed 25% of the plan shares, or $46,288 based on a per share value of $10 at the adjusted maximum of the Valuation Range. No decision has been made as to anticipated awards under the RRP.

    EMPLOYMENT AGREEMENT. In connection with the Conversion, the Bank will enter into an employment agreement with Laird L. Lazelle, the President of the Bank. The employment agreement with Mr. Lazelle will be for a term of three years, with a salary not less than his current salary, which is $65,000. The employment agreement also will provide for severance payments if the agreement is terminated prior to the expiration of the term upon a change of control of the Bank or for any reason other than just cause, as defined therein. The payment that would have been made to Mr. Lazelle pursuant to the proposed employment agreement, assuming termination of his employment agreement at March 31, 1996, following a change of control of the Bank, would have been approximately $195,000. See "MANAGEMENT -- Employment Agreement."

INVESTMENT RISKS

    An investment in the Common Shares involves certain risks. Special attention should be given to the matters discussed under "RISK FACTORS -- Interest Rate Risk; -- Low Return on Assets and Return on Equity; -- Competition in Market Area; -- Legislation and Regulation Which May Adversely Affect Operations and Earnings; -- Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity; -- Limited Market for the Common Shares; -- Anti-Takeover Provisions Which May Discourage Sales of Common Shares for Premium Prices; and -- Reliance on Key Personnel."

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

    The following table sets forth certain information concerning the financial condition, earnings and other data regarding the Bank at the dates and for the periods indicated. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere herein.

                                                      AT MARCH 31,                           AT JUNE 30,
                                                  --------------------  -----------------------------------------------------
SELECTED FINANCIAL CONDITION AND OTHER DATA:        1996       1995       1995       1994       1993       1992       1991
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Total amount of:
  Assets........................................  $  31,738  $  29,898  $  31,849  $  31,056  $  31,635  $  30,091  $  27,470
  Cash and equivalents..........................      4,236      1,477      3,943      2,462      4,639      3,110      2,949
  Investment securities.........................        674      1,406      1,310      2,691      1,644      1,242        248
  Mortgage-backed securities....................      4,957      5,843      5,532      6,593      5,303      3,167      1,132
  Loans receivable, net.........................     21,359     20,670     20,511     18,794     19,550     22,038     22,663
  Deposits......................................     27,780     25,777     27,737     27,348     29,062     27,617     25,363
  FHLB advances.................................        842      1,208      1,192        955     --         --         --
  Retained earnings.............................      2,772      2,673      2,706      2,581      2,385      2,259      2,025
Number of full-service offices..................          1          1          1          1          1          1          1

                                                         FOR THE NINE MONTHS
                                                           ENDED MARCH 31,                      YEAR ENDED JUNE 30,
                                                         --------------------  -----------------------------------------------------
SUMMARY OF EARNINGS:                                       1996       1995       1995       1994       1993       1992       1991
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Interest income........................................  $   1,783  $   1,593  $   2,162  $   2,069  $   2,297  $   2,479  $   2,446
Interest expense.......................................      1,207        988      1,368      1,339      1,499      1,713      1,855
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income....................................        576        605        794        730        798        766        591
Provision for loan losses..............................         34          9         12         33         83          5          5
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision for loan losses....        542        596        782        697        715        761        586
Other income...........................................         52         47         70        204        136        135         86
General, administrative and other expense..............        496        509        679        627        639        537        514
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income before provision for income taxes...........         98        134        173        274        212        359        158
Provision for income taxes.............................         32         43         48         79         85        125         39
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...........................................  $      66  $      91  $     125  $     195  $     127  $     234  $     119
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                              AT OR FOR THE NINE
                                            MONTHS ENDED MARCH 31,              AT OR FOR THE YEAR ENDED JUNE 30,
                                            ----------------------  ----------------------------------------------------------
SELECTED FINANCIAL RATIOS:                     1996        1995        1995        1994        1993        1992        1991
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
Performance ratios:
  Return on average assets................       0.28%       0.41%       0.41%       0.62%       0.40%       0.81%       0.45%
  Return on average equity................       3.20        4.66        4.72        7.92        5.42       10.89        6.02
  Interest rate spread....................       2.00        2.33        2.25        2.02        2.22        2.27        1.75
  Net interest margin.....................       2.47        2.73        2.66        2.35        2.57        2.69        2.28
  Non-interest expense to average
   assets.................................       2.08        2.25        2.23        1.99        2.03        1.85        1.96
  Average equity to average assets........       8.66        8.73        8.71        7.80        7.42        7.40        7.53
  Equity to assets, end of period.........       8.73        8.94        8.50        8.32        7.54        7.51        7.37
  Nonperforming assets to [average]
   assets.................................       0.35        0.23        0.64        0.29        1.05        0.96        1.00
  Nonperforming loans to total loans......       0.52        0.34        0.95        0.49        1.70        0.98        1.16
Asset quality ratios:
  Allowance for loan losses to [gross]
   loans..................................       0.48        0.47        0.47        0.38        0.51        0.07        0.04
  Allowance for loan losses to
   nonperforming loans....................      93.69      140.00       50.52       77.42       30.33        6.98        3.44
  Net (charge-offs) recoveries to average
   loans..................................       (.18)        .10         .07        (.32)        .02       --          --
  Average interest-earning assets to
   average interest-bearing liabilities...     109.01      108.99      108.92      107.70      107.33      106.97      107.50

                                  RISK FACTORS

    INVESTMENT IN THE COMMON SHARES INVOLVES CERTAIN RISKS. BEFORE INVESTING, PROSPECTIVE PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING MATTERS.

INTEREST RATE RISK

    The Bank's operating results are dependent to a significant degree on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits and borrowings. Like most thrift institutions, the interest income and interest expense of the Bank change as the interest rates on mortgages, securities and other assets and on deposits and other liabilities change. Interest rates generally may change because of general economic conditions, the policies of various regulatory authorities and other factors beyond the Bank's control. The interest rates on specific assets and liabilities of the Bank will change or "reprice" in accordance with the contractual terms of the asset or liability instrument and in accordance with customer reaction to general economic trends.

    In the event that interest rates rise from their recent low levels, the Bank's net interest income could be expected to be negatively affected if the Bank's liabilities reprice at a faster rate than its assets. Moreover, rising interest rates could negatively affect the Bank's earnings due to diminished loan demand. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

LOW RETURN ON ASSETS AND RETURN ON EQUITY

    For the last five years, the Bank's return on assets has ranged from a high of .81% in 1992 to a low of .41% for 1995, with a median of .45%, and its return on equity has ranged from a high of 10.89% for 1992 to a low of 4.72% for 1995, with a median of 6.02%. For the nine months ended March 31, 1996, the Bank's return on assets declined even further, to .28%, and its return on equity declined to 3.20%. These ratios are significantly lower than those of comparable institutions. While different factors have contributed to the Bank's results each year, the persistent challenge facing the Bank is its cost of funds. Although the Bank has taken steps to lower its cost of funds by eliminating adjustable-rate retirement accounts, the Bank still has nearly 90% of its deposits in certificates of deposit. Certificates of deposit are typically more expensive than passbook savings and transaction accounts, but the Bank has had limited success attracting the lower cost account types because of the limitations of its downtown location. Although the Conversion proceeds will provide the Bank with a source of interest-earning assets without an attendant carrying cost, there can be no assurance that the Bank's return on assets will improve substantially after the Conversion. Moreover, the increased capital resulting from the Conversion is expected to further reduce the Bank's return on equity for a prolonged period after the Conversion, which may adversely affect the market value of the Common Shares.

COMPETITION IN MARKET AREA

    The Bank faces strong direct competition for deposits and loans from commercial banks, other savings associations, credit unions and mortgage banking companies. Mortgage banking companies and other non-FDIC insured providers of financial services are not subject to the same degree of regulatory oversight as savings associations and thus have greater operational flexibility, without the costs and burdens associated with compliance with OTS and FDIC regulations. The Bank is also at a competitive disadvantage due to its small size and single office location, which result in limited marketing capability and restricted ability to keep up with technological advancements.

LEGISLATION AND REGULATION WHICH MAY ADVERSELY AFFECT OPERATIONS AND EARNINGS

    The Bank is subject to extensive regulation by the OTS, the FDIC and the Division and is periodically examined by such regulatory agencies to test compliance with various regulatory requirements. As a savings and loan holding company, the Holding Company will also be subject to regulation and examination by the OTS. Such supervision and regulation of the Bank and the Holding Company are intended primarily for the protection of depositors and not for the
maximization   of  shareholder  value   and  may  affect   the  ability  of  the

Holding Company to engage in various business activities. The assessments, filing fees and other costs associated with reports, examinations and other regulatory matters are significant and may have an adverse effect on the Holding Company's net earnings. See "REGULATION."

    The deposit accounts of the Bank and of other savings associations are insured by the FDIC in the SAIF. The reserves of the SAIF are currently below the level required by law, because of a higher than anticipated reduction in the amount of SAIF deposits and because a significant portion of the assessments paid into the fund are used to pay the principal and interest on bonds issued by the Financing Corp. ("FICO") to pay the cost of resolving past thrift failures. The deposit accounts of commercial banks are insured by the Bank Insurance Fund (the "BIF") administered by the FDIC, except to the extent that such banks have acquired SAIF deposits. The reserves of the BIF reached the level required by law in May 1995. As a result of the respective reserve levels of the funds, deposit insurance assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995 and will exceed such assessments by $.23 per $100 in deposits in 1996. This premium disparity could have a negative competitive impact on the Bank and other institutions with SAIF deposits.

    Congress is considering legislation to recapitalize the SAIF and eliminate the significant premium disparity. The pending recapitalization plan provides for the payment of a special assessment of approximately $.85 per $100 of SAIF deposits held at a date to be determined, in order to increase SAIF reserves to the level required by law. SAIF assessments for healthy savings associations would be set significantly below the current level after payment of the special assessment is made by all SAIF institutions and could never be reduced below the level imposed on BIF institutions. In addition, the FICO payments would be shared by both the SAIF and the BIF. Contributions by BIF institutions to the FICO payments might increase BIF assessments by $.02 to $.025 per $100 in deposits. These projected assessment levels may change if commercial banks holding SAIF deposits are provided some relief from the special assessment or are allowed to transfer to the BIF.

    The Bank had $25.8 million in deposits at March 31, 1995. If the special assessment is $.85 per $100 in deposits, the Bank could pay an aggregate additional assessment of approximately $219,000. Although the assessment should be tax-deductible, it will reduce earnings and capital for the quarter in which it is reported.

    The recapitalization plan also provides for the merger of the SAIF and BIF on January 1, 1998, and for the elimination of the federal thrift charter or of the separate federal regulation of thrifts prior thereto. Under the legislation, the OTS would cease to exist and the Bank would be regulated under federal law as a bank and, as a result, would become subject to the more restrictive activity limitations imposed on national banks. Proposed legislation would also eliminate the deduction for income tax purposes of amounts designated as reserved for bad debts. See Note 12 of the Notes to the Financial Statements. Such legislation would require, generally, that bad debt reserves taken by such savings associations after 1987 using the percentage of taxable income method would be included in future taxable income of the Bank over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. No recapture would be required for pre-1988 bad debt reserves. The requirement that the Bank convert to a bank charter and the proposed tax legislation could have an adverse effect on the Holding Company and the Bank, although until such proposals are acted upon by Congress, the extent of such effect is uncertain.

    No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. If the proposed legislation is not adopted, SAIF premiums may increase and the disparity between BIF and SAIF premiums may become more pronounced, which would negatively impact the Bank. See "REGULATION -- Federal Deposit Insurance Corporation -- Deposit Insurance."

POTENTIAL IMPACT OF BENEFIT PLANS ON NET EARNINGS AND SHAREHOLDERS' EQUITY

    Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"), published by the American Institute of Certified Public Accountants (the "AICPA") requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. If the Common Shares acquired by the

ESOP appreciate in value over time, the Holding Company may incur increased compensation expense relating to the ESOP. In addition, SOP 93-6 requires that, for the purpose of computing primary and fully diluted earnings per share, ESOP shares that have not been committed to be released are not considered outstanding. See "PRO FORMA DATA" for pro forma information which includes the effects of SOP 93-6 on net earnings and shareholders' equity.

    If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect of up to approximately 7.4% on the interests of the Holding Company's shareholders.

    It is expected that, following the consummation of the Conversion, the Holding Company will adopt the Stock Option Plan and the RRP. If adopted during the first year after the Conversion, the Stock Option Plan and the RRP are required to be approved by the Holding Company's shareholders prior to implementation. Under the RRP, directors, officers and employees of the Bank could be awarded an aggregate amount of shares equal to 4% of the Common Shares issued in the Conversion. Under the Stock Option Plan, directors, officers and employees could be granted options to purchase an aggregate amount of shares equal to 10% of the Common Shares issued in the Conversion. See "MANAGEMENT -- Recognition and Retention Plan."

    The shares issued to participants under the RRP could be newly issued shares or shares purchased in the market. In the event the shares issued under the RRP consist of newly issued common shares, the interests of existing shareholders would be diluted. Shares issued pursuant to the exercise of options under the Stock Option Plan will be authorized but unissued shares, unless the Holding
Company has treasury shares at the time of exercise and elects to use the treasury shares. At the midpoint of the estimated Valuation Range, if all shares under these plans were newly issued and the exercise price for the option shares were equal to the $10 per share purchase price in the Conversion, the pro forma book value per share of the outstanding common shares at March 31, 1996, would decrease from $16.00 to $15.77. See "PRO FORMA DATA" and "MANAGEMENT -- Stock Benefit Plans -- Stock Option Plan."

LIMITED MARKET FOR THE COMMON SHARES

    There is presently no market for the Common Shares. The existence of a market in the Common Shares upon the completion of the Conversion will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time. It is expected that the Common Shares will be traded in the over-the-counter market and will be quoted through brokers participating on the NDQS. Because of the limited size of the Offering, however, it is unlikely that an active market for the common shares will develop after the completion of the Conversion or, if such market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares.

    The aggregate offering price for the Common Shares is based upon an independent appraisal of the Bank. The appraisal is not a recommendation as to the advisability of purchasing Common Shares. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold." No assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at a price at or above the offering price. The appraisal of the pro forma market value of the Bank, as converted, does not represent Keller's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion.

ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE SALES OF COMMON SHARES FOR PREMIUM PRICES

    The Articles of Incorporation and Code of Regulations of the Holding Company and the Amended Articles of Incorporation of the Bank contain certain provisions that could deter or prohibit non-negotiated changes in the control of the Holding Company and the Bank. Such provisions include a restriction on the direct or indirect acquisition of more than 10% of the outstanding shares of the Bank by any person during the five-year period following the effective date of the Conversion, the ability to issue additional common shares and a supermajority voting requirement for certain transactions. See "DESCRIPTION OF AUTHORIZED SHARES" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK."

    The Articles of Incorporation of the Holding Company provide that if the Board of Directors recommends that shareholders approve certain matters, including mergers, acquisitions of a majority of the shares of the Holding Company or the transfer of substantially all of the assets of the Holding Company, the affirmative vote of the holders of only a majority of the voting shares of the Holding Company is required to approve such matter. If, however, the Board of Directors recommends against the approval of any such matter, the affirmative vote of the holders of at least 75% of the voting shares of the Holding Company is required to approve such matters. The existence of such 75% provision in the Articles of Incorporation of the Holding Company may make more difficult actions which certain shareholders may deem to be in their best interests.

    Officers and directors of the Holding Company are expected to purchase approximately 21% of the shares issued in connection with the Conversion. In addition, officers of the Holding Company will be able to vote shares allocated to their accounts under the ESOP, which intends to purchase approximately 8% of the shares issued in connection with the Conversion. The ESOP trustee must vote shares allocated under the ESOP as directed by the participants to whom the shares are allocated and vote unallocated shares in his sole discretion. The RRP may acquire Common Shares in the open market or acquire authorized but unissued common shares from the Holding Company following approval of the RRP by the shareholders of the Holding Company in an amount equal to up to 4% of the Common Shares issued in connection with the Conversion. The RRP trustees, who are expected to be three directors of the Bank, will vote shares awarded but not distributed under the RRP in their discretion.

    In view of the various provisions of the Articles of Incorporation and the stock benefit plans of the Holding Company and the Bank, the aggregate ownership by the ESOP, the RRP and the directors and officers of the Holding Company and the Bank may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Thus, officers and directors, who are anticipated to be allocated or awarded shares under such plans, will have a significant influence over the vote on any such transaction and may be able to defeat such a proposal. The Boards of Directors of the Holding Company and the Bank believe that such provisions will be in the best interests of shareholders by encouraging prospective acquirors to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of the Common Shares or deprive shareholders of the opportunity to sell their shares for premium prices.

    Federal law and Ohio law also restrict the acquisition of control of the Holding Company and the Bank. Any or all of these provisions may facilitate the perpetuation of current management and discourage proxy contests or takeover attempts not first negotiated with the Board of Directors. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK."

    Regulations of the OTS also restrict the ability of any person to acquire the beneficial ownership of more than 10% of any class of voting equity security of the Bank or the Holding Company without the prior written approval of or lack of objection by the OTS. Such restrictions could restrict the use of revocable proxies. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK."

RELIANCE ON KEY PERSONNEL

    The Bank depends to a considerable degree on a limited number of key management personnel. In particular, the loss of the services of Laird L. Lazelle, the President and Chief Executive Officer of the Bank, could adversely impact the Bank. In order to minimize the likelihood of such negative impact, the Bank intends to enter into an employment agreement with Mr. Lazelle. See "MANAGEMENT -- Employment Agreement."

                                USE OF PROCEEDS

    The following table presents the estimated gross and net proceeds from the sale of the Common Shares in connection with the Conversion based on the Valuation Range:

                                                     MINIMUM      MID-POINT      MAXIMUM     MAXIMUM, AS ADJUSTED
                                                   ------------  ------------  ------------  ---------------------
Gross proceeds...................................  $  2,975,000  $  3,500,000  $  4,025,000      $   4,628,750
Less estimated expenses..........................       251,000       251,000       251,000            251,000
                                                   ------------  ------------  ------------        -----------
Total net proceeds...............................  $  2,724,000  $  3,249,000  $  3,774,000      $   4,377,750
                                                   ------------  ------------  ------------        -----------
                                                   ------------  ------------  ------------        -----------

    The net proceeds may vary depending upon financial and market conditions at the time of the completion of the Offering. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold." Actual expenses may be more or less than estimated. See "THE CONVERSION -- Plan of Distribution ."

    The Holding Company will retain 50% of the net proceeds from the sale of the Common Shares, approximately $1.62 million at the mid-point of the Valuation Range. Such proceeds will be used by the Holding Company to lend up to $370,300, at the maximum, as adjusted, of the Valuation Range, to the ESOP to acquire Common Shares in the Offering and for general corporate purposes, which may include dividends, repurchases of Common Shares and acquisitions of other financial institutions. The Holding Company presently has no plans or agreements relating to any such acquisitions or repurchases. OTS regulations generally prohibit stock repurchases in the six months following the completion of the Conversion without the prior approval of the OTS. See "THE CONVERSION -- Restrictions on Repurchase of Common Shares."

    The remainder of the net proceeds received from the sale of the Common Shares, approximately $1.34 million at the mid-point of the Valuation Range, will be invested by the Holding Company in the capital stock to be issued by the Bank to the Holding Company as a result of the Conversion. Such investment will increase the regulatory capital of the Bank and will permit the Bank to expand its lending and investment activities and to enhance customer services. The Bank anticipates that such net proceeds will be used to originate mortgage loans.

                          MARKET FOR THE COMMON SHARES

    There is presently no market for the Common Shares. The existence of a market in the Common Shares upon the completion of the Conversion will depend upon the presence in the marketplace of both willing buyers and willing sellers at any given time. It is expected that the Common Shares will be traded in the over-the-counter market and will be quoted through brokers participating on the NDQS. Because of the limited size of the Offering, however, it is unlikely that an active market for the common shares will develop after the completion of the Conversion or, if such market does develop, that it will continue. Investors should consider, therefore, the potentially illiquid and long-term nature of an investment in the Common Shares. See "RISK FACTORS -- Limited Market for the Common Shares."

    The appraisal of the pro forma market value of the Bank, as converted, does not represent Keller's opinion as to the price at which the Common Shares may trade. There can be no assurance that the Common Shares may later be resold at the price at which they are purchased in connection with the Conversion.

                                DIVIDEND POLICY

    The declaration and payment of dividends by the Holding Company will be subject to the discretion of the Board of Directors of the Holding Company, to the earnings and financial condition of the Holding Company and to general economic conditions. If the Board of Directors of the Holding Company determines in the exercise of its discretion that the net income, capital and consolidated financial condition of the Holding Company and the general economy justify the declaration and payment of dividends by the Holding Company, the Board of Directors of the Holding Company may authorize the payment of dividends on the Common Shares, subject to the limitation under Ohio law that a corporation may pay dividends only out of surplus. There can be no assurance that dividends will be paid on the Common Shares or, if paid, will continue to be paid.

    Other than earnings on the investment of the proceeds retained by the Holding Company, the only source of income of the Holding Company will be dividends periodically declared and paid by the Board of Directors of the Bank on the common shares of the Bank held by the Holding Company. The declaration and payment of dividends by the Bank to the Holding Company will be subject to the discretion of the Board of Directors of the Bank, to the earnings and financial condition of the Bank, to general economic conditions and to federal and state restrictions on the payment of dividends by thrift institutions. Under regulations of the OTS applicable to converted savings associations, the Bank will not be permitted to pay a cash dividend on its capital stock after the Conversion if its regulatory capital would, as a result of the payment of such dividend, be reduced below the amount required for the Liquidation Account or the applicable regulatory capital requirement prescribed by the OTS. See "THE CONVERSION -- Principal Effects of the Conversion -- Liquidation Account" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." The Bank may not pay a dividend unless such dividend also complies with a regulation of the OTS limiting capital distributions by savings associations. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association. See "REGULATION -- Office of Thrift Supervision -- Limitations on Capital Distributions."

                         REGULATORY CAPITAL COMPLIANCE

    The following table sets forth the historical and pro forma regulatory capital of the Bank at March 31, 1996, based on the receipt of 50% of the net proceeds for the number of Common Shares indicated. Estimated expenses used in determining the net proceeds are $251,000:

                                                   PRO FORMA CAPITAL AT MARCH 31, 1996, ASSUMING THE SALE OF:
                             ------------------------------------------------------------------------------------------------------
                                                        297,500 COMMON SHARES     350,000 COMMON SHARES     402,500 COMMON SHARES
                             HISTORICAL AT MARCH 31,      (OFFERING PRICE OF        (OFFERING PRICE OF        (OFFERING PRICE OF
                                       1996               $10.00 PER SHARE)         $10.00 PER SHARE)         $10.00 PER SHARE)
                             ------------------------  ------------------------  ------------------------  ------------------------
                               AMOUNT       PERCENT      AMOUNT       PERCENT      AMOUNT       PERCENT      AMOUNT       PERCENT
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                     (DOLLARS IN THOUSANDS)
Capital under generally
 accepted accounting
 principles, before
 adjustments (1)...........   $   2,772         8.73%   $   4,134        12.40%   $   4,397        13.07%   $   4,659        13.72%
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
Current tangible capital:
  Capital level............   $   2,772         8.73%   $   4,134        12.40%   $   4,397        13.07%   $   4,659        13.72%
  Requirement (2)..........         476         1.50          500         1.50          505         1.50          509         1.50
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
  Excess...................   $   2,296         7.23%   $   3,634        10.90%   $   3,892        11.57%   $   4,150        12.22%
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
Current core capital:
  Capital level............   $   2,772         8.73%   $   4,134        12.40%   $   4,397        13.07%   $   4,659        13.72%
  Requirement (2)..........         952         3.00        1,000         3.00        1,009         3.00        1,018         3.00
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
  Excess...................   $   1,820         5.73%   $   3,134         9.40%   $   3,388        10.07%   $   3,641        10.72%
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
Current risk-based
 capital: (1)
  Capital level (3)........   $   2,868        19.59%   $   4,230        28.28%   $   4,493        29.91%   $   4,755        31.53%
  Requirement (2)..........       1,171         8.00        1,197         8.00        1,202         8.00        1,207         8.00
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
  Excess...................   $   1,697        11.59%   $   3,033        20.28%   $   3,291        21.91%   $   3,548        23.53%
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----
                             -----------       -----   -----------       -----   -----------       -----   -----------       -----


                              462,875 COMMON SHARES

                                (OFFERING PRICE OF
                                $10.00 PER SHARE)
                             ------------------------
                               AMOUNT       PERCENT
                             -----------  -----------

Capital under generally
 accepted accounting
 principles, before
 adjustments (1)...........   $   4,961        14.46%
                             -----------       -----
                             -----------       -----
Current tangible capital:
  Capital level............   $   4,961        14.46%
  Requirement (2)..........         514         1.50
                             -----------       -----
  Excess...................   $   4,447        12.96%
                             -----------       -----
                             -----------       -----
Current core capital:
  Capital level............   $   4,961        14.46%
  Requirement (2)..........       1,029         3.00
                             -----------       -----
  Excess...................   $   3,932        11.46%
                             -----------       -----
                             -----------       -----
Current risk-based
 capital: (1)
  Capital level (3)........   $   5,057        33.37%
  Requirement (2)..........       1,212         8.00
                             -----------       -----
  Excess...................   $   3,845        25.37%
                             -----------       -----
                             -----------       -----

- ------------------------------
(1) Assumes that the net proceeds received by the Bank will be invested in assets having a risk-weighting of 0%.

(2) Tangible and core capital are shown as a percent of adjusted total assets, and risk-based capital levels are shown as a percent of risk-weighted assets in accordance with OTS regulations. Reflects a reduction for unearned ESOP and RRP shares equal to 8% and 4%, respectively, of the Offering.

(3) Risk-weighted capital includes $96,000 of qualifying general loan loss allowances.

                                 CAPITALIZATION

    Set forth below is the historical capitalization of the Bank at March 31, 1996, and the pro forma consolidated capitalization of the Holding Company as adjusted to give effect to the sale of Common Shares based on the Valuation Range and estimated expenses. See "USE OF PROCEEDS" and "THE CONVERSION -- Pricing and Number of Common Shares to be Sold."

                                                           PRO FORMA CAPITALIZATION OF THE HOLDING COMPANY
                                                               AT MARCH 31, 1996, ASSUMING THE SALE OF:
                                                ----------------------------------------------------------------------
                                  HISTORICAL     297,500 COMMON    350,000 COMMON    402,500 COMMON    462,875 COMMON
                                CAPITALIZATION  SHARES (OFFERING  SHARES (OFFERING  SHARES (OFFERING  SHARES (OFFERING
                                OF THE BANK AT  PRICE OF $10.00   PRICE OF $10.00   PRICE OF $10.00   PRICE OF $10.00
                                MARCH 31, 1996     PER SHARE)        PER SHARE)        PER SHARE)        PER SHARE)
                                --------------  ----------------  ----------------  ----------------  ----------------
                                                                    (IN THOUSANDS)
Deposits (1)..................    $   27,780      $   27,780        $   27,780        $   27,780        $   27,780
FHLB advances.................           842             842               842               842               842
                                     -------         -------           -------           -------           -------
  Total deposits and borrowed
   funds......................    $   28,662      $   28,662        $   28,662        $   28,662        $   28,662
Capital and retained earnings:
Common Shares, no par value
 per share:
 authorized -- 1,000,000
 shares; assumed outstanding
 -- as shown (2)..............        --               --                --                --                --
Additional paid-in capital
 (3)..........................        --               2,724             3,249             3,774             4,378
Retained earnings.............         2,772           2,772             2,772             2,772             2,772
Less:
Common Shares acquired by the
 ESOP (4).....................        --                (238)             (280)             (322)             (370)
  Common Shares acquired by
   the RRP(5).................        --                (119)             (140)             (161)             (185)
  Total capital and retained
   earnings...................    $    2,772      $    5,139        $    5,601        $    6,063        $    6,595
                                     -------         -------           -------           -------           -------
                                     -------         -------           -------           -------           -------

- ------------------------
(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Shares in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) The number of Common Shares to be issued will be determined on the basis of the final valuation of the Bank. See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold." Common Shares assumed outstanding does not reflect the issuance of any common shares which may be reserved for issuance under the Stock Option Plan. See "MANAGEMENT -- Stock Benefit Plans -- Stock Option Plan."

(3) Reflects receipt of the proceeds from the sale of the Common Shares, net of estimated expenses, of approximately $2,724,000, $3,249,000, $3,774,000 and $4,377,750 at the minimum, mid-point, maximum and maximum, as adjusted, respectively, of the Valuation Range.

(4) Assumes that 8.0% of the Common Shares sold in connection with the Conversion will be acquired by the ESOP with funds borrowed by the ESOP from the Holding Company for a term of seven years at a rate of 6.11%. The ESOP loan will be secured solely by the Common Shares purchased by the ESOP. The Bank has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the Bank's total capital and retained earnings, as reflected in the table. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase common shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases would have a dilutive effect of approximately 7.4% on the interests of the Holding Company's shareholders. See "MANAGEMENT -- Stock Benefit Plans -- Employee Stock Ownership Plan" and "RISK FACTORS -- Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

(5) Assumes that 4.0% of the Common Shares will be acquired in the open market by the RRP after the Conversion at a price of $10 per share. There can be no assurance that the RRP will be implemented, that a sufficient number of shares will be available for purchase by the RRP, that shares could be purchased at a price of $10 per share or that the shareholders will approve the RRP if it is implemented during the first year after the Conversion. A higher price per share, assuming the purchase of the entire 4.0% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. The RRP may purchase shares in the open market or may purchase authorized but unissued shares from the Holding Company. If authorized but unissued shares are purchased, the interests of existing shareholders would be diluted approximately 3.85%. See "MANAGEMENT -- Stock Benefit Plans -- Recognition and Retention Plan."

                                 PRO FORMA DATA

    Set forth below are the pro forma consolidated net income of the Holding Company for the nine months ended March 31, 1996, and for the year ended June 30, 1995, and the pro forma consolidated shareholders' equity of the Holding Company at March 31, 1996, and June 30, 1995, along with the related pro forma earnings per share and pro forma shareholders' equity per share amounts, giving effect to the sale of the Common Shares in connection with the Conversion. The computations are based on the assumed issuance of 297,500 Common Shares (minimum of the Valuation Range), 350,000 Common Shares (mid-point of the Valuation Range), 402,500 Common Shares (maximum of the Valuation Range) and 462,875 Common Shares (15% above the maximum of the Valuation Range). See "THE CONVERSION -- Pricing and Number of Common Shares to be Sold." The pro forma data is based on the following assumptions: (i) the sale of the Common Shares occurred at the beginning of the period and yielded the net proceeds indicated;
(ii) such net proceeds were invested at the beginning of the period to yield annualized after-tax net returns of 3.60%; and (iii) no withdrawals from existing deposit accounts were made to purchase the Common Shares. The assumed returns are based on the one-year U.S. Treasury bill yield of 5.45% in effect at March 31, 1996. This rate was used as an alternative to the arithmetic average of the Banks' interest-earning assets and interest-bearing liabilities. Management believes that the U.S. Treasury bill yield is more indicative of the rate of return that can be achieved on the investment of the Conversion proceeds. Actual yields may differ, however, from the assumed returns. The pro forma consolidated net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period.

    As the table demonstrates, pro forma consolidated earnings per share and pro forma consolidated shareholders' equity per share decrease as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range. Conversely, the offering price as a multiple of pro forma earnings per share and as a percent of pro forma shareholders' equity per share increase as the amount of Common Shares sold moves from the minimum of the Valuation Range to the adjusted maximum of the Valuation Range.

    THE PRO FORMA DATA AND ACCOMPANYING NOTES SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE HEREIN. THE PRO FORMA DATA IS PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT PURPORT TO REPRESENT WHAT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS ACTUALLY WOULD HAVE BEEN HAD THE AFOREMENTIONED

TRANSACTIONS BEEN COMPLETED AS OF THE DATE OR AT THE BEGINNING OF THE PERIODS INDICATED, OR TO PROJECT THE HOLDING COMPANY'S FINANCIAL POSITION OR RESULTS OF OPERATIONS AT ANY FUTURE DATE OR FOR ANY FUTURE PERIOD.

                                                   AT AND FOR THE NINE MONTHS ENDED MARCH 31, 1996, ASSUMING THE SALE OF:
                                                 --------------------------------------------------------------------------
                                                      297,500            350,000            402,500            462,875
                                                   COMMON SHARES      COMMON SHARES      COMMON SHARES      COMMON SHARES
                                                  (OFFERING PRICE    (OFFERING PRICE    (OFFERING PRICE    (OFFERING PRICE
                                                        OF                 OF                 OF                 OF
                                                 $10.00 PER SHARE)  $10.00 PER SHARE)  $10.00 PER SHARE)  $10.00 PER SHARE)
                                                 -----------------  -----------------  -----------------  -----------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.................................     $   2,975          $   3,500          $   4,025          $   4,629
Estimated expenses.............................          (251)              (251)              (251)              (251)
                                                       ------             ------             ------             ------
Estimated net proceeds.........................         2,724              3,249              3,774              4,378
Less common stock acquired by the ESOP (1).....          (238)              (280)              (322)              (370)
Less common stock acquired by the RRP (1)......          (119)              (140)              (161)              (185)
                                                       ------             ------             ------             ------
Net cash proceeds..............................     $   2,367          $   2,829          $   3,291          $   3,823
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Net income:....................................
Historical.....................................     $      66          $      66          $      66          $      66
Pro forma net income on net proceeds...........            64                 76                 89                102
Pro forma adjustment for the ESOP (1)..........           (17)               (20)               (23)               (27)
Pro forma adjustment for the RRP (2)...........           (12)               (14)               (16)               (19)
                                                       ------             ------             ------             ------
Pro forma net income...........................     $     101          $     108          $     116          $     122
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Per share net income:
Historical.....................................     $    0.30          $    0.25          $    0.22          $    0.20
Pro forma net income on net proceeds...........          0.29               0.29               0.29               0.29
Pro forma adjustment for the ESOP (1)..........         (0.08)             (0.08)             (0.08)             (0.08)
Pro forma adjustment for the RRP (2)...........         (0.05)             (0.05)             (0.05)             (0.06)
                                                       ------             ------             ------             ------
Pro forma earnings per share (3)(4)............     $    0.46          $    0.41          $    0.38          $    0.35
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Offering price as a multiple of pro forma
 earnings per share............................         20.52              22.71              24.22              25.84
Shareholders' equity (5):
Historical.....................................     $   2,772          $   2,772          $   2,772          $   2,772
Estimated net proceeds from the sale of Common
 Shares........................................         2,724              3,249              3,774              4,378
Less unearned ESOP shares (1)..................          (238)              (280)              (322)              (370)
Less unearned RRP shares (2)...................          (119)              (140)              (161)              (185)
                                                       ------             ------             ------             ------
Pro forma shareholders' equity.................     $   5,139          $   5,601          $   6,063          $   6,595
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Per share shareholders' equity:
Historical.....................................     $    9.32          $    7.92          $    6.89          $    5.99
Estimated net proceeds.........................          9.16               9.29               9.38               9.46
Less unearned ESOP shares (1)..................         (0.80)             (0.80)             (0.80)             (0.80)
Less unearned RRP shares (2)...................         (0.40)             (0.40)             (0.40)             (0.40)
                                                       ------             ------             ------             ------
Pro forma shareholders' equity per share (3)...     $   17.28          $   16.00          $   15.07          $   14.25
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Ratio of offering price to pro forma
 shareholders' equity per share................         57.89%             62.49%             66.39%             70.19%
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------

- ------------------------
(Footnotes on page 22)

                                                       AT AND FOR THE YEAR ENDED JUNE 30, 1995, ASSUMING THE SALE OF:
                                                 --------------------------------------------------------------------------
                                                      297,500            350,000            402,500            462,875
                                                   COMMON SHARES      COMMON SHARES      COMMON SHARES      COMMON SHARES
                                                  (OFFERING PRICE    (OFFERING PRICE    (OFFERING PRICE    (OFFERING PRICE
                                                        OF                 OF                 OF                 OF
                                                 $10.00 PER SHARE)  $10.00 PER SHARE)  $10.00 PER SHARE)  $10.00 PER SHARE)
                                                 -----------------  -----------------  -----------------  -----------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.................................     $   2,975          $   3,500          $   4,025          $   4,629
Estimated expenses.............................          (251)              (251)              (251)              (251)
                                                       ------             ------             ------             ------
Estimated net proceeds.........................         2,724              3,249              3,774              4,378
Less common stock acquired by the ESOP (1).....          (238)              (280)              (322)              (370)
Less common stock acquired by the RRP (2)......          (119)              (140)              (161)              (185)
                                                       ------             ------             ------             ------
Net cash proceeds..............................     $   2,367          $   2,829          $   3,291          $   3,823
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Net income:
Historical.....................................     $     125          $     125          $     125          $     125
Pro forma net income on net proceeds...........            85                102                118                137
Pro forma adjustment for the ESOP (1)..........           (22)               (26)               (30)               (35)
Pro forma adjustment for the RRP (2)...........           (16)               (18)               (21)               (24)
                                                       ------             ------             ------             ------
Pro forma net income...........................     $     172          $     183          $     192          $     203
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Per share net income:
Historical.....................................     $    0.42          $    0.36          $    0.31          $    0.27
Pro forma net income on net proceeds...........          0.29               0.29               0.29               0.29
Pro forma adjustment for the ESOP (1)..........         (0.08)             (0.08)             (0.08)             (0.08)
Pro forma adjustment for the RRP (2)...........         (0.05)             (0.05)             (0.05)             (0.05)
                                                       ------             ------             ------             ------
Pro forma earnings per share (3)(6)............     $    0.58          $    0.52          $    0.47          $    0.43
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Offering price as a multiple of pro forma
 earnings per share............................         16.07              18.11              19.51              21.28
Shareholders' equity (5):
Historical.....................................     $   2,706          $   2,706          $   2,706          $   2,706
Estimated net proceeds from the sale of Common
 Shares........................................         2,724              3,249              3,775              4,378
Less unearned ESOP shares (1)..................          (238)              (280)              (322)              (370)
Less unearned RRP shares (2)...................          (119)              (140)              (161)              (185)
                                                       ------             ------             ------             ------
Pro forma shareholders' equity.................     $   5,073          $   5,535          $   5,998          $   6,529
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Per share shareholders' equity:
Historical.....................................     $    9.10          $    7.73          $    6.72          $    5.85
Estimated net proceeds.........................          9.16               9.29               9.38               9.46
Less unearned ESOP shares (1)..................         (0.80)             (0.80)             (0.80)             (0.80)
Less unearned RRP shares (2)...................         (0.40)             (0.40)             (0.40)             (0.40)
                                                       ------             ------             ------             ------
Pro forma shareholders' equity per share (3)...     $   17.06          $   15.82          $   14.90          $   14.11
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------
Ratio of offering price to pro forma
 shareholders' equity per share................         58.64%             63.23%             67.12%             70.90%
                                                       ------             ------             ------             ------
                                                       ------             ------             ------             ------

- ------------------------
(Footnotes on next page)

(1) Assumes that 8.0% of the Common Shares sold in connection with the Conversion will be purchased by the ESOP and that the funds used to acquire such shares will be borrowed by the Bank from the Holding Company with repayment thereof secured solely by the Common Shares purchased by the ESOP. The Bank has agreed, however, to use its best efforts to fund the ESOP based on future earnings, which best efforts funding will reduce the income on the equity raised in connection with the Conversion, as reflected in the table. Assumes the level amortization of the ESOP loan over a period of seven years, with assumed tax benefits of 34%. See "MANAGEMENT -- Employee Stock Ownership Plan." The Board of Directors may elect to issue the ESOP shares from authorized but unissued shares. The issuance of authorized but unissued shares to the ESOP would have the effect of diluting the percentage interest of existing shareholders by 7.41%.

(2) Assumes that 4.0% of the Common Shares sold in connection with the Conversion will be purchased by the RRP after the Conversion at a price of $10 per share and that one-fifth of the purchase price of the RRP shares will be expensed in each of the first five years after the Conversion. If the RRP is implemented in the first year after the completion of the Conversion, it will be subject to various OTS requirements, including the requirement that the RRP be approved by the shareholders of the Holding Company. There can be no assurance that the RRP will be approved by the shareholders, that a sufficient number of shares will be available for purchase by the RRP or that the shares could be purchased at $10 per share. A higher per share price, assuming the purchase of the entire 4.0% of the shares, would reduce pro forma net earnings and pro forma shareholders' equity. If an insufficient number of shares is available in the open market to fund the RRP at the desired level, the Holding Company may issue additional authorized shares. The issuance of authorized but unissued shares in an amount equal to 4.0% of the Common Shares issued in the Conversion would result in a 3.85% dilution in earnings per share and book value per share on a pro forma basis. See "MANAGEMENT -- Recognition and Retention Plan and Trust."

(3) No effect has been given to shares reserved for issuance upon the exercise of options pursuant to the Stock Option Plan. See "MANAGEMENT -- Stock Option Plan."

(4) Assumes that the ESOP holds 23,800 shares, 28,000 shares, 32,200 shares and 37,030 shares, at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively, for purposes of computing earnings per share. Pursuant to SOP 93-6, only ESOP shares which will be allocated over the period are included in the earnings per share calculation. Application of SOP 93-6 to the nine months ended March 31, 1996, would result in an earnings per share presentation of $.49, $.44, $.41 and $.39, reflecting weighted average shares outstanding of 277,100 shares, 326,000 shares, 374,900 shares and 431,135 shares at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively. SOP 93-6 also requires ESOP expense to be measured based on the fair value of the shares to be allocated. The table reflects the ESOP cost at the $10 offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

(5) The effect of the Liquidation Account is not included in these computations. For additional information concerning the Liquidation Account, see "THE CONVERSION -- Principal Effects of the Conversion -- Liquidation Account." The amounts shown do not reflect the federal income tax consequences of the potential restoration of the bad debt reserves to income for tax purposes, which would be required in the event of liquidation. See "TAXATION -- Federal Taxation."

(6) Assumes that ESOP shares of 23,800 shares, 28,000 shares, 32,200 shares and 37,030 shares, at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively, are outstanding for purposes of computing earnings per share. Pursuant to SOP 93-6, only ESOP shares which will be allocated over the period are included in the earnings per share calculation. Application of SOP 93-6 to the year ended June 30, 1995, would result in an earnings per share presentation of $.62, $.55, $.51 and $.47, reflecting weighted average shares outstanding of 277,100 shares, 326,000 shares, 374,900 shares and 431,135 shares at the minimum, mid-point, maximum and adjusted maximum of the Valuation Range, respectively. SOP 93-6 also requires ESOP expense to be measured based on the fair value of the shares to be allocated. The table reflects the ESOP cost at the $10 offering price of the Common Shares in the Conversion, which may be more or less than the fair value at which the shares are ultimately allocated.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Bank is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in mortgage loans secured by one- to four-family residential real estate located in the Bank's primary market area. The Bank also originates loans for the construction or improvement of one- to four-family residential real estate, loans secured by multi-family residential real estate (over four units) and nonresidential real estate and consumer loans, and invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities and other investments permitted by law.

    Prior to 1994, Foundation's primary business activity was offering retirement savings accounts, with those specialized accounts constituting as much as 60% of total deposits. Lending activity was not pursued aggressively, and the loans that were originated during that time did not conform to secondary market underwriting and documentation standards.

    In 1994, the Bank experienced a management change following the death of its long-time managing officer. The Bank's business plan was revised and a new course was charted to diversify the business of the Bank. In general, the new business plan focused on the restructuring of the Bank's deposit liabilities, primarily the discontinuation of short-term adjustable-rate individual retirement accounts ("IRAs"), and the development of a lending program that emphasized the active origination of loans.

    The restructuring of the deposit liabilities occurred over a period of approximately 18 months in 1994 and 1995. As existing accounts matured during that period, the account holders were encouraged to transfer their retirement accounts into more traditional fixed-rate time deposits. At March 31, 1996, the Bank's deposits totalled $27.8 million, approximately 40% of which were IRAs that were invested in the Bank's standard certificate of deposit products.

    To increase its lending business, the Bank has become an approved seller/servicer for the Federal National Mortgage Association ("FNMA") and has established correspondent lending relationships with several national institutional mortgage investors. Other enhancements to the lending function include the addition to the Bank's staff of a loan originator and technological improvements which enable the Bank to approve loans quickly, often within 24 hours of receipt of an application.

    The principal determinants of the Bank's net income are the Bank's net interest income and its operating expenses. As a result of its location in downtown Cincinnati, the Bank generally has not attracted a significant number of passbook and checking accounts, but has instead had to rely heavily on time deposits. Moreover, the Bank has historically had to price its time deposits at the top of the market to attract and retain accounts. These competitive pressures have resulted in the Bank having a higher cost of funds than its peer group. To some extent, the Bank has compensated for its lower than average net interest income by maintaining expenses at levels below its peer group. Because of its high concentration of certificate accounts, which are not as labor-intensive as transaction accounts, and the automation of the lending function, the Bank has approximately one-third fewer employees than its peer group and a ratio of noninterest expense to assets that is approximately 50 basis points lower than its peer group average.

ANALYSIS OF FINANCIAL CONDITION

    The Bank's assets totalled $31.7 million at March 31, 1996, a decrease in total assets of $111,500, or 0.4%, from June 30, 1995, assets of $31.8 million. The decrease in asset levels was attributable to the repayment of FHLB advances in the amount of $350,000, resulting in a 29.3% reduction of total borrowings.

    During the nine-month period ended March 31, 1996, investment securities declined by $650,000, or 61.9%, as a result of maturities and prepayments, and mortgage-backed securities balances decreased by $575,000, or 10.4%, as a result of increased levels of repayments as the underlying mortgages were refinanced by borrowers seeking lower interest rates. Also during the period, deposits increased $43,000, or 0.2%, accrued expenses increased $22,000, or 18.9%, and advances from borrowers for taxes and insurance increased $96,369, or 246.6%, as a result of both a new loan policy requiring borrowers to maintain escrow accounts and the timing of such tax and insurance payments.

    The foregoing changes funded an increase in cash and interest bearing accounts of $293,400, or 7.4%, an increase in loans receivable of $848,500, or 4.1%, and the repayment of FHLB advances of $350,000, or 29.3%. Retained earnings increased $66,000, or 2.4%, as a result of equivalent net income for the nine months ended March 31, 1996.

    The Bank's allowance for losses on loans totalled $103,700 at March 31, 1996, as compared to $98,100 at June 30, 1995. The $5,600 increase in the allowance during the nine-month period was the result of a $34,000 provision and write-offs, net of recoveries, of $28,400.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTH PERIODS ENDED MARCH 31, 1996 AND 1995

    GENERAL. The Bank's net income totalled $66,000 for the nine months ended March 31, 1996, a decrease of $25,500, or 27.9%, from the $91,500 in net earnings for the same period in 1995. The decrease in earnings was the result of a decrease in net interest income of $28,400, or 4.7%, and an increase in the provision for losses on loans of $25,000, or 277.8%. These amounts were partially offset by an increase in other income of $4,900, or 10.4%, a reduction in general and administrative expense of $12,000, or 2.4%, and a decrease of $11,000 in federal income taxes.

    NET INTEREST INCOME. Total interest income for the nine months ended March 31, 1996, increased $190,200, or 11.9%, compared to the same period in the 1995 fiscal year, while interest expense increased $218,600, or 22.1%, resulting in a decrease in net interest income of $28,400, or 4.7%. During the nine-month period, which was a period of rising interest rates, the Bank's liabilities were repricing more rapidly than its assets.

    Interest income on loans increased $133,000, or 10.9%, for the nine months ended March 31, 1996, as compared to the 1995 period. The increase resulted from a higher portfolio balance and an increased weighted average yield. From July 1, 1995, to March 31, 1996, the weighted average yield on loans increased approximately 30 basis points, despite borrowers refinancing to obtain lower interest rates. Interest income on mortgage-backed securities decreased $8,700, or 3.6%, due to lower portfolio balances, but aided by increased yields as the adjustable rate securities repriced upward. From July 1, 1994, to March 31, 1996, the weighted average yield on the Bank's mortgage-backed securities increased approximately 75 basis points. Interest on investments increased $1,100, or 2.2%, and interest on interest-bearing deposits increased $64,800, or 86.2%, due to higher balances and higher interest rates. From July 1, 1995, to March 31, 1996, the yield on interest-bearing deposits increased approximately 75 basis points.

    Interest expense on deposits for the nine months ended March 31, 1996, increased $220,800, or 23.3%, as a result of higher interest rates paid on deposits. From June 30, 1994, to March 31, 1996, the weighted cost of deposits increased 114 basis points. Interest on borrowings for the nine month period decreased $2,200, or 5.3%, from 1995 to 1996 as the level of FHLB advances was reduced.

    Although both interest income and the cost of funds increased during the nine months ended March 31, 1996, interest rates have been more volatile for assets. The downward pressure on rates during the first quarter of 1996 was greater in the 15 year to 30 year range than in the short end of the rate curve. Consequently, mortgage loan rates dropped rapidly, resulting in higher yielding mortgage loans being refinanced for lower rates. The Bank sold all of the long-term, fixed-rate loans it originated during the period, which resulted in an increase in lower-yielding cash and interest-bearing deposits. Rates then stabilized in March 1996, effectively slowing the refinancing activity. The Bank intends to reduce its cash balances by reinvesting in the mortgage market at market rates which are currently 100 basis points higher than rates were in February 1996.

    PROVISION FOR LOSSES ON LOANS. The provision for losses on loans totalled $34,000 for the nine months ended March 31, 1996, an increase of $25,000, or 277.8%, when compared to the $9,000 provision for the same period in 1995. Additions to the allowance for loan losses are generally predicated on past loss experience, the level of nonperforming loans, charge-offs, the outstanding portfolio balance and the inherent risk related to the lending function. After giving effect to loan charge-offs of $28,000 incurred during the period, the provision resulted in a net increase of approximately $5,600 in the allowance for loan losses.

    OTHER INCOME. Other income totalled $52,000 for the nine months ended March 31, 1996, an increase of $4,900, or 10.4%, from the $47,100 in other income for the comparable 1995 period. The gain on sale of loans increased $4,800, or 177.0%, due to a higher volume of loan sales as loan rates declined to levels below management's requirements for portfolio investment. Other operating income increased $1,200, or 17.4%, which was offset by a decrease in net investment property income of $1,100, or 2.7%, due to higher real estate taxes.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense decreased by $12,000, or 2.4%, for the nine months ended March 31, 1996, as compared to the same period in 1995. The decline resulted primarily from a decrease in compensation, fees and benefits of $13,500, or 4.9%, which was partially offset by an increase in franchise tax of $1,400, or 5.9%.

    FEDERAL INCOME TAXES. The provision for federal income taxes totalled $32,100 for the nine months ended March 31, 1996, a decrease of $11,000, or 25.4%, from the $43,100 provision for the comparable 1995 period, as a result of a reduction of $38,300, or 28.45% in pretax earnings for the current period.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1995 AND 1994

    GENERAL. The Bank's net income totalled $125,400 for the year ended June 30, 1995, a decrease of $69,900, or 35.8%, from the $195,300 in net earnings for the 1994 fiscal year. The decrease was the result of an increase in general, administrative and other expense of $51,200, or 8.2%, and the absence of a gain on sale of investments of $132,400 which occurred during the 1994 fiscal year. These decreases were partially offset by higher net interest income after provision for loan losses of $85,000, or 12.2%, resulting from higher spreads.

    NET INTEREST INCOME. Total interest income for the year ended June 30, 1995, increased $93,300, or 4.5%. The higher total interest income was partially offset by an increase in the cost of funds of $29,000, or 2.2%, resulting in an increase in net interest income of $64,400, or 8.8%.

    Interest on loans for the year ended June 30, 1995, increased $61,000, or 3.8%, primarily as a result of a $1.7 million increase in loans receivable. Interest on mortgage-backed securities increased $34,300, or 12.0%, which more than offset the effects of a $1.1 million decrease in the portfolio as the adjustable rate securities repriced upward. Interest on investment securities increased $41,500, or 150.2%, as the securities were held for the full year in 1995, compared to 9.5 months in 1994. Interest on interest-bearing deposits decreased $43,500, or 27.0%, as the average amount invested declined, due to increased mortgage demand.

    Interest paid on deposits for the year ended June 30, 1995, increased $11,700, or 0.9%, the result of a larger portfolio balance and higher rates paid for savings. Interest on borrowings increased $17,300, or 41.2%, due to a $300,000 six month FHLB advance which was obtained in February 1995 and repaid in September 1995.

    PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended June 30, 1995, was $12,000, a decrease of $20,600, or 63.2%, from the 1994 provision. The decrease was predicated on the reduction in loans 90 or more days delinquent and loans in foreclosure.

    OTHER INCOME. Other income for the year ended June 30, 1995, was $69,700, a decrease of $134,200 from 1994. In the 1995 period, other income included $12,200 in gains on sale of loans. Prior to that time, the Bank had not sold loans. Investment property income decreased $14,500, or 22.3%, due to a new lease at a lower rental figure and higher real estate taxes. Other operating income increased $1,700, or 30.7%, due to higher fees collected. Other income for 1994 included nonrecurring gain on sale of equipment of $1,200 and a gain on sale of investments of $132,400, resulting from the sale of Federal Home Loan Mortgage Corporation ("FHLMC") stock.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense increased $51,200, or 8.2%, for the year ended June 30, 1995, as compared to the 1994 fiscal year. The increase was principally the result of an increase in compensation, fees and benefits totaling $72,400, or 24.8%, due to the addition of one new employee and two new directors. Computer processing expense increased $3,000, or

9.8%, and franchise taxes increased $500, or 1.7%. These increases were partially offset by a decrease in deposit insurance expense of $3,600, or 5.5%, and a decrease in other operating expense of $20,100, or 15.3%, resulting from cost saving measures instituted by management.

    FEDERAL INCOME TAXES.   Federal  income taxes for  the year  ended June  30,
1995, decreased by $30,600, or 39.0%, as a direct result of lower net earnings for the 1995 fiscal year, compared to 1994.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1994 AND 1993

    GENERAL. Net income for the year ended June 30, 1994, totalled $195,300, an increase of $68,800, or 54.3%, as compared to the 1993 fiscal year. The increase was the result of an increase in other income of $67,700, or 49.6%, a decrease in general, administrative and other expense of $12,200, or 1.9%, and a decrease in the provision for loan losses of $50,000, or 60.5%, which were partially offset by a decrease in net interest income of $68,000, or 8.5%. During the first half of the 1994 fiscal year, which was a time of significant refinancing activity generally, the Bank experienced significant loan payoffs, but was inactive with respect to loan originations. The higher volume of payoffs resulted in increased levels of cash, interest-bearing deposits and mortgage-backed securities. Total interest income for the year ended June 30, 1994, decreased $228,200, or 9.9%, primarily the result of decreased interest on loans. The cost of funds also decreased $160,200, or 10.7%, due to lower deposit levels and a declining weighted average cost as interest rates generally declined.

    NET INTEREST INCOME. Interest income on loans for the year ended June 30, 1994, decreased $288,200, or 15.3%, as the portfolio was reduced due to refinancing by borrowers to obtain lower rates. Interest on mortgage-backed securities increased $54,300, or 23.4%, due to increased portfolio balances as funds generated by loan prepayments were used purchase mortgage-backed securities. Interest on investment securities increased $14,700, or 113.3%, due to increased portfolio balances, and interest on interest-bearing deposits decreased $8,900, or 5.3%, as the average balance declined.

    Interest expense on deposits for the year ended June 30, 1994, decreased $202,200, or 13.5%, as the Bank experienced an outflow of deposits as depositors sought higher-yielding investments in the declining rate environment. Interest expense on borrowings increased $42,000 as FHLB advances were obtained for the first time as an alternative source to replace the declining deposit levels.

    PROVISION FOR LOSSES ON LOANS. The provision for loan losses for the year ended June 30, 1994, decreased by $50,000, or 60.5%, as a result of the lower level of nonaccrual loans.

    OTHER INCOME. Other income for the year ended June 30, 1994, increased $67,700, or 49.6%, resulting from an increase in the gain on sale of investment securities of $71,100, or 116.1%, a nonrecurring gain on sale of equipment of $1,200 and an increase in investment property income of $700, or 1.0%, which were partially offset by a decrease of $5,300, or 49.7%, in other operating income.

    GENERAL, ADMINISTRATIVE AND OTHER EXPENSE. General, administrative and other expense for the year ended June 30, 1994, decreased $12,300, or 1.9%, compared to the 1993 fiscal year resulting from a decrease in compensation, fees and benefits of $14,200, or 4.6%, and a decrease in occupancy and equipment of $6,600, or 7.9%, due to benefits paid in connection with the death of the Bank's former managing officer in 1993. These amounts were partially offset by increased deposit insurance costs of $5,300, or 8.9%, increased franchise tax of $2,200, or 7.7%, and increased computer servicing costs of $1,700, or 6.2%.

    FEDERAL INCOME TAXES. Federal income tax for the year ended June 30, 1994, decreased $6,800, or 8.0%, due to changes in accounting for taxes.

    The following table sets forth certain average balance sheet information, including the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from monthly balances, which include nonaccruing loans in the loan portfolio.

                                                    NINE MONTHS ENDED MARCH 31,                            YEAR ENDED JUNE 30,
                             --------------------------------------------------------------------------  ------------------------
                                             1996                                  1995                            1995
                             ------------------------------------  ------------------------------------  ------------------------
                               AVERAGE     INTEREST     AVERAGE      AVERAGE     INTEREST     AVERAGE      AVERAGE     INTEREST
                             OUTSTANDING    EARNED/      YIELD/    OUTSTANDING    EARNED/      YIELD/    OUTSTANDING    EARNED/
                               BALANCE       PAID         RATE       BALANCE       PAID         RATE       BALANCE       PAID
                             -----------  -----------  ----------  -----------  -----------  ----------  -----------  -----------
Interest-earning assets:
  Interest-bearing
   deposits................   $   3,216    $     140        5.80%   $   1,922    $      75        5.20%   $   2,200    $     117
  Investment securities....       1,164           51        5.84        1,302           51        5.22        1,304           69
  Mortgage-backed
   securities..............       5,218          234        5.98        6,137          242        5.26        6,028          321
  Loans receivable.........      21,608        1,358        8.38       20,231        1,225        8.07       20,318        1,655
                             -----------  -----------              -----------  -----------              -----------  -----------
    Total interest-earning
     assets................      31,206        1,783        7.62       29,592        1,593        7.18       29,850        2,162
  Non-interest-earning
   assets..................         585                                   537                                   553
                             -----------                           -----------                           -----------
    Total assets...........   $  31,791                             $  30,128                             $  30,403
                             -----------                           -----------                           -----------
                             -----------                           -----------                           -----------
Interest-bearing
 liabilities:
  NOW and money market
   accounts................   $   2,055    $      42        2.73%   $   3,076    $      60        2.60    $   2,964    $      79
  Passbook savings
   accounts................       1,189           25        2.80        1,613           35        2.89        1,539           45
  Certificates of
   deposit.................      24,452        1,100        6.00       21,467          851        5.29       21,858        1,185
                             -----------  -----------              -----------  -----------              -----------  -----------
    Total deposits.........      27,696        1,167        5.62       26,156          946        4.82       26,361        1,309
  FHLB advances............         931           39        5.59          995           42        5.63        1,046           59
                             -----------  -----------  ----------  -----------  -----------  ----------  -----------  -----------
    Total interest-bearing
     liabilities...........      28,627        1,206        5.62       27,151          988        4.85       27,407        1,368
                                          -----------  ----------               -----------  ----------               -----------
  Non-interest-bearing
   liabilities.............         412                                   347                                   350
                             -----------                           -----------                           -----------
    Total liabilities......      29,039                                27,498                                27,757
  Retained earnings........       2,752                                 2,631                                 2,646
                             -----------                           -----------                           -----------
    Total liabilities and
     retained earnings.....   $  31,791                             $  30,128                             $  30,403
                             -----------                           -----------                           -----------
                             -----------                           -----------                           -----------
  Net interest income......                $     577                             $     605                             $     794
                                          -----------                           -----------                           -----------
                                          -----------                           -----------                           -----------
  Interest rate spread.....                                 2.00%                                 2.33%
                                                       ----------                            ----------
                                                       ----------                            ----------
  Net interest margin (net
   interest income as a
   percentage of average
   interest-earning
   assets).................                                 2.47%                                 2.73%
                                                       ----------                            ----------
                                                       ----------                            ----------
  Average interest-earning
   assets to average
   interest-bearing
   liabilities.............                               109.01%                               108.99%
                                                       ----------                            ----------
                                                       ----------                            ----------


                                                         1994                                  1993
                                         ------------------------------------  ------------------------------------
                              AVERAGE      AVERAGE     INTEREST     AVERAGE      AVERAGE     INTEREST     AVERAGE
                               YIELD/    OUTSTANDING    EARNED/      YIELD/    OUTSTANDING    EARNED/      YIELD/
                                RATE       BALANCE       PAID         RATE       BALANCE       PAID         RATE
                             ----------  -----------  -----------  ----------  -----------  -----------  ----------
Interest-earning assets:
  Interest-bearing
   deposits................       5.32%   $   4,727    $     161        3.41%   $   5,472    $     170        3.11%
  Investment securities....       5.29          573           28        4.89          244           13        5.32
  Mortgage-backed
   securities..............       5.33        6,478          286        4.41        4,268          232        5.44
  Loans receivable.........       8.15       19,242        1,594        8.28       21,028        1,882        8.95
                                         -----------  -----------              -----------  -----------
    Total interest-earning
     assets................       7.24       31,020        2,069        6.67       31,012        2,297        7.41
  Non-interest-earning
   assets..................                     543                                   561
                                         -----------                           -----------
    Total assets...........               $  31,563                             $  31,573
                                         -----------                           -----------
                                         -----------                           -----------
Interest-bearing
 liabilities:
  NOW and money market
   accounts................       2.67    $   3,425    $      99        2.89    $   2,870    $      96        3.34
  Passbook savings
   accounts................       2.92        2,245           67        2.98        2,698          145        5.37
  Certificates of
   deposit.................       5.42       22,318        1,131        5.07       23,325        1,258        5.39
                                         -----------  -----------              -----------  -----------
    Total deposits.........       4.97       27,988        1,297        4.63       28,893        1,499        5.19
  FHLB advances............       5.64          815           42        5.16       --           --           --
                             ----------  -----------  -----------  ----------  -----------  -----------  ----------
    Total interest-bearing
     liabilities...........       4.99       28,803        1,339        4.65       28,893        1,499        5.19
                             ----------               -----------  ----------               -----------  ----------
  Non-interest-bearing
   liabilities.............                     296                                   337
                                         -----------                           -----------
    Total liabilities......                  29,099                                29,230
  Retained earnings........                   2,464                                 2,343
                                         -----------                           -----------
    Total liabilities and
     retained earnings.....               $  31,563                             $  31,573
                                         -----------                           -----------
                                         -----------                           -----------
  Net interest income......                            $     730                             $     798
                                                      -----------                           -----------
                                                      -----------                           -----------
  Interest rate spread.....       2.25%                                 2.02%                                 2.22%
                             ----------                            ----------                            ----------
                             ----------                            ----------                            ----------
  Net interest margin (net
   interest income as a
   percentage of average
   interest-earning
   assets).................       2.66%                                 2.35%                                 2.57%
                             ----------                            ----------                            ----------
                             ----------                            ----------                            ----------
  Average interest-earning
   assets to average
   interest-bearing
   liabilities.............     108.92%                               107.70%                               107.33%
                             ----------                            ----------                            ----------
                             ----------                            ----------                            ----------

    The following table sets forth, at the dates indicated, the weighted average yields earned on the Bank's interest-earning assets, the weighted average interest rates paid on interest-bearing liabilities and the interest rate spread between the weighted average yields and rates at the dates presented.

                                                                                                       AT JUNE 30,
                                                                          AT MARCH 31,    -------------------------------------
                                                                              1996           1995         1994         1993
                                                                         ---------------  -----------  -----------  -----------
Weighted average yield on loans........................................         8.14%          8.25%        7.80%        8.35%
Weighted average yield on investment securities portfolio..............         6.33           5.72         4.99         5.30
Weighted average yield on mortgage-backed securities...................         5.41           4.52         5.06         5.30
Weighted average yield on interest-bearing deposits....................         5.24           5.96         4.11         3.53
Weighted average yield on all interest-earning assets..................         7.27           7.19         6.63         7.28
Weighted average rate paid on deposits.................................         5.58           5.62         4.40         4.88
Weighted average rate paid on FHLB advances............................         5.51           5.85         5.50        --
Weighted average rate paid on all interest-bearing liabilities.........         5.58           5.57         4.48         4.88
Interest rate spread...................................................         1.69           1.62         2.15         2.40

    The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                    NINE MONTHS ENDED MARCH 31,                            YEAR ENDED JUNE 30,
                               -------------------------------------  -------------------------------------------------------------
                                           1996 VS. 1995                          1995 VS. 1994                  1994 VS. 1993
                               -------------------------------------  -------------------------------------  ----------------------
                                      INCREASE                               INCREASE                               INCREASE
                                     (DECREASE)                             (DECREASE)                             (DECREASE)
                                       DUE TO              TOTAL              DUE TO              TOTAL              DUE TO
                               ----------------------    INCREASE     ----------------------    INCREASE     ----------------------
                                 VOLUME       RATE      (DECREASE)      VOLUME       RATE      (DECREASE)      VOLUME       RATE
                               -----------  ---------  -------------  -----------  ---------  -------------  -----------  ---------
Interest income attributable
 to:
  Interest-bearing
   deposits..................   $      55   $      10    $      65     $    (109)  $      65    $     (44)    $     (24)  $      15
  Investments................          (5)          5       --                39           2           41            16          (1)
    Mortgage-backed
     securities..............         (39)         31           (8)          (21)         56           35           104         (50)
  Loans receivable...........          86          47          133            88         (27)          61          (154)       (134)
                                      ---   ---------        -----         -----   ---------        -----         -----   ---------
    Total interest income....          97          93          190            (3)         96           93           (58)       (170)
                                      ---   ---------        -----         -----   ---------        -----         -----   ---------
Interest-bearing liabilities
  Deposits...................          58         163          221           (78)         90           12           (46)       (156)
  FHLB advances..............          (3)     --               (3)          (13)          4           17            21          21
                                      ---   ---------        -----         -----   ---------        -----         -----   ---------
    Total interest expense...          55         163          218           (65)         94           29           (25)       (135)
                                      ---   ---------        -----         -----   ---------        -----         -----   ---------
Increase (decrease) in net
 interest income.............   $      42   $     (70)   $     (28)    $     (62)  $       2    $      64     $     (33)  $     (35)
                                      ---   ---------        -----         -----   ---------        -----         -----   ---------
                                      ---   ---------        -----         -----   ---------        -----         -----   ---------


                                   TOTAL
                                 INCREASE
                                (DECREASE)
                               -------------
Interest income attributable
 to:
  Interest-bearing
   deposits..................    $      (9)
  Investments................           15
    Mortgage-backed
     securities..............           54
  Loans receivable...........         (288)
                                     -----
    Total interest income....         (228)
                                     -----
Interest-bearing liabilities
  Deposits...................         (202)
  FHLB advances..............           42
                                     -----
    Total interest expense...         (160)
                                     -----
Increase (decrease) in net
 interest income.............    $     (68)
                                     -----
                                     -----

ASSET AND LIABILITY MANAGEMENT

    The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, the Bank uses the "net portfolio value" ("NPV") methodology recently adopted by the OTS as part of its capital regulations. Although the Bank is not currently subject to the NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, the application of the NPV methodology illustrates certain aspects of the Bank's interest rate risk.

    Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV which would result from a theoretical 200 basis point (1 basis point equals .01%) change in market interest rates.

    Presented below, as of December 31, 1995, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. The table also contains the policy limits set by the Board of Directors of the Bank as the maximum change in NPV that the Board of Directors deems advisable in the event of various changes in interest rates. Such limits have been established with consideration of the dollar impact of various rate changes and the Bank's strong capital position.

    As illustrated in the table, NPV is more sensitive to rising rates than declining rates. Such difference in sensitivity occurs principally because, as rates rise, borrowers do not prepay fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest rate environment, because the Bank has a significant amount of fixed-rate loans in its loan portfolio, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans are made at higher rates. Moreover, the interest the Bank would pay on its deposits would increase rapidly because the Bank's deposits generally have shorter periods to repricing. The assumptions used in calculating the amounts in this table are OTS assumptions.

                                             DECEMBER 31, 1995
                                         -------------------------
CHANGE IN INTEREST RATE  BOARD LIMIT %   $ CHANGE    % CHANGE IN
    (BASIS POINTS)           CHANGE       IN NPV         NPV
- -----------------------  --------------  ---------  --------------
                      (DOLLARS IN THOUSANDS)
            +400                (60)%    $  (1,678)        (64)%
            +300                (50)        (1,185)        (45)
            +200                (35)          (717)        (28)
            +100                (20)          (302)        (12)
               0                  0              0           0
            -100                 20            118           5
            -200                 35             90           3
            -300                 50             94           4
            -400                 60            171           7

    As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-backed securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making the risk calculations.

    In a rising interest rate environment, the Bank's net interest income could be expected to be negatively affected. Moreover, rising interest rates could negatively affect the Bank's earnings due to diminished loan demand.

LIQUIDITY AND CAPITAL RESOURCES

    The Bank's principal sources of funds are deposits, loan and mortgage-backed securities repayments, maturities of securities and other funds provided by operations. The Bank also has the ability to borrow from the FHLB of Cincinnati. See "REGULATION -- Federal Home Loan Banks." While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and mortgage-backed securities prepayments are more influenced by interest rates, general economic conditions and competition. The Bank maintains investments in liquid assets based upon management's assessment of

(i) the need for funds, (ii) expected deposit flows, (iii) the yields available on short-term liquid assets and (iv) the objectives of the asset/liability management program. During fiscal 1995, the Bank was able to increase total deposits through a combined strategy involving both advertising and deposit pricing.

    OTS regulations presently require the Bank to maintain an average daily balance of investments in United States Treasury securities, federal agency obligations and other investments having maturities of five years or less in an amount equal to 5% of the sum of the Bank's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which the Bank may rely if necessary to fund deposit withdrawals or other short-term funding needs. At March 31, 1996, the Bank's regulatory liquidity ratio was 15.7%. At such date, the Bank had commitments to originate loans totaling approximately $726,000 and one commitment to sell a loan in the amount of $71,000. The Bank considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. At March 31, 1996, the Bank had no material commitments for capital expenditures. See Notes 9 and 10 of the Notes to Consolidated Financial Statements.

    The Bank's liquidity, primarily represented by cash and cash equivalents, is a result of the funds used in or provided by the Bank's operating, investing and financing activities. These activities are summarized below for the nine months ended March 31, 1996, and for the years ended June 30, 1995, 1994 and 1993.

                                                                                              YEAR ENDED JUNE 30,
                                                                    NINE MONTHS ENDED   -------------------------------
                                                                     MARCH 31, 1996       1995       1994       1993
                                                                   -------------------  ---------  ---------  ---------
                                                                                      (IN THOUSANDS)
Net income.......................................................       $      66       $     125  $     195  $     127
Adjustments to reconcile net income to net cash from operating
 activities......................................................             192              12        (95)       (30)
                                                                           ------       ---------  ---------  ---------
Net cash from operating activities...............................             258             137        100         97
Net cash provided by (used in) investment activities.............             342             718     (1,518)       (13)
Net cash provided by (used in) financing activities..............            (307)            626       (759)     1,445
                                                                           ------       ---------  ---------  ---------
Net change in cash and cash equivalents..........................             293           1,481     (2,177)     1,529
Cash and cash equivalents at beginning of period.................           3,943           2,462      4,639      3,110
                                                                           ------       ---------  ---------  ---------
Cash and cash equivalents at end of period.......................       $   4,236       $   3,943  $   2,462  $   4,639
                                                                           ------       ---------  ---------  ---------
                                                                           ------       ---------  ---------  ---------

    The Bank is required by applicable law and regulation to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. See "REGULATION -- OTS Regulations -- Regulatory Capital Requirements."

    The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. Tangible capital is defined in OTS regulations as core capital minus any intangible assets.

    "Core capital" is comprised of common stockholders' equity (including retained earnings), noncumulative preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations. OTS regulations require savings associations to maintain core capital of at least 3% of the association's total assets. The OTS has proposed to increase such requirement to 4% to 5%, except for those associations with the highest examination rating and acceptable levels of risk. See "REGULATION -- OTS Regulations -- Regulatory Capital Requirements."

    OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of risk-weighted assets. Risk-based capital is defined as core capital plus certain additional items of capital, which in the case of the Bank includes a general loan loss allowance of $96,000 at March 31, 1996.

    The following table summarizes the Bank's regulatory capital requirements and actual capital at March 31, 1996. See Note 9 of the Notes to Financial Statements for a reconciliation of capital under generally accepted accounting principles ("GAAP") and regulatory capital amounts.

                                                                                        EXCESS OF ACTUAL
                                                              CURRENT REQUIREMENT     CAPITAL OVER CURRENT
                                        ACTUAL CAPITAL                                    REQUIREMENT
                                    ----------------------  -----------------------  ----------------------  APPLICABLE
                                     AMOUNT      PERCENT     AMOUNT      PERCENT      AMOUNT      PERCENT    ASSET TOTAL
                                    ---------  -----------  ---------  ------------  ---------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS)
MARCH 31, 1996
  Tangible capital................  $   2,772        8.7%   $     476         1.5%   $   2,296        7.2%    $  31,733
  Core capital....................      2,772        8.7          952         3.0        1,820        5.7        31,733
  Risk-based capital..............      2,868       19.6        1,171         8.0        1,697       11.6        14,640

JUNE 30, 1995
  Tangible capital................  $   2,706        8.5%   $     478         1.5%   $   2,228        7.0%    $  31,844
  Core capital....................      2,706        8.5          955         3.0        1,751        5.5        31,844
  Risk-based capital..............      2,776       19.3        1,153         8.0        1,623       11.3        14,418

IMPACT OF NEW ACCOUNTING STANDARDS

    In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS No. 114"). Under the provisions of SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows, discounted at the loan's effective interest rate. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor must recognize an impairment by recording a valuation allowance with a corresponding charge to bad debt expense. SFAS No. 114 also applies to restructured loans and eliminates the requirement to classify loans that are in-substance foreclosures as foreclosed assets, except for loans where the creditor has physical possession of the underlying collateral, but not legal title. SFAS No. 114 applies to financial statements for fiscal years beginning after December 15, 1994. In October 1994, the FASB issued SFAS No. 118,
"Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS No. 118"), which amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Bank will be required to adopt SFAS No. 114 for the year ending June 30, 1996, and does not anticipate that the implementation of SFAS No. 114 and its amendment, SFAS No. 118, will have a material impact on its results of operations or financial position.

    In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"), which is effective for fiscal years beginning after December 15, 1993. SOP 93-6 will apply to the Bank for its fiscal year beginning July 1, 1996. SOP 93-6 requires the application of its guidance for shares acquired by ESOPs after June 30, 1992, but not yet committed to be released as of the beginning of the year SOP 93-6 is adopted. SOP 93-6 will, among other things, change the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. Under SOP 93-6, the Company will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, this differential will be charged or credited to equity. Employers with internally leveraged ESOPs such as the Holding Company will not report the loan receivable from the ESOP as an asset and will not report the ESOP debt from the employer as a liability. See "MANAGEMENT -- Stock Benefit Plans -- Employee Stock Ownership Plan."

    In December 1991, the FASB issued SFAS No. 107, "Disclosures About Fair Value of Financial Statements" ("SFAS No. 107"), which would require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value.

SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The Bank will be required to adopt SFAS No. 107 for the year ended June 30, 1996. Management does not anticipate that the implementation of SFAS No. 107 will have a material impact on the results of operations or financial position of the Bank.

    In October, 1994, the FASB issued SFAS No. 119 "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" ("SFAS No. 119"). SFAS No. 119 requires disclosures about the amounts, nature and terms of derivative financial instruments which do not result in off-balance-sheet risk of accounting loss. It requires that a distinction be made between financial instruments held or issued for trading purposes (including dealing and other trading activities measured at fair value with gains and losses recognized in earnings) and financial instruments held or issued for purposes other than trading. SFAS No. 119 is effective for financial statements issued for fiscal years ended after December 31, 1995. Management does not expect any material impact from the adoption of SFAS 119.

    In May 1993, the FASB issued SFAS No. 115. SFAS No. 115 requires that investments be classified as "held to maturity," "available for sale" or "trading securities." The statement defines investments in securities as "held to maturity" based upon a positive intent and ability to hold those securities to maturity. Investments held to maturity would be reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and would be reported at fair value, with unrealized gains and losses included in operations. Equity and debt securities not classified as "held to maturity" or "trading securities" are classified as "available for sale" and would be recorded at fair value, with unrealized gains and losses excluded from operations and reported as a separate component of stockholders' equity. The Bank adopted SFAS No. 115 effective July 1, 1995. The adoption of SFAS No. 115 did not have an impact on the Bank's results of operations or financial position. The Bank holds all investments as "held to maturity" carried at amortized cost.

    In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained would allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair value. Statement No. 122 is effective for fiscal years beginning after December 15, 1995. Management does not expect an impact from the adoption of this standard.

    In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The standard requires an impairment loss to be recognized when the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is the amount at which the asset would be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provided that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. The statement requires additional disclosure in the footnotes regarding assets to be disposed of.

    In December 1994, the Accounting Standards Division of the AICPA approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires disclosure in the financial statements beyond those now being required or generally made in the financial statements about the risks and uncertainties existing as of the date of those financial statements in the following areas: nature of operations, use of estimates in the preparation of financial statements, certain significant estimates, and current vulnerability due to certain concentrations. The standard is effective for financial statements issued for fiscal years ending after December 15, 1995.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," establishing financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt a new method of accounting to measure compensation cost of all employee stock compensation plans based on the estimated fair value of the award at the date it is granted. Companies are, however, allowed to continue to measure compensation cost for those plans using the intrinsic value based method of accounting, which generally does not result in compensation expense recognition for most plans. Companies that elect to remain with the existing accounting are required to disclose in a footnote to the financial statements pro forma net income and, if presented, earnings per share, as if SFAS No. 123 had been adopted. The accounting requirements of SFAS No. 123 are effective for transactions entered into during fiscal years that begin after December 15, 1995. Companies are required, however, to disclose information for awards granted in their first fiscal year ending after December 15, 1994. Management has not completed an analysis of the potential effects of SFAS No. 123 on its financial condition or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

    The consolidated financial statements and notes thereto included herein have been prepared in accordance with GAAP. GAAP requires the Bank to measure financial position and operating results in terms of historical dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

    In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

                            THE BUSINESS OF THE BANK

GENERAL

    The Bank is a mutual savings and loan association which was organized under Ohio law in 1888 as "The Foundation Building and Loan Company." In February 1942, the name of the Bank was changed to "The Foundation Savings and Loan Company" and in October 1990, the Bank adopted its present name. As an Ohio savings and loan association, the Bank is subject to supervision and regulation by the OTS, the Division and the FDIC. The Bank is a member of the FHLB of Cincinnati, and the deposits of the Bank are insured up to applicable limits by the FDIC in the SAIF. See "REGULATION."

    The Bank conducts business from its office at 25 Garfield Place in Cincinnati, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Hamilton County, Ohio and the contiguous Ohio counties of Clermont, Butler and Warren and the Kentucky counties of Boone and Kenton. The Bank also originates mortgage loans secured by multifamily real estate (over four units) and nonresidential real estate in its primary market area. See "Lending Activities." In addition to real estate lending, the Bank originates a limited number of secured and unsecured consumer loans. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Government and agency obligations, mortgage-backed securities and other investments permitted by applicable law. See "Investment Activities." Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the FDIC, and principal repayments on loans. Advances from the FHLB of Cincinnati are utilized from time to time when other sources of funds are inadequate to fund loan demand. See "Deposits and Borrowings."

    Interest on loans and investments is the Bank's primary source of income. The Bank's principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the "net interest income" of the Bank, which is the difference between interest income earned on loans, mortgage-backed securities and other investments and interest paid on deposits and borrowings. Like most thrift institutions, the Bank's interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

MARKET AREA

    The Bank conducts business from its office in Cincinnati, Ohio. The Bank's primary market area for lending and deposit activity is Hamilton County, Ohio. The Bank also frequently receives deposits from, and makes loans to, customers in the contiguous Ohio counties of Clermont, Butler and Warren and the Kentucky counties of Kenton and Boone.

LENDING ACTIVITIES

    GENERAL. The Bank's principal lending activity is the origination of conventional real estate loans secured by one- to four-family homes located in the Bank's primary market area. Loans secured by multifamily properties containing five units or more and nonresidential properties are also offered by the Bank. The Bank does not originate first mortgage loans insured by the Federal Housing Authority or guaranteed by the Veterans Administration. In addition to real estate lending, the Bank originates a limited number of consumer loans, including loans secured by deposit accounts, automobile loans and unsecured loans.

    LOAN  PORTFOLIO  COMPOSITION.     The  following   table  presents   certain
information in respect of the composition of the Bank's loan portfolio at the dates indicated:

                                                                                        AT JUNE 30,
                                                           ----------------------------------------------------------------------
                                     AT MARCH 31, 1996              1995                    1994                    1993
                                   ----------------------  ----------------------  ----------------------  ----------------------
                                                PERCENT                 PERCENT                 PERCENT                 PERCENT
                                               OF TOTAL                OF TOTAL                OF TOTAL                OF TOTAL
                                    AMOUNT     NET LOANS    AMOUNT     NET LOANS    AMOUNT     NET LOANS    AMOUNT     NET LOANS
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family............  $  18,990      88.91%   $  18,300      89.22%   $  16,714      88.93%   $  17,305      88.52%
  Nonresidential.................      1,302       6.09        1,124       5.48          882       4.69        1,030       5.27
  Multifamily....................        798       3.74          636       3.10          688       3.66          722       3.69
  Commercial loans...............     --          --          --          --          --          --               2       0.01
Consumer loans:
  Property improvement loans.....     --          --          --          --              14       0.07           19       0.10
  Passbook loans.................         58       0.27          111       0.54           66       0.35          579       2.96
  ther consumer loans............        353       1.65          501       2.44          566       3.01           81       0.41
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Total loans......................  $  21,501     100.66%   $  20,672     100.78%   $  18,930     100.72%   $  19,738     100.96%
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Less:
  Loans in process...............          5       0.02           15       0.07       --          --               5       0.02
  Allowance for loan losses......        104       0.49           98       0.48           72       0.38          101       0.52
  Deferred loan fees.............         33       0.15           48       0.23           58       0.31           74       0.38
  Unearned discounts.............     --          --          --          --               6       0.03            8       0.04
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
  Net loans......................  $  21,359     100.00%   $  20,511     100.00%   $  18,794     100.00%   $  19,550     100.00%
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------

    LOAN MATURITY. The following table sets forth certain information as of March 31, 1996, regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity. Demand loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less.

                                                    DUE DURING THE YEAR ENDING
                                                                                    DUE 4-5    DUE 6-10     DUE 11-20    DUE MORE
                                                             MARCH 31,               YEARS       YEARS        YEARS       THAN 20
                                                  -------------------------------    AFTER       AFTER        AFTER     YEARS AFTER
                                                    1997       1998       1999      3/31/96     3/31/96      3/31/96      3/31/96
                                                  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                                                                   (IN THOUSANDS)
Real estate loans:
  One- to four-family...........................  $     573  $     669  $     713  $   1,578   $   4,050    $   3,992    $   7,411
  Nonresidential................................         65         68         67        133         345          351          273
  Multifamily...................................         30         33         36         78         221          284          116
                                                  ---------  ---------  ---------  ---------  -----------  -----------  -----------
    Total real estate...........................  $     668  $     770  $     816  $   1,788   $   4,616    $   4,627    $   7,800
Consumer loans
  Passbook loans................................         52        212         58         31      --           --           --
  Other consumer................................         17          4     --             37      --           --           --
                                                  ---------  ---------  ---------  ---------  -----------  -----------  -----------
    Total.......................................  $     737  $     986  $     874  $   1,856   $   4,616    $   4,627    $   7,800
                                                  ---------  ---------  ---------  ---------  -----------  -----------  -----------
                                                  ---------  ---------  ---------  ---------  -----------  -----------  -----------


                                                    TOTAL
                                                  ---------

Real estate loans:
  One- to four-family...........................  $  18,985
  Nonresidential................................      1,302
  Multifamily...................................        798
                                                  ---------
    Total real estate...........................  $  21,085
Consumer loans
  Passbook loans................................        353
  Other consumer................................         58
                                                  ---------
    Total.......................................  $  21,496
                                                  ---------
                                                  ---------

    The next table sets forth the dollar amount of all loans due after one year from March 31, 1996, which have predetermined interest rates and have floating or adjustable interest rates:

                                                           DUE MORE THAN ONE YEAR
                                                            AFTER MARCH 31, 1996
                                                         ---------------------------
                                                               (IN THOUSANDS)
Fixed rates of interest................................           $  10,022
Adjustable rates of interest...........................              10,737
                                                                    -------
                                                                  $  20,759
                                                                    -------
                                                                    -------

    LOANS SECURED BY ONE- TO FOUR-FAMILY REAL ESTATE. The principal lending activity of the Bank is the origination of permanent conventional loans secured by one- to four-family residences, primarily single-family residences, located within the Bank's primary market area. Each of such loans is secured by a first mortgage on the underlying real estate and improvements thereon, if any. At March 31, 1996, the Bank's one- to four-family residential real estate loan portfolio was approximately $19.0 million, or 88.9% of total loans.

    OTS regulations and Ohio law limit the amount which the Bank may lend in relationship to the appraised value of the real estate and improvements at the time of loan origination. In accordance with such regulations and laws, the Bank typically makes loans on owner-occupied one- to four-family residences of up to 80% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV") and also makes loans with higher LTVs. The Bank makes loans on non-owner-occupied or investment properties with maximum LTVs of 75%. Since 1994, the Bank has required that the principal amount of any loan which exceeds 80% LTV at the time of origination be covered by private mortgage insurance at the expense of the borrower.

    Fixed-rate loans are offered by the Bank, currently for terms of up to 30 years. Adjustable-rate residential real estate loans ("ARMs") are also offered by the Bank for terms of up to 30 years. The interest rate adjustment periods on the ARMs are one and three years, with adjustments tied to the one-year and three-year U.S. Treasury bill rate. In addition, the Bank offers loans on which the interest rates remain fixed for a period of three, five, seven or ten years and then adjust annually according to the one-year U.S. Treasury bill rate. The new interest rate at each change date is determined by adding 2.5% to 3.0% to the prevailing index. The maximum allowable adjustment at each adjustment date is 2%, with a maximum adjustment of 6% over the term of the loan.

    The initial rate on ARMs originated by the Bank is sometimes less than the sum of the index at the time of origination plus the specified margin. Such loans may be subject to greater risk of default as the interest rate adjusts to the fully-indexed level. The Bank attempts to reduce the risks by underwriting such loans on the basis of the payment amount the borrower will be required to pay during the second year of the loan, assuming the maximum possible rate increase.

    Adjustable-rate loans decrease the Bank's interest rate risk but involve other risks, primarily credit risk, because as interest rates rise the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Bank believes that these risks have not had a material adverse effect on the Bank to date.

    The Bank makes a limited number of loans for the construction and improvement of single-family houses. At March 31, 1996, the Bank's loan portfolio included approximately $124,000 in improvement loans, .58% of total loans, net of the total of $5,000 in undisbursed portions of such loans.

    LOANS SECURED BY MULTIFAMILY REAL ESTATE. In addition to loans on one- to four-family properties, the Bank originates loans secured by multifamily properties containing over four units. Multifamily loans are offered with fixed or adjustable rates for terms of up to 20 years and have a maximum LTV of 75%.

    Multifamily lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. The Bank attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guarantees on loans made to corporations and partnerships. The Bank requests that borrowers submit rent rolls and financial statements annually to enable the Bank to monitor the loan.

    At   March  31,  1996,  loans  secured  by  multifamily  properties  totaled approximately $798,000, or 3.7% of total loans.

    LOANS SECURED BY NONRESIDENTIAL REAL ESTATE. At March 31, 1996, approximately $1.3 million, or 6.1%, of the Bank's total loans were secured by permanent mortgages on nonresidential real estate. Such loans have both fixed and adjustable rates, terms of up to 20 years and LTVs of up to 70%. Among the properties securing nonresidential real estate loans are office buildings and other non-residential properties located in the Bank's primary market area. For the last five years, the amount of the Bank's nonresidential real estate loans as a percent of total loans has ranged from a low of 4.7% at June 30, 1994, to a high of 6.1% at March 31, 1996.

    Although the loans secured by nonresidential real estate typically have higher interest rates than one- to four-family residential real estate loans, nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. The Bank has endeavored to reduce such risk by limiting loan amounts and evaluating the credit history and past performance of the borrower, the location of the real estate, the financial condition of the borrower, the quality and characteristics of the income stream generated by the property and appraisals supporting the property's valuation and by obtaining personal guarantees from borrowers.

    COMMERCIAL LOANS. In prior years, the Bank has made commercial loans to businesses in its primary market area. Such loans are typically secured by a security interest in inventory, accounts receivable or other assets of the borrower. At March 31, 1996, the Bank had no commercial loan portfolio.

    CONSUMER LOANS. The Bank occasionally makes various types of consumer loans, including loans made to depositors on the security of their deposit accounts, automobile loans and other secured loans and unsecured personal loans. Consumer loans are made at fixed rates of interest and for terms of up to five years. At March 31, 1996, the Bank had approximately $411,000, or 1.9% of total loans, invested in consumer loans.

    Consumer loans, particularly consumer loans which are unsecured or are secured by rapidly depreciating assets such as automobiles, may entail greater risk than do residential real estate loans. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. The risk of default on consumer loans increases during periods of recession, high unemployment and other adverse economic conditions.

    LOAN  SOLICITATION AND PROCESSING.   Loan originations  are developed from a
number of sources, including continuing business with depositors and borrowers, solicitations by the Bank's lending staff and walk-in customers.

    Loan applications for permanent real estate loans are taken by a loan originator. The Bank typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate which will be given as security for the loan is prepared by a fee appraiser approved by the Board of Directors. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the application for a loan is submitted for review in accordance with the Bank's underwriting guidelines. Loans of amounts less than $250,000 and which meet secondary market standards may be approved by management, while loans of amounts greater than $250,000 or which do not meet secondary market standards must be submitted to the full Board of Directors.

    Under the Bank's loan guidelines, if a real estate loan application is approved, title insurance is obtained on the real estate which will secure the mortgage loan. Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name the Bank as an insured mortgagee.

    The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. The Bank also evaluates the feasibility of the proposed construction project and the experience and record of the builder.

    Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan and the value of the collateral, if any.

    LOAN ORIGINATIONS, PURCHASES AND SALES. The Bank has sold a limited number of loans in the secondary market in recent years. The Bank sells loans in order to improve its liquidity or to manage its interest rate risk. The Bank has released the right to service virtually all of the loans it has sold.

    The following table presents the Bank's loan origination, purchase and sale activity for the periods indicated:

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,              YEAR ENDED JUNE 30,
                                                             --------------------  -------------------------------
                                                               1996       1995       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                (IN THOUSANDS)
Loans receivable-beginning of period.......................  $  20,511  $  18,794  $  18,794  $  19,550  $  22,038
Loans originated:
  One- to four-family residential..........................      5,780      3,910      5,090      2,707      5,834
  Nonresidential...........................................        268        210        370     --             95
Multifamily residential....................................        194     --         --         --         --
  Consumer.................................................         53         49        127        201        435
  Passbook.................................................         24     --             50         54         14
                                                             ---------  ---------  ---------  ---------  ---------
    Total loans originated.................................      6,319      4,169      5,637      2,962      6,378
Reductions:
Principal repayments.......................................      4,375      2,093      3,331      3,770      8,847
Loans sold.................................................      1,115        182        564     --         --
Total reductions...........................................      5,490      2,275      3,895      3,770      8,847
Other changes, net (1).....................................         19        (18)       (25)        52        (19)
Loans receivable, end of period............................  $  21,359  $  20,670  $  20,511  $  18,794  $  19,550

- ------------------------
(1) Other items consist of loans in process, deferred loan fees and allowances for loan losses

    LOANS TO ONE BORROWER LIMITS. OTS regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15% of the association's unimpaired capital and unimpaired surplus (collectively, "Unimpaired Capital"). A savings association may loan to one borrower and certain related persons or entities an additional amount not to exceed 10% of the association's Unimpaired Capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In addition, the regulations require that loans to certain related or affiliated borrowers be aggregated for purposes of such limits. The level of unimpaired capital and surplus notwithstanding, a savings association may lend up to $500,000 to any one borrower or group of related borrowers. See "REGULATION - Office of Thrift Supervision -- Lending Limit."

    Based on such limits, the Bank was able to lend $500,000 to one borrower at March 31, 1996. The largest amount the Bank had outstanding to one borrower and related persons or entities at March 31, 1996, was approximately $456,000, consisting of two loans, the largest of which was $306,075. Each of such loans is secured by commercial real estate located in the Bank's primary market area and is performing in accordance with its terms.

    LOAN ORIGINATION AND OTHER FEES. The Bank realizes loan origination fee and other fee income from its lending activities and also realizes income from late payment charges, application fees and fees for other miscellaneous services.

    Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with SFAS No. 91 as an adjustment to yield over the life of the related loan.

    DELINQUENT  LOANS,  NONPERFORMING ASSETS  AND CLASSIFIED  ASSETS.   The Bank
attempts to maintain a high level of asset quality through sound underwriting policies and aggressive collection efforts.

    Borrowers who become one to 30 days delinquent are not considered seriously delinquent unless delinquency at such level continues for several months, in which case a borrower is treated as chronically delinquent. Chronically delinquent borrowers are referred to debt counseling, are advised to consider selling the subject property and, if such efforts are unsuccessful, foreclosure proceedings are initiated. In the absence of chronic delinquency, borrowers who are one to 30 days delinquent receive delinquency notices at the end of the month. Borrowers who are 30 to 59 days delinquent for two consecutive months or who are 60 to 89 days delinquent receive telephone calls or personalized letters. Borrowers who become more than 90 days delinquent receive default notices and, absent corrective action, foreclosure proceedings are instituted.

    The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                                                               AT JUNE 30,
                                                                         -------------------------------------------------------
                                         AT MARCH 31, 1996                                 1995                        1994
                             ------------------------------------------  ----------------------------------------  -------------
                                                             PERCENT                                   PERCENT
                                                             OF TOTAL                                  OF TOTAL
                                 NUMBER         AMOUNT        LOANS         NUMBER        AMOUNT        LOANS         NUMBER
                             ---------------  -----------  ------------  -------------  -----------  ------------  -------------
                                                                   (DOLLARS IN THOUSANDS)
Loans delinquent for:
  30 - 59 days.............             4      $     129          .60%             9     $     468         2.26%             8
  60 - 89 days.............             1              2          .01              3            48          .23              4
  90 days and over.........             2            111          .52              4           194          .95              1
                                        -                                         --                                        --
                                                   -----          ---                        -----          ---
    Total delinquent
     loans.................             7      $     242         1.13%            16     $     710         3.44%            13
                                        -                                         --                                        --
                                                   -----          ---                        -----          ---


                                                                          1993
                                                        ----------------------------------------
                                            PERCENT                                   PERCENT
                                            OF TOTAL                                  OF TOTAL
                               AMOUNT        LOANS         NUMBER        AMOUNT        LOANS
                             -----------  ------------  -------------  -----------  ------------

Loans delinquent for:
  30 - 59 days.............   $     469         2.48%             4     $     123          .62%
  60 - 89 days.............         115          .61%             5           157          .80
  90 days and over.........          93          .49              5           333         1.70
                                                                 --
                                  -----          ---                        -----          ---
    Total delinquent
     loans.................   $     677         3.58%            14     $     613         3.12%
                                                                 --
                                  -----          ---                        -----          ---

    Nonperforming assets include nonaccruing loans, accruing loans which are delinquent 90 days or more, real estate acquired by foreclosure or by deed-in-lieu thereof, in-substance foreclosures and repossessed assets. The Bank ceases to accrue interest on real estate loans if the collateral value is not adequate, in the opinion of management, to cover the outstanding principal and interest.

    The following table sets forth information with respect to the accrual and nonaccrual status of the Bank's loans and other nonperforming assets at the dates indicated:

                                                             AT MARCH 31,                     AT JUNE 30,
                                                       ------------------------  -------------------------------------
                                                          1996         1995         1995         1994         1993
                                                       -----------  -----------  -----------  -----------  -----------
                                                                           (DOLLARS IN THOUSANDS)
Accruing loans delinquent 90+ days...................  $     111    $      70    $     194    $   --       $   --
Loans accounted for on a nonaccrual basis:
  Real estate
    One- to four-family..............................      --           --           --              93          333
    Multifamily......................................      --           --           --           --           --
    Nonresidential...................................      --           --           --           --           --
  Consumer...........................................      --           --           --           --           --
                                                           -----    -----------  -----------  -----------  -----------
    Total nonaccrual loans...........................      --           --           --           --           --
                                                           -----    -----------  -----------  -----------  -----------
    Total nonperforming loans........................  $     111    $      70    $     194    $      93    $     333
                                                           -----    -----------  -----------  -----------  -----------
                                                           -----    -----------  -----------  -----------  -----------
  Real estate owned..................................      --           --           --           --           --
                                                           -----    -----------  -----------  -----------  -----------
    Total nonperforming assets.......................  $     111    $      70    $     194    $      93    $     333
                                                           -----    -----------  -----------  -----------  -----------
                                                           -----    -----------  -----------  -----------  -----------
    Allowance for loan losses........................  $     104    $      98    $      98    $      72    $     101
                                                           -----    -----------  -----------  -----------  -----------
                                                           -----    -----------  -----------  -----------  -----------
    Nonperforming assets as a percent of total
     assets..........................................         .35%         .23 %        .61 %       0.30 %       1.05 %
    Nonperforming loans as a percent of total
     loans...........................................         .52 %        .34 %        .95 %       0.49 %       1.70 %
    Allowance for loan losses as a percent of
     nonperforming loans.............................       93.69 %     140.00 %      50.52 %      77.42 %      30.33 %

    For the quarter ended March 31, 1996, the Bank had no gross interest income which would have been recorded had nonaccruing loans been current in accordance with their original terms.

    Real estate acquired by the Bank as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired it is recorded by the Bank at the estimated fair value of the real estate, less estimated selling expenses, at the date of acquisition, and any write-down resulting therefrom is charged to the allowance for loan losses. Interest accrual, if any, ceases no later than the date of acquisition of the real estate, and all costs incurred from such date in maintaining the property are expensed. Costs relating to the development and improvement of the property are capitalized to the extent of fair value.

    The Bank classifies its own assets on a quarterly basis in accordance with federal regulations. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the Bank is not warranted.

    The aggregate amounts of the Bank's classified assets at the dates indicated were as follows:

                                                                                AT MARCH 31,                AT JUNE 30,
                                                                            --------------------  -------------------------------
                                                                              1996       1995       1995       1994       1993
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                                               (IN THOUSANDS)
Classified assets:
  Substandard.............................................................  $     431  $     474  $     441  $     367  $     516
  Doubtful................................................................     --         --         --         --         --
  Loss....................................................................          6          4         28     --             50
                                                                            ---------  ---------  ---------  ---------  ---------
    Total classified assets...............................................  $     437  $     478  $     469  $     367  $     566
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------  ---------

    The Bank establishes general allowances for loan losses for any loan classified as substandard or doubtful. If an asset, or portion thereof, is classified as loss, the Bank must either establish a specific allowance for loss in the amount of 100% of the portion of the asset classified loss or charge off the amount of the loss classification. See "Allowance for Loan Losses." Generally, the Bank has elected to charge off the portion of any real estate loan deemed to be uncollectible.

    The Bank analyzes each classified asset on a quarterly basis to determine whether changes in the classifications are appropriate under the circumstances. Such analysis focuses on a variety of factors, including the amount of any delinquency and the reasons for the delinquency, if any, the use of the real estate securing the loan, the status of the borrower and the appraised value of the real estate. As such factors change, the classification of the asset will change accordingly.

    ALLOWANCE FOR LOAN LOSSES. Management, with oversight by the Board, reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to, trends in the level of delinquent and nonperforming assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net income could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination.

    The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated:

                                                                                NINE MONTHS ENDED
                                                                                    MARCH 31,          YEAR ENDED JUNE 30,
                                                                              ----------------------  ----------------------
                                                                                1996        1995         1995        1994
                                                                              ---------     -----        -----     ---------
                                                                                          (DOLLARS IN THOUSANDS)
Balance at beginning of period..............................................  $      98   $      72    $      72   $     101
Charge-offs.................................................................        (28)         (1)          (4)        (96)
Recoveries..................................................................     --              18           18          34
                                                                              ---------         ---          ---   ---------
Net (charge-offs) recoveries................................................        (28)         17           14         (62)
Provision for loan losses...................................................         34           9           12          33
                                                                              ---------         ---          ---   ---------
Balance at end of period....................................................  $     104   $      98    $      98   $      72
                                                                              ---------         ---          ---   ---------
                                                                              ---------         ---          ---   ---------
Ratio of net (charge-offs) recoveries to average loans outstanding during
 the period.................................................................        .13         .08          .07         .32
Ratio of allowance for loan losses to total loans...........................        .48         .47          .47         .38


                                                                                1993
                                                                              ---------

Balance at beginning of period..............................................  $      15
Charge-offs.................................................................
Recoveries..................................................................          3
                                                                              ---------
Net (charge-offs) recoveries................................................
Provision for loan losses...................................................         83
                                                                              ---------
Balance at end of period....................................................  $     101
                                                                              ---------
                                                                              ---------
Ratio of net (charge-offs) recoveries to average loans outstanding during
 the period.................................................................     --
Ratio of allowance for loan losses to total loans...........................        .51

    Management does not allocate portions of the allowance to particular types of loans.

INVESTMENT ACTIVITIES

    Federal regulation and Ohio law permit the Bank to invest in various types of investments, including interest-bearing deposits in other financial institutions, U.S. Treasury and agency obligations, mortgage-backed securities and certain other specified investments. The Board of Directors of the Bank has adopted an investment policy which authorizes management, under the supervision of the Investment Committee of the Board, to make investments in U.S. Government and agency securities, deposits in the FHLB, certificates of deposit in federally-insured financial institutions, banker's acceptances issued by major U.S. banks, corporate debt securities rated by a major statistical rating firm as at least "AA," or equivalent, and municipal or other tax free obligations. Laird L. Lazelle, the Bank's President, Michael S. Schwartz, the Chairman of the Board and Dianne K. Rabe, its Vice President, have primary responsibility for implementation of the investment policy. The Bank's investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk and to maximize return without sacrificing liquidity and safety. See "REGULATION" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Analysis of Financial Condition, and -- Liquidity and Capital Resources."

    The   following   table   sets   forth  the   composition   of   the  Bank's
interest-bearing deposits and investment securities at the dates indicated:

                                          AT MARCH 31,                                    AT JUNE 30,
                                     ----------------------  ----------------------------------------------------------------------
                                              1996                    1995                    1994                    1993
                                     ----------------------  ----------------------  ----------------------  ----------------------
                                      CARRYING      FAIR      CARRYING      FAIR      CARRYING      FAIR      CARRYING      FAIR
                                        VALUE       VALUE       VALUE       VALUE       VALUE       VALUE       VALUE       VALUE
                                     -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                         (DOLLARS IN THOUSANDS)
Interest-bearing deposits..........   $      85   $      85   $     786   $     786   $   1,827   $   1,827   $   3,477   $   3,477
Certificates of deposit............      --          --          --          --           1,400       1,400       1,400       1,400
Investment securities:
  Federal funds....................       4,136       4,136       3,100       3,100         575         575         500         500
  U.S. Government obligations......         400         393       1,050       1,035       1,050       1,004         233         233
  FHLB stock.......................         274         274         260         260         241         241          11         155
  Mortgage-backed securities.......       4,957       4,831       5,532       5,409       6,593       6,444       5,303       5,345
                                     -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
    Total investments..............   $   9,852   $   9,719   $  10,728   $  10,590   $  11,686   $  11,491   $  10,924   $  11,110
                                     -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                     -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------

    The maturities of the Bank's interest-bearing deposits and investment securities at June 30, 1995, are indicated in the following table:

                                                                         AT JUNE 30, 1995
                              ------------------------------------------------------------------------------------------------------
                                                         AFTER ONE THROUGH FIVE    AFTER FIVE THROUGH TEN
                                  ONE YEAR OR LESS               YEARS                     YEARS                AFTER TEN YEARS
                              ------------------------  ------------------------  ------------------------  ------------------------
                               CARRYING      AVERAGE     CARRYING      AVERAGE     CARRYING      AVERAGE     CARRYING      AVERAGE
                                 VALUE        YIELD        VALUE        YIELD        VALUE        YIELD        VALUE        YIELD
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Interest-bearing deposits...   $     786         5.95%   $  --           --    %   $  --           --    %   $  --           --    %
Investment securities:
  Federal funds.............       3,100         6.00       --           --           --           --           --           --
  U.S. Government
   obligations..............         650         4.98          400         4.81       --           --           --           --
  FHLB stock................      --           --           --           --           --           --              260         6.50
  Mortgage-backed
   securities...............         131         3.28           91         7.25          146         6.92        5,164         5.83
                              -----------                    -----                     -----                -----------
    Total...................   $   4,667         5.77%   $     491         5.26%   $     146         6.92%   $   5,424         5.86%
                              -----------                    -----                     -----                -----------
                              -----------                    -----                     -----                -----------


                                        TOTAL
                              --------------------------
                               CARRYING      WEIGHTED
                                 VALUE     AVERAGE YIELD
                              -----------  -------------

Interest-bearing deposits...   $     786          5.95%
Investment securities:
  Federal funds.............       3,100          6.00%
  U.S. Government
   obligations..............       1,050          4.92%
  FHLB stock................         260          6.50%
  Mortgage-backed
   securities...............       5,532          5.82%
                              -----------
    Total...................   $  10,728          5.81%
                              -----------
                              -----------

    The maturities of the Bank's interest-bearing deposits and investment securities at March 31, 1996, are indicated in the following table:

                                                                        AT MARCH 31, 1996
                              ------------------------------------------------------------------------------------------------------
                                                         AFTER ONE THROUGH FIVE    AFTER FIVE THROUGH TEN
                                  ONE YEAR OR LESS               YEARS                     YEARS                AFTER TEN YEARS
                              ------------------------  ------------------------  ------------------------  ------------------------
                               CARRYING      AVERAGE     CARRYING      AVERAGE     CARRYING      AVERAGE     CARRYING      AVERAGE
                                 VALUE        YIELD        VALUE        YIELD        VALUE        YIELD        VALUE        YIELD
                              -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Interest-bearing deposits...   $      85         4.95%   $  --           --    %   $  --           --    %   $  --           --    %
Investment securities:
  Federal funds.............       4,136         5.25       --           --           --           --           --           --
  U.S. Government
   obligations..............         250         5.75          150         6.06       --           --           --           --
  FHLB stock................      --           --           --           --           --           --              274         7.00
  Mortgage-backed
   securities...............         105         6.56          116         7.27          122         7.30        4,614         5.28
                              -----------                    -----                     -----                -----------
    Total...................   $   4,576         5.30%   $     266         6.59%   $     122         7.30%   $   4,888         5.38%
                              -----------                    -----                     -----                -----------
                              -----------                    -----                     -----                -----------


                                        TOTAL
                              --------------------------
                               CARRYING      WEIGHTED
                                 VALUE     AVERAGE YIELD
                              -----------  -------------

Interest-bearing deposits...   $      85          4.95%
Investment securities:
  Federal funds.............       4,136          5.25
  U.S. Government
   obligations..............         400          5.87
  FHLB stock................         274          7.00
  Mortgage-backed
   securities...............       4,957          5.41
                              -----------
    Total...................   $   9,852          5.40%
                              -----------
                              -----------

DEPOSITS AND BORROWINGS

    GENERAL. Deposits have traditionally been the primary source of the Bank's funds for use in lending and other investment activities. In addition to deposits, the Bank derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. The Bank also utilizes FHLB advances as an alternative source of funds. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

    DEPOSITS. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, demand deposit accounts, money market accounts, regular passbook savings accounts, term certificate accounts, IRAs and Keogh accounts. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of the Bank based on the Bank's liquidity requirements, growth goals and interest rates paid by competitors. The Bank does not use brokers to attract deposits. The amount of deposits from outside the Bank's primary market area is not significant.

    At March 31, 1996, the Bank's certificates of deposit totaled $24.7, or 89.0% of total deposits. Of such amount, approximately $18.8 million in certificates of deposit mature within one year. Based on past experience and the Bank's prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with the Bank at maturity. If there is a significant deviation from historical experience, the Bank can utilize borrowings from the FHLB of Cincinnati as an alternative source of funds.

    The following table sets forth the dollar amount of deposits in the various types of accounts offered by the Bank at the dates indicated:

                                                                                AT JUNE 30,
                                                   ----------------------------------------------------------------------
                                AT MARCH 31,
                                    1996                    1995                    1994                    1993
                           ----------------------  ----------------------  ----------------------  ----------------------
                                      PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                                         TOTAL                   TOTAL                   TOTAL                   TOTAL
                            AMOUNT     DEPOSITS     AMOUNT     DEPOSITS     AMOUNT     DEPOSITS     AMOUNT     DEPOSITS
                           ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                               (DOLLARS IN THOUSANDS)
Transaction accounts:
Passbook savings accounts
 (1).....................  $   1,085       3.91%   $   1,288       4.64%   $   1,835       6.71%       2,880       9.91%
NOW and money market
 accounts (2)............      1,962       7.06        2,507       9.04        3,306      12.09        3,313      11.40
                           ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Total transaction
 accounts................      3,047      10.97        3,795      13.68        5,141      18.80        6,193      21.31
Certificates of deposit
  3.00% or less..........        105        .38          425       1.53          250        .91       --          --
  3.01 - 5.00%...........      1,593       5.73        4,157      14.99       18,975      69.38        6,550      22.54
  5.01 - 7.00%...........     22,892      82.40       18,892      68.11        2,236       8.18       14,155      48.71
  7.01 - 9.00%...........        143        .52          468       1.69          746       2.73        2,164       7.44
                           ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Total certificates of
 deposit (3).............     24,733      89.03       23,942      86.32       22,207      81.20       22,869      78.69
                           ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Total deposits...........  $  27,780     100.00%   $  27,737     100.00%   $  27,348     100.00%   $  29,062     100.00%
                           ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                           ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------

- ------------------------
(1) The weighted average rate on passbook savings accounts was 2.52%, 2.87% and 2.84% at March 31, 1996 and at June 30, 1995 and 1994, respectively.

(2) The weighted average rate on NOW and money market accounts was 2.56%, 2.77% and 2.81% at March 31, 1996 and at June 30, 1995 and 1994, respectively.

(3) The weighted average rate on all certificates of deposit was 5.96%, 6.01% and 4.91% at March 31, 1996, and at June 30, 1995 and 1994, respectively.

    The following table shows rate and maturity information for the Bank's certificates of deposit at March 31, 1996:

                                                                                       AMOUNT DUE
                                                               -----------------------------------------------------------
                                                                                         OVER 2
                                                               UP TO ONE  OVER 1 YEAR  YEARS TO 3     OVER 3
RATE                                                             YEAR     TO 2 YEARS      YEARS        YEARS       TOTAL
- -------------------------------------------------------------  ---------  -----------  -----------  -----------  ---------
                                                                                     (IN THOUSANDS)
3.00% or less................................................  $     105   $  --        $  --        $  --       $     105
3.01% to 5.00%...............................................      1,280          78          161           74   $   1,593
5.01% to 7.00%...............................................     17,226       4,514          646          506   $  22,892
7.01% to 9.00%...............................................        143      --           --           --       $     143
                                                               ---------  -----------       -----        -----   ---------
  Total certificates of deposit..............................  $  18,754   $   4,592    $     807    $     580   $  24,733
                                                               ---------  -----------       -----        -----   ---------
                                                               ---------  -----------       -----        -----   ---------

    The following table presents the amount of the Bank's certificates of deposit of $100,000 or more by the time remaining until maturity at March 31, 1996:

MATURITY
- --------------------------------------------------------------------------      AMOUNT
                                                                            ---------------
                                                                            (IN THOUSANDS)
Three months or less......................................................     $     847
Over 3 months to 6 months.................................................           781
Over 6 months to 12 months................................................           611
Over 12 months............................................................           442
                                                                                  ------
  Total...................................................................     $   2,681
                                                                                  ------
                                                                                  ------

    The following table sets forth the Bank's deposit account balance activity for the periods indicated:

                                                              NINE MONTHS ENDED
                                                                  MARCH 31,              YEAR ENDED JUNE 30,
                                                             --------------------  -------------------------------
                                                               1996       1995       1995       1994       1993
                                                             ---------  ---------  ---------  ---------  ---------
                                                                            (DOLLARS IN THOUSANDS)
Beginning balance..........................................  $  27,737  $  27,348  $  27,348  $  29,062  $  27,617
Net increase(decrease) before interest credited............     (1,124)    (2,517)      (920)    (3,011)       (54)
Interest credited..........................................      1,167        946      1,309      1,297      1,499
Ending balance.............................................     27,780     25,777     27,737     27,348     29,062
                                                             ---------  ---------  ---------  ---------  ---------
    Net increase (decrease)................................  $      43  $  (1,571) $     389  $  (1,714) $   1,445
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    BORROWINGS. The FHLB System functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. See "REGULATION -- Federal Home Loan Banks." As a member in good standing of the FHLB of Cincinnati, the Bank is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for FHLB advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Test (the "QTL Test"). See "REGULATION -- Office of Thrift Supervision -- Qualified Thrift Lender Test." If an association meets the QTL Test, it will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the QTL Test, it will be eligible for such advances only to the extent it holds specified QTL Test assets. At March 31, 1996, the Bank was in compliance with the QTL Test.

    During fiscal 1995 the Bank obtained advances from the FHLB of Cincinnati as indicated in the following table:

                                                                            NINE MONTHS ENDED
                                                                                MARCH 31,               YEAR ENDED JUNE 30,
                                                                           --------------------  ---------------------------------
                                                                             1996       1995       1995       1994        1993
                                                                           ---------  ---------  ---------  ---------     -----
                                                                                           (DOLLARS IN THOUSANDS)
Average balance outstanding..............................................        931        995      1,046        815      --
Maximum amount outstanding at any month end during the period............      1,186      1,213      1,213      1,000      --
Balance outstanding at end of period.....................................        842      1,208      1,192        955      --
Weighted average interest rate during the period.........................       6.02%      5.36%      5.64%      5.16%     --
Weighted average interest rate at end of period..........................       5.51%      5.84%      5.85%      5.50%     --

COMPETITION

    The Bank competes for deposits with other savings associations, savings banks, commercial banks and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, the Bank competes with other savings banks, savings associations, commercial banks, mortgage brokers, consumer finance companies, credit unions, leasing companies and other lenders. The Bank competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers.

    Competition in Hamilton County is intense due to the number of financial institutions serving the area. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. The Bank does not offer all of the products and services offered by some of its competitors, particularly commercial banks. The Bank monitors the product offerings of its competitors and adds new products when it can do so competitively and cost effectively. The Bank's deposit market share in Hamilton County is negligible.

    The size of financial institutions competing with the Bank is likely to increase as a result of changes in statutes and regulations eliminating various restrictions on interstate and inter-industry branching and acquisitions. Such increased competition may have an adverse effect upon the Bank.

PROPERTIES

    The Bank leases the property at 25 Garfield Place where its office is located.

EMPLOYEES

    As of March 31, 1996, the Bank had eight full-time employees and no part-time employees. The Bank provides health and long-term disability benefits, life insurance, a 401(k) plan and a profit sharing plan for its employees. The Bank believes that relations with its employees are excellent. None of the employees of the Bank is represented by a collective bargaining unit.

LEGAL PROCEEDINGS

    The Bank is not presently involved in any material legal proceedings. From time to time, the Bank is a party to legal proceedings incidental to its business to enforce its security interest in collateral pledged to secure loans made by the Bank.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    THE HOLDING COMPANY. The Board of Directors of the Holding Company consists of seven members divided into two classes. Each of the directors of the Bank is also a director of the Holding Company. The terms of Ms. Emden, Mr. Silverglade and Mr. Silverman will expire in 1996 and the terms of Ms. Dickhaut, Mr. Lazelle, Mr. Levitch and Mr. Schwartz will expire in 1997.

    The executive officers of the Holding Company are Laird L. Lazelle, President and Dianne K. Rabe, Secretary and Treasurer.

    THE BANK. The Constitution of the Bank provides for a Board of Directors consisting of not less than five nor more than seven directors, with the number to be fixed or changed by the members by resolution at the annual meeting. The Board of Directors currently consists of seven directors divided into three classes. One class of directors is elected each year. Each director serves for a three-year term. The Board of Directors met 27 times during fiscal 1995 for regular and special meetings. No director attended fewer than 75% of the aggregate of such meetings and all meetings of the committees of which such director was a member.

    The following table presents certain information with respect to the present directors of the Bank, each of whom is also a director of the Holding Company, and the executive officers of the Bank:

                                                                              YEAR OF
                                                                            COMMENCEMENT
                                                POSITION(S) WITH THE             OF          TERM
             NAME                AGE(1)                 BANK                DIRECTORSHIP    EXPIRES
- ------------------------------  ---------  ------------------------------  --------------  ---------
Mardelle Dickhaut                  63      Director and Secretary               1989         1996
Ruth C. Emden                      69      Director                             1994         1997
Laird L. Lazelle                   57      Director and President               1994         1997
Robert E. Levitch                  62      Director                             1963         1998
Margo A. Liebert                   52      Treasurer                             --           --
Dianne K. Rabe                     44      Vice President                        --           --
Michael S. Schwartz                51      Chairman of the Board                1963         1998
Paul L. Silverglade                70      Director                             1988         1996
Ivan J. Silverman                  55      Director                             1992         1997

- ------------------------
(1) As of March 31, 1996.

    MARDELLE DICKHAUT has served as Secretary of the Bank since 1979 and as a director since 1989. Mrs. Dickhaut was employed at the Bank for 23 years prior to her retirement in 1995.

    RUTH C. EMDEN has served as a director of the Bank since 1994. Mrs. Emden is the retired widow of Narvin I. Emden who served the Bank as President, Managing Officer and Director for over 46 years. Mrs. Emden is active in community service.

    LAIRD L. LAZELLE is President and Chief Executive Officer of both the Holding Company and the Bank and is the designated Managing Officer of the Bank. Mr. Lazelle joined the Bank in January 1994. Mr. Lazelle has over 36 years of financial institution experience, most recently as President and Chief Executive Officer of The TriState Bancorp.

    ROBERT E. LEVITCH has served as a director of the Bank since 1967. Mr. Levitch has been a corrections officer with the Hamilton County Sheriff's Department since 1980.

    MARGO A. LIEBERT has served as Treasurer of the Bank since 1979 and is the chief accounting officer for the Bank. Mrs. Liebert has been employed by the Bank for 29 years.

    DIANNE K. RABE is Vice President and is the chief operating officer of the Bank and will also serve as Secretary/Treasurer of the Holding Company. Mrs. Rabe is a Certified Public Accountant. Mrs. Rabe came to the Bank from another Cincinnati thrift institution in 1992.

    MICHAEL S. SCHWARTZ is an attorney at law practicing in Cincinnati, Ohio and operates a title insurance agency. Mr. Schwartz is legal counsel to the Bank and also provides title services for loans granted by the Bank. Mr. Schwartz has served as a director of the Bank since 1967 and succeeded his father as Chairman of the Board in 1993.

    PAUL L. SILVERGLADE retired as the Corporate Office Personnel Director for Federated Department Stores in 1981, after serving for 33 years. Mr. Silverglade has been a director of the Bank since 1988 and serves as Chairman of the Compensation Committee.

    IVAN J. SILVERMAN is an investment consultant and Associate Vice President with Gradison Division of McDonald & Company Securities, Inc. Mr. Silverman is also the Mayor of the City of Montgomery, Ohio. Mr. Silverman has served as a director of the Bank since 1992 and serves as Chairman of the Audit Committee.

COMMITTEES OF DIRECTORS

    The Board of Directors of the Bank has an Audit Committee and a Compensation Committee. The full Board of Directors serves as a nominating committee.

    The members of the Audit Committee are Mr. Silverman, Ms. Emden, Mr. Levitch and Mr. Silverglade. The Audit Committee is responsible for selecting and recommending to the Board of Directors a firm to serve as auditors for the Bank. The Audit Committee met one time during fiscal 1995.

    The Compensation Committee is comprised of Mr. Silverglade, Mr. Silverman and Mr. Schwartz. The function of the Compensation Committee is to determine compensation for the Bank's employees and to make recommendations to the Board of Directors regarding employee benefits and related matters. The Compensation Committee met once during fiscal 1995.

COMPENSATION

    Each director of the Bank currently receives a fee of $7,500 per year.

    The   following  table  presents  certain  information  regarding  the  cash compensation received by Laird L. Lazelle, President of the Bank. No other executive officer of the Bank received compensation exceeding $100,000 during fiscal 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                ANNUAL COMPENSATION
                                                                      ---------------------------------------
                                                                                              OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                  YEAR      SALARY      BONUS    COMPENSATION (1)
- ---------------------------------------------------------  ---------  ---------  ---------  -----------------
Laird L. Lazelle                                                1995  $  69,488  $   5,200      $   6,000
  President and Chief Executive Officer

- ------------------------
(1) Consists of directors fees. Does not include amounts attributable to miscellaneous benefits received by the named executive officer, the cost of which was less than 10% of his annual salary and bonus.

DEFINED CONTRIBUTION PLAN

    The Bank maintains a tax-qualified defined benefit plan (the "Pension Plan") covering employees age 21 or older who have completed at least one year of service to the Bank. Pursuant to the Pension Plan, a participant may elect to allocate up to the lesser of 9% of his salary or $7,000 (multiplied by an adjustment factor) to his account annually. The Bank makes a 50% matching contribution and may also make additional discretionary contributions pursuant to the Pension Plan. The Bank's contributions become vested at the rate of one-fifth each year after two years of employment. The Bank's expense for contributions to the Pension Plan for the nine months ended March 31, 1996, and for the years ended June 30, 1995 and 1994, was $5,053, $10,585 and $10,167,
respectively.

STOCK BENEFIT PLANS

    EMPLOYEE STOCK OWNERSHIP PLAN. The Holding Company intends to establish the ESOP for the benefit of employees of the Holding Company and its subsidiaries, including the Bank, who are age 21 or older and who have completed at least one year of service with the Holding Company and its subsidiaries. The ESOP will provide an ownership interest in the Holding Company to all full-time employees of the Holding Company. The Board of Directors of the Holding Company believes that the ESOP will be in the best interests of the Holding Company and its shareholders.

    The ESOP trust intends to borrow funds from the Holding Company with which to acquire up to 8.0% of the Common Shares sold in the Conversion. Such loan will be secured by the Common Shares purchased with the proceeds, and will be repaid by the ESOP over a period of approximately seven years with discretionary contributions to the ESOP and earnings on ESOP assets. Common Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid.

    Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation. Except for participants who retire, become disabled or die during the plan year, all other participants must have completed at least 1,000 hours of service in order to receive an allocation. Benefits become fully vested after five years of service. Existing employees of the Holding Company and the Bank will be given credit for years of service to the Bank prior to the effective date of the

ESOP for vesting purposes. Vesting will be accelerated upon retirement at or after age 65, death, disability, termination of the ESOP or a change in control of the Bank. Shares allocated to the account of a participant whose employment by the Bank terminates prior to having satisfied the vesting requirement will be forfeited. Forfeitures will be reallocated among remaining participating employees. Benefits may be paid either in the Holding Company's common shares or in cash. Benefits may be payable upon retirement, death, disability or separation from service. Benefits payable under the ESOP cannot be estimated.

    A Committee appointed by the Board of Directors of the Holding Company will administer the ESOP. The Common Shares and other ESOP funds will be held and invested by a trustee (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding investments of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Shares for which employees do not give instructions and unallocated shares will be voted by the ESOP Trustee.

    The tax-qualified status of the ESOP and its purchase of the Common Shares of the Holding Company are subject to the subsequent approval of the Commissioner of the IRS (the "Commissioner"). The Holding Company will submit to the Commissioner an application for approval of the ESOP. Although no assurances can be given, the Holding Company expects that the ESOP will be approved by the Commissioner.

    STOCK OPTION PLAN. After the completion of the Conversion, the Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to approval by the shareholders of the Holding Company. The purposes of the Stock Option Plan include retaining and providing incentives to the directors, officers and employees of the Holding Company and its subsidiaries by facilitating their purchase of a stock interest in the Holding Company.

    Options granted to the officers and key employees under the Stock Option Plan may be "incentive stock options" within the meaning of Section 422 of the Code (an "ISO"). Options granted under the Stock Option Plan to directors who are not full-time employees of the Holding Company will not qualify under the Code and thus will not be incentive stock options ("Non-qualified Options"). Although any eligible director, officer or employee of the Holding Company may receive Non-qualified Options, it is anticipated that the non-employee directors of the Holding Company will receive Non-qualified Options and other eligible participants will receive ISOs.

    The option exercise price shall be determined by the Committee at the time of grant; provided, however, that the exercise price for an ISO or for any option if the Stock Option Plan is implemented by the Holding Company during the first year following the completion of the Conversion must not be less than 100% of the fair market value of the shares on the date of the grant. No stock option will be exercisable after the expiration of ten years from the date that it is granted; provided, however, that in the case of an ISO granted to an employee who owns more than 10% of the Bank's outstanding common shares at the time an ISO is granted under the Stock Option Plan, the exercise price of the ISO may not be less than 110% of the fair market value of the shares on the date of the grant, and the ISO shall not be exercisable after the expiration of five years from the date it is granted.

    An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. "Termination for cause," as defined in the Stock Option Plan, will result in the annulment of any outstanding options.

    The Holding Company will receive no monetary consideration for the granting of options under the Stock Option Plan. Upon the exercise of options, the Holding Company will receive payment of cash, Holding Company common shares or a combination of cash and common shares from option recipients in exchange for shares issued.

    The Committee may grant options under the Stock Option Plan at such times as they deem most beneficial to the Holding Company on the basis of the individual participant's responsibility, tenure and future potential to the Holding Company.

    A number of shares equal to 10% of the Common Shares to be issued in connection with the Conversion is expected to be reserved for issuance by the Holding Company upon the exercise of options to be granted to certain directors, officers and employees of the Holding Company and its subsidiaries from time to time under the Stock Option Plan. Assuming the issuance of 462,875 Common Shares in the Conversion, 46,288 Common Shares will be reserved for issuance under the Stock Option Plan. No determination has been made regarding the recipients of awards under the Stock Option Plan or the number of shares to be awarded to individual recipients.

    In accordance with OTS regulations, if the Stock Option Plan is implemented by the Holding Company during the first year following the completion of the Conversion, the following restrictions will apply: (i) the Stock Option Plan must be approved by the shareholders of the Holding Company at an annual or special meeting of shareholders, in either case to be held no earlier than six months after the completion of the Conversion; (ii) awards to directors who are not full-time employees of the Holding Company or the Bank may not exceed 5% of the plan shares per person and 30% of the plan shares in the aggregate of the total number of shares reserved for issuance under the plan, (iii) awards to directors or other persons who are full-time employees of the Holding Company or the Bank may not exceed 25% of the plan shares per person, and (iv) options will become exercisable at the rate of one-fifth per year commencing no earlier than one year from the date the Stock Option Plan is approved by the shareholders, subject to acceleration of vesting only in the event of the death or disability of a participant.

    RECOGNITION AND RETENTION PLAN. After the completion of the Conversion, the Bank intends to adopt the RRP. The purpose of the RRP is to provide directors and certain key employees of the Bank with an ownership interest in the Bank in a manner designed to compensate such directors and key employees for services to the Bank. The Bank expects to contribute sufficient funds to enable the RRP to purchase up to 18,515 Common Shares, assuming the issuance of 462,875 Common Shares in connection with the Conversion.

    The RRP Committee will consist of three directors who are not employees of the Bank. The RRP Committee will administer the RRP and determine the number of shares to be granted to eligible participants. Prior to being earned, each participant granted shares under the RRP will be entitled to the benefit of any dividends or other distributions paid on such shares. Compensation expense in the amount of the fair market value of the RRP shares will be recognized as the shares are earned.

    No determination has been made regarding recipients of RRP awards or the number of shares to be awarded to individual recipients. In accordance with OTS regulations, if the RRP is implemented during the first year following the completion of the Conversion, the following restrictions will apply: (i) the RRP must be approved by the shareholders of the Holding Company; (ii) awards to directors who are not full-time employees of the Holding Company or the Bank may not exceed 5% of the plan shares per person and 30% of the plan shares in the aggregate of the total number of shares reserved for issuance under the plan;
(iii) awards to directors or other persons who are full-time employees of the Holding Company or the Bank may not exceed 25% of the plan shares per person; and (iv) RRP shares will be earned and nonforfeitable at the rate of one-fifth per year on each of the first five anniversaries of the award, subject to acceleration only in the event of the death or disability of a participant.

EMPLOYMENT AGREEMENT

    The Bank currently has no employment agreements with any of its officers. The Bank intends to enter into an employment agreement with Laird L. Lazelle (the "Employment Agreement") upon the completion of the Conversion. The Employment Agreement will provide for a term of three years and a salary and performance review by the Board of Directors not less often than annually and will provide for inclusion of Mr. Lazelle in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The Employment Agreement will also provide for vacation and sick leave in accordance with the Bank's prevailing policies.

    The Employment Agreement will be terminable by the Bank at any time. In the event of termination by the Bank for "just cause," as defined in the Employment Agreement, Mr. Lazelle will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination by the Bank other than for just cause, at the end of the term of the Employment Agreement or in connection with a "change of control," as defined in the Employment Agreement, Mr. Lazelle will be entitled to a continuation of salary payments for a period of time equal to the term of the Employment Agreement and a continuation of benefits substantially equal to those being provided at the date of termination of employment until the earliest to occur of the end of the term of the Employment Agreement or the date Mr. Lazelle becomes employed full-time by another employer.

    The Employment Agreement also contains provisions with respect to the occurrence within one year of a "change of control" of (1) the termination of employment of Mr. Lazelle for any reason other than just cause, retirement or termination at the end of the term of the agreement, or (2) a constructive termination resulting from change in the capacity or circumstances in which Mr. Lazelle is employed or a material reduction in his responsibilities, authority, compensation or other benefits provided under the Employment Agreement without his written consent. In the event of any such occurrence, Mr. Lazelle will be entitled to payment of an amount equal to three times his average annual compensation for the three taxable years immediately preceding the termination of employment. In addition, Mr. Lazelle would be entitled to continued coverage under all benefit plans until the earliest of the end of the term of the Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which Mr. Lazelle may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Code. "Control," as defined in the Employment Agreement, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of the Bank or the Holding Company, the control of the election of a majority of the directors of the Bank or the Holding Company or the exercise of a controlling influence over the management or policies of the Bank or the Holding Company.

    The aggregate payments that would have been made to Mr. Lazelle under the Employment Agreement, assuming his termination at March 31, 1996, following a change of control, would have been approximately $195,000.

CERTAIN TRANSACTIONS WITH THE BANK

    In accordance with the OTS regulations, the Bank makes loans to executive officers and directors of the Bank in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. Other than loans made to executive officers and directors prior to 1989 for which closing costs were waived by the Bank, all outstanding loans to executive officers and directors comply with such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments. Loans to all directors and executive officers of the Bank and their related interests totalled $247,127 at March 31, 1996. Such amount includes two loans, one in the amount of $66,642, to a daughter of Ms. Emden, and the other in amount of $85,806, also to a daughter of Ms. Emden.

                                   REGULATION

GENERAL

    As a savings and loan association incorporated under the laws of Ohio, the Bank is subject to regulation, examination and oversight by the OTS and the Superintendent of the Division (the "Ohio Superintendent"). Because the Bank's deposits are insured by the FDIC, the Bank also is subject to general oversight by the FDIC. The Bank must file periodic reports with the OTS, the Ohio Superintendent and the FDIC concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether the Bank is in compliance with various regulatory requirements and is operating in a safe and sound manner. The Bank is a member of the FHLB of Cincinnati.

    The Holding Company will be a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended (the "HOLA"). Consequently, the Holding Company will be subject to regulation, examination and oversight by the OTS and will be required to submit periodic reports thereto. Because the Holding Company and the Bank are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code applicable to corporations generally.

    The United States Congress is considering legislation to recapitalize the SAIF. See "-- Federal Deposit Insurance Corporation -- Assessments." In connection with such legislation, Congress may eliminate the OTS and may require that the Bank be regulated under federal law in the same fashion as banks. As a result, the Bank may become subject to additional regulation, examination and oversight by the FDIC. In addition, the Holding Company might become a bank holding company, subject to examination, regulation and oversight by the Board of Governors of the Federal Reserve ("FRB"), including greater activity and capital requirements than imposed on it by the OTS.

OHIO SAVINGS AND LOAN LAW

    The Ohio Superintendent is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings and loan association.

    The Ohio Superintendent also has approval authority over any mergers involving or acquisitions of control of Ohio savings and loan associations. The Ohio Superintendent may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Superintendent may place an Ohio association in conservatorship or receivership.

    The Ohio Superintendent conducts regular examinations of the Bank approximately once a year. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Superintendent imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

OFFICE OF THRIFT SUPERVISION

    GENERAL. The OTS is an office in the Department of the Treasury and is responsible for the regulation and supervision of all federally chartered savings and loan associations and all other savings and loan associations the deposits of which are insured by the FDIC. The OTS issues regulations governing the operation of savings and loan associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. The OTS also may initiate enforcement actions against savings and loan associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the OTS may appoint a conservator or receiver for a savings and loan association.

    REGULATORY CAPITAL REQUIREMENTS. The Bank is required by OTS regulations to meet certain minimum capital requirements. For information regarding the Bank's regulatory capital at March 31, 1996, and pro forma regulatory capital after giving effect to the Conversion, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "REGULATORY CAPITAL COMPLIANCE."

    Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for the Bank consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for the Bank consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets, including certain off-balance sheet items, are weighted at percentage levels ranging from 0% to 100% depending on the relative risk).

    The OTS has proposed to amend the core capital requirement so that those associations that do not have the highest examination rating and an acceptable level of risk will be required to maintain core capital of from 4% to 5%, depending on the association's examination rating and overall risk. The Bank does not anticipate that it will be adversely affected if the core capital requirement regulation is amended as proposed.

    The OTS has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the OTS. If the measured interest rate risk is above the level deemed normal under the regulation, the association will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. In general, an association with less than $300 million in assets and a risk-based capital ratio in excess of 12% will not be subject to the interest rate risk component, and the association qualifies for such exemption. Pending implementation of the interest rate risk component, the OTS has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The OTS also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

    The OTS has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings and loan associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the OTS has less flexibility in determining how to resolve the problems of the institution. The OTS has defined these capital levels as follows: (i) well-capitalized associations must have total risk-based capital of at least 10%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of at least 6% and core capital of at least 5%; (ii) adequately capitalized associations are those that meet the regulatory minimum of total risk-based capital of 8%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of 4%, and core capital of 4% (except for associations receiving the highest examination rating, in which case the level is 3%) but are not well-capitalized; (iii) undercapitalized associations are those that do not meet regulatory limits, but that are not significantly undercapitalized; (iv) significantly undercapitalized associations have total risk-based capital of less than 6%, core risk-based capital (consisting only of items that qualify for inclusion in core capital) of less than 3% or core capital of less than 3%; and
(v) critically undercapitalized associations are those with core capital of less than 2% of total assets. In addition, the OTS generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. An undercapitalized association must submit a capital restoration plan to the OTS within 45 days after it becomes undercapitalized. Undercapitalized associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. The Bank's capital at March 31, 1996, meets the standards for a well-capitalized institution.

    Federal law prohibits a savings and loan association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (i) an amount equal to 50% of the association's total assets at the time the association became undercapitalized or (ii) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

    LIQUIDITY. OTS regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances and specified United States government, state or federal agency obligations) equal to a monthly average of not less than 5% of its net withdrawable savings deposits plus borrowings payable in one year or less. Federal regulations also require each member institution to maintain an average daily balance of short-term liquid assets of not less than 1% of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of the Bank at March 31, 1996, was approximately $4.6 million, or 15.69%, which exceeded the 5% liquidity requirement by approximately $3.1 million. See "MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

    QUALIFIED THRIFT LENDER TEST. Savings and loan associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments. Such investments are generally related to domestic residential real estate and manufactured housing and include stock issued by any FHLB, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The QTL test requires that 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business and 20% of liquid assets) consist of qualified thrift investments on a monthly average basis in 9 out of every 12 months. The OTS may grant exceptions to the QTL test under certain circumstances. If a savings and loan association fails to meet the QTL Test, the Bank and its holding company will be subject to certain operating restrictions. A savings and loan association that fails to meet the QTL Test will not be eligible for new FHLB advances. See "-- Federal Home Loan Banks." At March 31, 1996, the Bank had QTL investments in excess of 65% of its total portfolio assets.

    LENDING LIMIT. OTS regulations generally limit the aggregate amount that a savings association can lend to one borrower or group of related borrowers to an amount equal to 15% of the association's unimpaired capital, which is defined for this purpose as total capital for regulatory purposes. A savings association may loan to one borrower an additional amount not to exceed 10% of the association's unimpaired capital if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Notwithstanding the level of unimpaired capital and surplus, a savings association may lend up to $500,000 to any one borrower or group of related borrowers. See "THE BUSINESS OF THE BANK -- Lending Activities -- Loan Originations, Purchases and Sales."

    TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to insiders are also subject to Sections 22(g) and (h) of the Federal Reserve Act ("FRA"), which place restrictions on loans to executive officers, directors and principal shareholders and their related interests. Generally, such loans must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders and their related interests cannot exceed the association's unimpaired capital and surplus or 200% of unimpaired capital and surplus for eligible adequately capitalized institutions with less than $100 million in assets. See "-- Lending Limits." Most loans to directors, executive officers and principal shareholders must be approved in advance by a majority of the "disinterested" members of the board of directors of the association with any "interested" director not participating. All loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public. Loans to executive officers are subject to additional limits. The Bank was in compliance with such restrictions at March 31, 1996. See "MANAGEMENT -- Certain Transactions with the Bank."

    Savings associations must comply with Sections 23A and 23B of the FRA, pertaining to transactions with affiliates. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with the savings and loan association. The Holding Company will be an affiliate of the Bank. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings and loan association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. The Bank was in compliance with these requirements and restrictions at March 31, 1996.

    LIMITATIONS ON CAPITAL DISTRIBUTIONS. The OTS imposes various restrictions or requirements on the ability of associations to make capital distributions, according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulation, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

    For purposes of the capital distribution regulations, each institution is categorized in one of three tiers. Tier 1 consists of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of 100% of their net income, current year-to-date, plus 50% of the amount by which the lesser of such association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a tier 2 association. Tier 2 consists of associations that, before and after the proposed capital distribution, meet their current minimum, but not fully phased-in capital requirement. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a tier 2 or tier 3 association.

    The Bank meets the requirements for a tier 1 association and has not been notified of any need for more than normal supervision. The Bank will also be prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the Bank would be reduced below the amount required to be maintained for the liquidation account established in connection with the Conversion. In addition, as a subsidiary of the Holding Company, the Bank will also be required to give the OTS 30 day's notice prior to declaring any dividend on its stock. The OTS may object to the dividend during that 30-day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.

    In   December  1994,  the  OTS  issued  a  proposal  to  amend  the  capital distributions limits. Under that proposal, associations not owned by a holding company with a CAMEL examination rating of 1 or 2 could make a capital distribution without notice to the OTS, if they remain adequately capitalized, as described above, after the distribution is made. Any other association seeking to make a capital distribution that would not cause the association to fall below the capital levels to qualify as adequately capitalized or better, would have to provide notice to the OTS. Except under limited circumstances and with OTS approval, no capital distributions would be permitted if it caused the association to become undercapitalized or worse.

    HOLDING COMPANY REGULATION. After the Conversion, the Holding Company will be a savings and loan holding company within the meaning of the HOLA. As such, the Holding Company will register with the OTS and will be subject to OTS regulations, examination, supervision and reporting requirements, in addition to the reporting requirements of the SEC. Congress is considering legislation which may require that the Holding Company become a bank holding company regulated by the FRB. Bank holding companies with more than $150 million in assets are subject to capital requirements similar to those imposed on the Bank. They are also subject to more restrictive activity and investment limits than savings and loan holding companies, although they have more extensive interstate acquisition authority than savings and loan holding companies. No assurances can be given that such legislation will be enacted, and the Holding Company cannot be certain of the impact such legislation may have on its future operations.

    The HOLA generally prohibits a savings and loan holding company from controlling any other savings and loan association or savings and loan holding company, without prior approval of the OTS, or from acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without such savings and loan association being deemed to be controlled by such holding company. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

    The Holding Company will be a unitary savings and loan holding company. Under current law, there are generally no restrictions on the activities of unitary savings and loan holding companies, and such companies are the only financial institution holding companies which may engage in commercial, securities and insurance activities without limitation. The broad latitude under current law is restricted if the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings and loan association. The OTS may impose such restrictions as deemed necessary to address such risk, including limiting
(i) payment of dividends by the savings and loan association; (ii) transactions between the savings and loan association and its affiliates; and (iii) any activities of the savings and loan association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings and loan association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings and loan association subsidiary of a holding company fails to meet the QTL Test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At March 31, 1996, the Bank met the QTL Test. See "-- Qualified Thrift Lender Test."

    If the Holding Company were to acquire control of another savings institution, other than through a merger or other business combination with the Bank, or if the Bank failed to meet the QTL Test, the Holding Company would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings and loan association meets the QTL Test, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings and loan associations) would thereafter be subject to activity restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof that is not a savings institution shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings institution; (ii) conducting an insurance agency or escrow business; (iii) holding, managing or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities previously directly authorized by federal regulation as of March 5, 1987, to be engaged in by multiple holding companies; or (vii) those activities authorized by the FRB as permissible for bank holding companies [unless the OTS by regulation prohibits or limits such activities for savings and loan holding companies] and which have been approved by the OTS prior to being engaged in by a multiple holding company.

    The OTS may approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings and loan associations in more than one state only if the multiple savings and loan holding company involved controls a savings and loan association that operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings and loan associations in more than one state in the case of certain emergency thrift acquisitions.

    No subsidiary savings and loan association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without the giving of such notice shall be invalid.

FEDERAL DEPOSIT INSURANCE CORPORATION

    DEPOSIT INSURANCE. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the SAIF for savings associations, state savings banks that converted from savings associations and banks that have acquired deposits from savings associations. The BIF and the SAIF are each required to maintain designated levels of reserves. The FDIC has examination authority over all insured depository institutions, including the Bank, and has authority to initiate enforcement actions against federally insured savings associations if the FDIC does not believe the OTS has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

    The deposit accounts of the Bank and of other savings associations are insured by the FDIC in the SAIF. The reserves of the SAIF are currently below the level required by law, because of a higher than anticipated reduction in the amount of SAIF deposits and because a significant portion of the assessments paid into the fund are used to pay the principal and interest on bonds issued by FICO to pay the cost of resolving past thrift failures. The deposit accounts of commercial banks are insured by the BIF administered by the FDIC, except to the extent that such banks have acquired SAIF deposits. The reserves of the BIF reached the level required by law in May 1995.

    ASSESSMENTS. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

    Because of the differing reserve levels of the SAIF and the BIF, deposit insurance assessments paid by healthy commercial banks were recently reduced significantly below the level paid by healthy savings associations. Assessments paid by healthy savings associations exceeded those paid by healthy commercial banks by approximately $.19 per $100 in deposits in late 1995 and will exceed them by $.23 per $100 in deposits beginning in 1996. Such premium disparity could have a negative competitive impact on the Bank and other institutions with SAIF deposits.

    Congress is considering legislation to recapitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF. Currently, the recapitalization plan provides for the payment of a special assessment of approximately $.85 per $100 of SAIF deposits held at some date to be determined, in order to increase SAIF reserves to the level required by law. Certain banks holding SAIF insured deposits would pay a lower special assessment. In addition, the cost of prior thrift failures would be shared by both the SAIF and the BIF. Such cost sharing might increase BIF assessments by $.02 to $.025 per $100 in deposits. SAIF assessments for healthy savings associations would be set at a significantly lower level after the special assessment is paid by all SAIF institutions and could never be reduced below the level set for healthy BIF institutions.

    The recapitalization plan also provides for the merger of the SAIF and BIF on January 1, 1998. However, the SAIF recapitalization legislation currently provides for an elimination of the federal thrift charter or of the separate federal regulation of thrifts prior to the merger of the deposit insurance funds. The Bank would be regulated under federal law as a bank, and, as a result, would become subject to the more restrictive activity limitations imposed on national banks. Under current tax laws, savings associations meeting certain requirements have been able to deduct from income for tax purposes amounts designated as reserved for bad debts. See Note 13 of the Notes to the Financial Statements. Currently, upon the conversion of a savings association to a bank, certain amounts of such association's bad debt reserve must be recaptured as taxable income over a six-year period if the association has used the percentage of taxable income method to compute its reserve. Congress is considering legislation requiring, generally, that even if a savings association does not convert to a bank, bad debt reserves taken after 1987 using the percentage of taxable income method must be included in future taxable income of the association over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. The requirement that the Bank convert to a bank charter and the proposed tax legislation could have an adverse effect on the Holding Company, although until such proposals are acted upon by Congress, the extent of such effect is uncertain.

    The Bank had $25.8 million in deposits at March 31, 1995. If the one-time special assessment in the legislative proposal is enacted into law, the Bank will pay an additional assessment of approximately $219,000, net of tax effects, which will reduce capital and earnings for the quarter in which the special assessment is recorded. However, it is expected that quarterly SAIF assessments would be reduced significantly after such special assessment is paid.

    No assurances can be given that the SAIF recapitalization plan will be enacted into law or in what form it may be enacted. In addition, the Holding Company can give no assurances that the disparity between BIF and SAIF assessments will be eliminated and cannot be certain of the impact of its being regulated as a bank holding company, the Bank being regulated as a bank or the change in tax accounting for bad debt reserves until the legislation requiring such change is enacted. If the proposed legislation is not enacted, SAIF premiums may increase and the disparity between BIF and SAIF premiums may become more pronounced, which would negatively impact the Bank.

FRB RESERVE REQUIREMENTS

    FRB regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $52.0 million (subject to an exemption of $4.3 million) and of 10% of net transaction accounts over $52.0 million. At March 31, 1996, the Bank was in compliance with the FRB's reserve requirements.

FEDERAL HOME LOAN BANKS

    The FHLBs provide credit to their members in the form of advances. See "THE BUSINESS OF THE BANK -- Deposits and Borrowings." The Bank is a member of the FHLB of Cincinnati and must maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of the Bank's residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, and 5% of its advances from the FHLB. The Bank is in compliance with this requirement with an investment in stock of the FHLB of Cincinnati of $274,000 at March 31, 1996.

    FHLB advances to members such as the Bank who meet the QTL Test are generally limited to the lower of (i) 25% of the member's assets and (ii) 20 times the member's investment in FHLB stock. At March 31, 1996, the Bank's maximum limit on advances was approximately $5.48 million. The granting of advances is subject also to the FHLB's collateral and credit underwriting guidelines.

    Upon the origination or renewal of a loan or advance, the FHLB of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any FHLB; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable FHLB, if such collateral has a readily ascertainable value and the FHLB can perfect its security interest in the collateral.

    Each  FHLB is  required to  establish standards  of community  investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each FHLB must be made only to provide funds for residential housing finance. The FHLBs have established an "Affordable Housing Program" to subsidize the interest rate of advances to member associations engaged in lending for long-term, low- and moderate-income, owner-occupied and affordable rental housing at subsidized rates. The FHLB of Cincinnati reviews and accepts proposals for subsidies under that program twice a year. The Bank has not participated in such program.

                                    TAXATION

FEDERAL TAXATION

    The Holding Company is subject to the federal tax laws that apply to corporations generally. With certain exceptions, the Bank is also subject to the federal tax laws and regulations which apply to corporations generally. One such exception permits thrift institutions such as the Bank which meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Code to establish a reserve for bad debts and to make annual additions thereto which may, within specified limits, be taken as a deduction in computing taxable income. Legislation pending in Congress, however, may eliminate this bad debt reserve provision in 1996 and may require the recapture of post-1987 bad debt reserves over a six-year period beginning in 1998. See "REGULATION -- Federal Deposit Insurance Corporation -- Assessments."

    For purposes of the bad debt reserve deduction, loans are categorized as "qualifying real property loans," which generally include loans secured by improved real estate, and "nonqualifying loans," which include all other types of loans. The amount of the bad debt reserve deduction for "nonqualifying loans" is computed under the experience method. A thrift institution may elect annually to compute its allowable addition to its bad debt reserves for qualifying loans under either the experience method or the percentage of taxable income method. For 1995, 1994 and 1993, the Bank used the percentage of taxable income method.

    Under the experience method, the bad debt deduction for an addition to the reserve for "qualifying real property loans" or "nonqualifying loans" is an amount determined under a formula based upon a moving average of the bad debts actually sustained by a thrift institution over a period of years or an amount necessary to maintain a minimum reserve level amount for a statutory base year.

    The percentage of specially computed taxable income that is used to compute the percentage bad debt deduction is 8%. The percentage bad debt deduction thus computed is reduced by the amount permitted as a deduction for nonqualifying loans under the experience method. The availability of the percentage of taxable income method permits qualifying thrift institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations generally. The effective maximum federal income tax rate applicable to a qualifying thrift institution (exclusive of any minimum tax or environmental tax), assuming the maximum percentage bad debt deduction, is approximately 31.3%.

    If less than 60% of the total dollar amount of an institution's assets (on a tax basis) consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain governmental obligations), such institution may not deduct any addition to a bad debt reserve and generally must include reserves in excess of that allowable under the experience method in income over a six-year period. At March 31, 1996, at least 60% of the Bank's total assets were specified assets. No representation can be made as to whether the Bank will meet the 60% test for subsequent taxable years.

    Under the percentage of taxable income method, the percentage bad debt deduction cannot exceed the amount necessary to increase the balance in the reserve for "qualifying real property loans" to an amount equal to 6% of such loans outstanding at the end of the taxable year. Additionally, the total bad debt deduction attributable to "qualifying real property loans" cannot exceed the greater of (i) the amount deductible under the experience method and (ii) the amount which, when added to the bad debt deduction for "nonqualifying loans," equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. At March 31, 1996, and for all prior years, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Bank. It is not expected that these limitations will be a limiting factor in the foreseeable future.

    In addition to the regular income tax, the Bank is subject to an alternative minimum tax which is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include (i) 100% of the excess of a thrift institution's bad debt deduction over the amount that would have been allowable based on actual experience and (ii) interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to this preference item and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1996, the Bank is also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million.

    To the extent earnings appropriated to a thrift institution's bad debt reserves for qualifying real property loans and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method, and to the extent of the institution's supplemental reserves for losses on loans (the "Excess"), such Excess may not, without adverse tax consequences, be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the Excess; and third, out of such other accounts as may be proper. As of March 31, 1996, the Bank's Excess for tax purposes totaled approximately $614,000. The Bank believes it had approximately $1.9 million of accumulated earnings and profits for tax purposes as of March 31, 1996, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. See "DIVIDEND POLICY." No representation can be made as to whether the Bank will have current or accumulated earnings and profits in subsequent periods.

    The tax returns of the Bank have been closed by statute or audited through 1992. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Bank.

OHIO TAXATION

    The Bank is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Bank's book net worth determined in accordance with GAAP. As a "financial institution," the Bank is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

    The Holding Company is subject to the Ohio corporation franchise tax and a special litter tax. The franchise tax, as applied to the Holding Company, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and (ii) 0.582% times taxable net worth.

    In computing its tax under the net worth method, the Holding Company may exclude 100% of its investment in the capital stock of the Bank after the Conversion, as reflected on the balance sheet of the Holding Company, as long as it owns at least 25% of the issued and outstanding capital stock of the Bank. The calculation of the exclusion from net worth is based on the ratio of the excludable investment (net of any appreciation or goodwill included in such investment) to total assets multiplied by the net value of the stock. As a holding company, the Holding Company may be entitled to various other deductions in computing taxable net worth that are not generally available to operating companies.

                                 THE CONVERSION

    THE OTS AND THE DIVISION HAVE APPROVED THE PLAN, SUBJECT TO THE APPROVAL OF THE PLAN BY THE MEMBERS OF THE BANK ENTITLED TO VOTE ON THE PLAN AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS AND THE DIVISION. OTS AND DIVISION APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN.

GENERAL

    The Board of Directors of the Bank has unanimously adopted the Plan and recommends that the Voting Members of the Bank approve the Plan at the Special Meeting. During and upon completion of the Conversion, the Bank will continue to provide the services presently offered to depositors and borrowers, will maintain its existing office and will retain its existing management and employees.

    Based on the current Valuation Range, between 297,500 and 402,500 Common Shares are expected to be offered in the Subscription Offering and the concurrent Community Offering at a price of $10 per share. The actual number of shares sold in connection with the Conversion will be determined upon completion of the Offering based on the final valuation of the Bank, as converted. See "Pricing and Number of Common Shares to be Sold."

    The Common Shares will be offered in the Subscription Offering to the ESOP and certain present and former depositors of the Bank. Any Common Shares not subscribed for in the Subscription Offering may be sold to the general public in the Community Offering in a manner which will seek to achieve the widest distribution of the Common Shares, but which will give preference to natural persons residing in Hamilton County, Ohio. Under OTS regulations, the Community Offering must be completed within 45 days following the Subscription Expiration Date, unless such period is extended by the Bank with the approval of the OTS and the Division. If the Community Offering is determined not to be feasible, an occurrence that is not currently anticipated, the Boards of Directors of the Holding Company and the Bank will consult with the OTS and the Division to determine an appropriate alternative method of selling unsubscribed Common Shares up to the minimum of the Valuation Range. No alternative sales methods are currently planned.

    OTS and Ohio regulations require the completion of the Conversion within 24 months after the date of the approval of the Plan by the Voting Members of the Bank. The commencement and completion of the Conversion will be subject to market conditions and other factors beyond the Bank's control. Due to changing economic and market conditions, no assurance can be given as to the length of time that will be required to complete the sale of the Common Shares. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Bank. In such circumstances, the Bank may also incur substantial additional printing, legal and accounting expenses in completing the Conversion. In the event the Conversion is not successfully completed, the Bank will be required to charge all Conversion expenses against current earnings.

REASONS FOR THE CONVERSION

    The principal factors considered by the Bank's Board of Directors in reaching the decision to pursue a mutual-to-stock conversion are the uncertain future of the mutual form of ownership generally and the numerous competitive disadvantages which the Bank faces if it continues in mutual form. These disadvantages relate to a variety of factors, including growth opportunities, employee retention and regulatory uncertainty.

    If the Bank is to continue to grow and prosper, the mutual form of organization is the least desirable form from a competitive standpoint. The opportunities for a mutual to expand through mutual-to-mutual mergers or acquisitions are limited because cash is the only form of consideration a mutual institution can offer to another institution. Although the Bank does not have any specific acquisitions planned at this time, the Conversion will position the Bank to take advantage of any acquisition opportunities which may present themselves. Because a conversion to stock form is a time-consuming and complex process, the Bank cannot wait until an acquisition is imminent to embark on the conversion process.

    As an increasing number of the Bank's competitors convert to stock form and acquire the ability to use stock-based compensation programs, the Bank, in mutual form, would be at a disadvantage when it comes to attracting and retaining qualified management. The Bank believes that the ESOP for all employees and the Stock Option Plan and the RRP for directors and management are important tools in achieving such goals, even though the Bank will be required to wait until after the Conversion to implement the Stock Option Plan and the RRP. See "MANAGEMENT -- Stock Benefit Plans."

    Another benefit of the Conversion will be an increase in capital. Notwithstanding the Bank's current capital position, the importance of higher levels of capital cannot be ignored in the current interest rate environment. As has been amply demonstrated in the past, changing accounting principles, interest rate shifts and changing regulations can threaten even well-capitalized institutions. As a mutual institution, the Bank can only increase capital through retained earnings or the issuance of subordinated debentures, which do not count as tier 1 capital for regulatory capital purposes. Capital that may seem unnecessary now may help the Bank withstand future threats to its capital. See "REGULATION -- Office of Thrift Supervision -- Regulatory Capital Requirements."

PRINCIPAL EFFECTS OF THE CONVERSION

    VOTING RIGHTS. Savings account holders and borrowers who are members of the Bank in its mutual form will have no voting rights in the Bank as converted and will not participate, therefore, in the election of directors or otherwise control the Bank's affairs. Voting rights in the Holding Company will be held exclusively by its shareholders, and voting rights in the Bank will be held exclusively by the Holding Company. Each holder of the Holding Company's common shares will be entitled to one vote for each share owned on any matter to be considered by the Holding Company's shareholders. See "DESCRIPTION OF AUTHORIZED SHARES."

    SAVINGS ACCOUNTS AND LOANS. Savings accounts in the Bank, as converted, will be equivalent in amount, interest rate and other terms to the present savings accounts in the Bank, and the existing FDIC insurance on such deposits will not be affected by the Conversion. The Conversion will not affect the terms of loan accounts or the rights and obligations of borrowers under their individual contractual arrangements with the Bank.

    TAX CONSEQUENCES. The consummation of the Conversion is expressly conditioned on receipt by the Bank of a private letter ruling from the Internal Revenue Service or an opinion of counsel to the effect that the Conversion will constitute a tax-free reorganization as defined in Section 368(a) of the Code. The Bank intends to proceed with the Conversion based upon an opinion rendered by its special counsel, Vorys, Sater, Seymour and Pease, to the following effect:

        (1) The Conversion  constitutes a reorganization  within the meaning  of
    Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by the Bank in its mutual form or in its stock form as a result of the Conversion. The Bank in its mutual form and the Bank in its stock form will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

        (2) No gain or loss will be recognized by the Bank upon the receipt of money from the Holding Company in exchange for the capital stock of the Bank, as converted;

        (3) The assets of the Bank will have the same basis in its hands immediately after the Conversion as they had in its hands immediately prior to the Conversion, and the holding period of the assets of the Bank after the Conversion will include the period during which the assets were held by the Bank before the Conversion;

        (4) No gain or loss will be recognized by the deposit account holders of the Bank upon the issuance to them, in exchange for their respective withdrawable deposit accounts in the Bank immediately prior to the Conversion, of withdrawable deposit accounts in the Bank immediately after the Conversion, in the same dollar amount as their withdrawable deposit accounts in the Bank immediately prior to the Conversion, plus, in the case of Eligible Account Holders and Supplemental Eligible Account Holders (hereinafter defined), the interests in the Liquidation Account of the Bank, as described below;

        (5) The basis of the withdrawable deposit accounts in the Bank held by its deposit account holders immediately after the Conversion will be the same as the basis of their deposit accounts in the Bank immediately prior to the Conversion. The basis of the interests in the Liquidation Account received by the Eligible Account Holders and Supplemental Eligible Account Holders will be zero. The basis of the nontransferable subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Eligible Members will be zero (assuming that at distribution such rights have no ascertainable fair market value);

        (6) No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members upon the distribution to them of nontransferable subscription rights to purchase
    Common Shares (assuming that at distribution such rights have no ascertainable fair market value), and no taxable income will be realized by such Eligible Account Holders, Supplemental Eligible Account Holders or Other Eligible Members as a result of their exercise of such nontransferable subscription rights;

        (7) The basis of the Common Shares purchased by members of the Bank pursuant to the exercise of subscription rights will be the purchase price thereof (assuming that such rights have no ascertainable fair market value and that the purchase price is not less than the fair market value of the shares on the date of such exercise), and the holding period of such shares will commence on the date of such exercise. The basis of the Common Shares purchased other than by the exercise of subscription rights will be the purchase price thereof (assuming in the case of the other subscribers that the opportunity to buy in the Subscription Offering has no ascertainable fair market value), and the holding period of such shares will commence on the day after the date of the purchase;

        (8) For purposes of Section 381 of the Code, the Bank will be treated as if there had been no reorganization. The taxable year of the Bank will not end on the effective date of the Conversion. Immediately after the Conversion, the Bank in its stock form will succeed to and take into account the tax attributes of the Bank in its mutual form immediately prior to the Conversion, including the Bank's earnings and profits or deficit in earnings and profits;

        (9) The bad debt reserves of the Bank in its mutual form immediately prior to the Conversion will not be required to be restored to the gross income of the Bank in its stock form as a result of the

    Conversion and immediately after the Conversion such bad debt reserves will have the same character in the hands of the Bank in its stock form as they would have had if there had been no Conversion. The Bank in its stock form will succeed to and take into account the dollar amounts of those accounts of the Bank in its mutual form which represent bad debt reserves in respect of which the Bank in its mutual form has taken a bad debt deduction for taxable years ending on or before the Conversion; and

        (10) Regardless of book entries made for the creation of the Liquidation Account, the Conversion will not diminish the accumulated earnings and profits of the Bank available for the subsequent distribution of dividends within the meaning of Section 316 of the Code. The creation of the Liquidation Account on the records of the Bank will have no effect on its taxable income, deductions for additions to reserves for bad debts under
    Section 593 of the Code or distributions to stockholders under Section 593(e) of the Code.

    For Ohio tax purposes, the tax consequences of the Conversion will be as follows:

        (1) The Bank is a "financial institution" for State of Ohio tax purposes, and the Conversion will not change such status;

        (2) The Bank is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of the Bank's equity capital determined in accordance with GAAP, and the Conversion will not change such status;

        (3) As a "financial institution," the Bank is not subject to any tax based upon net income or net profit imposed by the State of Ohio, and the Conversion will not change such status;

        (4) The Conversion will not be a taxable transaction to the Bank in its mutual or stock form for purposes of the Ohio corporate franchise tax. As a consequence of the Conversion, however, the annual Ohio corporate franchise tax liability of the Bank will increase if the taxable net worth of the Bank (i.e., book net worth computed in accordance with GAAP at the close of the Bank's taxable year for federal income tax purposes) increases thereby; and

        (5) The Conversion will not be a taxable transaction to any deposit account holder or borrower member of the Bank in its mutual or stock form for purposes of the Ohio corporate franchise tax and the Ohio personal income tax.

    The Bank has received an opinion from Keller to the effect that the subscription rights have no ascertainable fair market value because the rights are received by specified persons at no cost, may not be transferred and are of short duration. The IRS could challenge the assumption that the subscription rights have no ascertainable fair market value.

    LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the Bank in its present mutual form, each depositor in the Bank would receive a pro rata share of any assets of the Bank remaining after payment of the claims of all creditors, including the claims of all depositors to the withdrawable value of their savings accounts. A depositor's pro rata share of such remaining assets would be the same proportion of such assets as the value of such depositor's savings deposits bears to the total aggregate value of all savings deposits in the Bank at the time of liquidation.

    In the event of a complete liquidation of the Bank in its stock form after the Conversion, each savings depositor would have a claim of the same general priority as the claims of all other general creditors of the Bank. Except as described below, each depositor's claim would be solely in the amount of the balance in such depositor's savings account plus accrued interest. The depositor would have no interest in the assets of the Bank above that amount. Such assets would be distributed to the shareholders of the Bank.

    For the purpose of granting a limited priority claim to the assets of the Bank in the event of a complete liquidation thereof to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain savings accounts at the Bank after the Conversion, the Bank will, at the time of Conversion,

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
establish the Liquidation Account in an amount equal to the retained earnings of the Bank as of March 31, 1996. The Liquidation Account will not operate to restrict the use or application of any of the regulatory capital of the Bank.

    Each Eligible Account Holder and Supplemental Eligible Account Holder will have a separate inchoate interest (the "Subaccount") in a portion of the Liquidation Account for Qualifying Deposits held on the Eligibility Record Date or the Supplemental Eligibility Record Date (hereinafter defined).

    The balance of each initial Subaccount shall be an amount determined by multiplying the amount in the Liquidation Account by a fraction, the numerator of which is the closing balance in the account holder's account as of the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator of which is the total amount of all Qualifying Deposits of Eligible Account Holders on the Eligibility Record Date or the Supplemental Eligibility Record Date. The balance of each Subaccount may be decreased but will never be increased. If, at the close of business on the last day of any fiscal year subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance in the savings account to which a Subaccount relates is less than the lesser of (i) the deposit balance in such savings account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit as of the Eligibility Record Date or the Supplemental Eligibility Record Date, the balance of the Subaccount for such savings account shall be adjusted proportionately to the reduction in such savings account balance. In the event of any such downward adjustment, such Subaccount balance shall not be subsequently increased notwithstanding any increase in the deposit balance of the related savings account. If any savings account is closed, its related Subaccount shall be reduced to zero upon such closing.

    In the event of a complete liquidation of the converted Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall receive from the Liquidation Account a distribution equal to the current balance in each of such account holder's Subaccounts before any liquidation distribution may be made to the shareholders of the Bank. Any assets remaining after satisfaction of such liquidation rights and the claims of the Bank's creditors would be distributed to the shareholders of the Bank. No merger, consolidation, purchase of bulk assets or similar combination or transaction with another financial institution, the deposits of which are insured by the FDIC, will be deemed to be a complete liquidation for this purpose and, in any such transaction, the Liquidation Account shall be assumed by the surviving institution.

    COMMON SHARES. SHARES ISSUED UNDER THE PLAN CANNOT AND WILL NOT BE INSURED BY THE FDIC. For a description of the characteristics of the Common Shares, see "DESCRIPTION OF AUTHORIZED SHARES."

INTERPRETATION AND AMENDMENT OF THE PLAN

    To the extent permitted by law, all interpretations of the Plan by the Boards of Directors of the Holding Company and the Bank will be final. The Plan may be amended by the Boards of Directors of the Holding Company and the Bank at any time with the concurrence of the OTS and the Division. If the Bank determines, upon advice of counsel and after consultation with the OTS and the Division, that any such amendment is material, subscribers will be notified of the amendment and will be provided the opportunity to increase, decrease or cancel their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

CONDITIONS AND TERMINATION

    The completion of the Conversion requires the approval of the Plan by the Voting Members of the Bank at the Special Meeting and completion of the sale of the Common Shares within 24 months following the date of such approval. If these conditions are not satisfied, the Plan will automatically terminate and the Bank will continue its business in the mutual form of organization. The Plan may be voluntarily terminated by the Board of Directors at any time before the Special Meeting and at any time thereafter with the approval of the OTS and the Division.

SUBSCRIPTION OFFERING

    THE SUBSCRIPTION OFFERING WILL  EXPIRE AT         .M., EASTERN TIME, ON  THE
"SUBSCRIPTION EXPIRATION DATE." SUBSCRIPTION RIGHTS NOT EXERCISED BEFORE THE SUBSCRIPTION EXPIRATION DATE WILL BE VOID, WHETHER OR NOT THE BANK HAS BEEN ABLE TO LOCATE EACH PERSON ENTITLED TO SUCH SUBSCRIPTION RIGHTS.

    Nontransferable subscription rights to purchase Common Shares are being issued at no cost to all eligible persons and entities in accordance with the preference categories established by the Plan, as described below. Each subscription right may be exercised only by the person to whom it is issued and only for his or her own account. EACH PERSON SUBSCRIBING FOR COMMON SHARES MUST REPRESENT TO THE BANK THAT HE OR SHE IS PURCHASING THE COMMON SHARES FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF THE COMMON SHARES. ANY PERSON WHO ATTEMPTS TO TRANSFER HIS OR HER SUBSCRIPTION RIGHTS MAY BE SUBJECT TO PENALTIES AND SANCTIONS, INCLUDING LOSS OF THE SUBSCRIPTION RIGHTS.

    The number of Common Shares which a person who has subscription rights may purchase will be determined, in part, by the total number of Common Shares to be issued and the availability of Common Shares for purchase under the preference categories set forth in the Plan and certain other limitations. See "Limitations on Purchases of Common Shares." The sale of any Common Shares pursuant to subscriptions received is contingent upon approval of the Plan by the Voting Members of the Bank at the Special Meeting.

    The preference categories and preliminary purchase limitations which have been established by the Plan, in accordance with applicable regulations, for the allocation of Common Shares are as follows:

        (a) Each Eligible Account Holder shall receive, without payment therefor, the nontransferable right to purchase in the Subscription Offering up to 2.5% of the total Common Shares sold in the Offering. If the exercise of subscription rights in this Category 1 results in an over-subscription, Common Shares will be allocated among subscribing Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on the Eligibility Record Date bears to the total Qualifying Deposits of all Eligible Account Holders on such date. For purposes of this paragraph (a), increases in the Qualifying Deposits of directors and executive officers of the Bank during the twelve months
    preceding  the   Eligibility   Record   Date  shall   not   be   considered.
    Notwithstanding the foregoing, Common Shares in excess of 402,500, the maximum of the Valuation Range, may be sold to the ESOP before fully satisfying the subscriptions of Eligible Account Holders. No fractional shares will be issued.

        (b) The ESOP shall receive, without payment therefor, the nontransferable right to purchase in the Subscription Offering an aggregate amount of up to 10% of the Common Shares sold in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Valuation Range pursuant to paragraph (a) above. Although the Plan and OTS regulations permit the ESOP to purchase up to 10% of the Common Shares, the Holding Company anticipates that the ESOP will purchase 8% of the Common Shares. If the ESOP is unable to purchase all or part of the Common Shares for which it subscribes, the ESOP may purchase Common Shares on the open market or may purchase authorized but unissued shares of the Holding Company. If the ESOP purchases authorized but unissued shares from the Holding Company, such purchases could have a dilutive effect on the interests of the Holding Company's shareholders. See "RISK FACTORS -- Potential Impact of Benefit Plans on Net Earnings and Shareholders' Equity."

        (c) If the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Bank's conversion application filed with the OTS, each account holder who has a Qualifying Deposit at the Bank as of June 30, 1996 (the "Supplemental Eligible Account Holders"), will receive, without payment, the non-transferable right to purchase in the Subscription Offering up to 2.5% of the total Common Shares sold in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders and the ESOP pursuant to paragraphs (a) and (b) above. If the exercise of subscription rights by Supplemental Eligible Account Holders results in an oversubscription, Common Shares will be allocated among subscribing Supplemental Eligible Account Holders in a manner which will, to the extent possible, make the total allocation of each subscriber equal 100 shares or the amount subscribed for, whichever is less. Any Common Shares remaining after such allocation has been made will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion which the amount of their respective Qualifying Deposits on June 30, 1996 (the "Supplemental Eligibility Record Date"), bears to the total Qualifying Deposits of all Supplemental Eligible Account Holders on such date. No fractional shares will be issued.

    Subscription rights received by Supplemental Eligible Account Holders will be subordinate to the subscription rights of Eligible Account Holders and the ESOP.

        (d) Each Other Eligible Member, other than an Eligible Account Holder or Supplemental Eligible Account Holder, shall receive, without payment therefor, the nontransferable right to purchase in the Subscription Offering up to 2.5% of the Common Shares to be sold in the Offering, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders pursuant to paragraphs (a), (b) and (c) above. In the event of an oversubscription by Other Eligible Members, the available Common Shares will be allocated among subscribing Other Eligible Members in the same proportion that their subscriptions bear to the total amount of subscriptions by all Other Eligible Members.

    The subscription rights granted under this Plan are nontransferable. Each subscription right may be exercised only by the person to whom it is issued and only for such person's own account. Each person exercising subscription rights will be required to certify that such person is purchasing for such person's own account and that such person has no agreement or understanding for the sale or transfer of the Common Shares to which such person subscribes. The Bank will use the information provided on the Order Form to ensure that those persons subscribing in the Subscription Offering have subscription rights and that the orders submitted do not exceed applicable purchase limitations. In order to ensure proper identification of subscription rights and proper allocations in the event of an oversubscription, it is the responsibility of each subscriber to provide correct account verification information and the correct address of the subscriber's primary residence.

    The Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons having subscription rights reside. However, no such person will be offered or receive any Common Shares under the Plan who resides in a foreign country or in a state of the United States with respect to which each of the following apply: (i) under the securities laws of such country or state, the granting of subscription rights or the offer or sale of Common Shares to such persons would require the Holding Company or its officers or directors to register as a broker or dealer or to register or otherwise qualify its securities for sale in such country or state; and (ii) such registration or qualification would be impracticable for reasons of cost or otherwise.

COMMUNITY OFFERING

    Concurrently with the Subscription Offering, the Holding Company is hereby offering Common Shares in the Community Offering, subject to the limitations set forth below, to the extent such shares remain available after the satisfaction of all orders received in the Subscription Offering. If subscriptions are received in the Subscription Offering for at least 462,875 Common Shares, Common Shares may not be available for purchase in the Community Offering. All sales of Common Shares in the Community Offering will be at the same price per share as in the Subscription Offering. THE COMMUNITY OFFERING MAY BE TERMINATED AT ANY TIME AFTER ORDERS FOR AT LEAST 462,875 COMMON SHARES HAVE BEEN RECEIVED, BUT IN
NO EVENT LATER THAN        , 1996 (THE "COMMUNITY EXPIRATION DATE"), WITHOUT THE
CONSENT OF THE OTS AND THE DIVISION.

    In the event shares are available for the Community Offering, members of the general public, each together with his or her Associates and other persons acting in concert with him or her, may purchase up to 2.5% of the total Common Shares sold in the Offering. If an insufficient number of Common Shares is available to fill all of the orders received in the Community Offering, the available Common Shares will be allocated in a manner to be determined by the Boards of Directors of the Holding Company and the Bank, subject to the following:

        (i) Preference will be given to natural persons who are residents of Hamilton County, Ohio, the county in which the office of the Bank is located;

        (ii) Orders received in the Community Offering will first be filled up to the lesser of the number of shares subscribed for or 2% of the total number of Common Shares offered, with any remaining shares allocated on an equal number of shares per order basis until all orders have been filled; and

       (iii) The right of any person to purchase Common Shares in the Community Offering is subject to the right of the Holding Company and the Bank to accept or reject such purchases in whole or in part.

    The term "resident", as used herein with respect to the Community Offering, means any natural person who, on the date of submission of an Order Form, maintained a bona fide residence within Hamilton County, Ohio.

LIMITATIONS ON PURCHASES OF COMMON SHARES

    The Plan provides for certain additional limitations to be placed upon the purchase of Common Shares. To the extent Common Shares are available, the minimum number of Common Shares that may be purchased by any party is 25, or $250. No fractional shares will be issued. Purchases in the Offering are further subject to the limitations that (i) no Eligible Account Holder, Supplemental Eligible Account Holder, if any, or Other Eligible Member may purchase in the Offering more than 2.5% of the total Common Shares sold in the Offering, (ii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase in the Community Offering more than 2.5% of the total Common Shares sold in the Offering, and (iii) no person, together with his or her Associates and other persons acting in concert with him or her, may purchase more than 5% of the total Common Shares sold in the Offering. In connection with the exercise of subscription rights arising from a deposit account or a loan account in which two or more persons have an interest, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase is 2.5% of the total Common Shares sold in the Offering. Such limitation does not apply to the ESOP. Subject to applicable regulations, the purchase limitation may be increased or decreased after the commencement of the Offering by the Boards of Directors. A person's associates consist of the following ("Associates"): (a) any corporation or organization (other than the Bank) of which such person is an officer, partner or, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank.

    Executive officers and directors of the Bank, together with their Associates, may not purchase, in the aggregate, more than 35% of the total Common Shares sold in the Offering. Shares acquired by the ESOP will not, pursuant to regulations governing the Conversion, be aggregated with the shares purchased by the directors, officers and employees of the Bank.

    Purchases of Common Shares in the Offering are also subject to the change in control regulations of the OTS which restrict direct and indirect purchases of 10% or more of the stock of any savings bank by any person or group of persons acting in concert, under certain circumstances. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK -- Federal Law and Regulation."

    After the Conversion, Common Shares, except for shares purchased by affiliates of the Bank, will be freely transferable, subject to OTS and Division regulations.

PLAN OF DISTRIBUTION

    The offering of the Common Shares is made only pursuant to this Prospectus, copies of which are available at the office of the Bank. Officers and directors of the Bank will be available to answer questions about the Conversion and may also hold informational meetings for interested persons. Such officers and directors will not be permitted to make statements about the Holding Company or the Bank unless such information is also set forth in this Prospectus, nor will they render investment advice. No officer, director or employee of the Holding Company or the Bank will be compensated, directly or indirectly, for any activities in connection with the offer or sale of Common Shares issued in the Conversion.

    To assist the Holding Company and the Bank in marketing the Common Shares, the Holding Company and the Bank have retained Webb, a broker-dealer registered with the SEC and a member of the NASD. Webb will consult with and advise the Bank and assist with the sale of the Common Shares in connection with the Conversion. The services to be rendered by Webb include the following: (1)
assisting the Holding Company and the Bank in conducting the Subscription Offering and the Community Offering; (2) training and educating Bank personnel about the Conversion process; (3) organizing and conducting meetings to provide information to prospective investors about the Conversion; (4) keeping records of orders for Common Shares; and (5) assisting in the collection of proxies from members for use at the Special Meeting.

    For its services, Webb will receive a financial advisory fee in the amount of $50,000. Selected Dealers will receive fees equal to 4% of the purchase price of Common Shares sold, if any, pursuant to Selected Dealer Agreements. In addition, the Holding Company will reimburse Webb for certain expenses, including reasonable legal fees. Such expenses shall not exceed $30,000. Webb is not obligated to purchase any Common Shares.

    The Holding Company and the Bank have agreed to indemnify Webb and its directors, officers, employees, agents and any controlling person against any and all loss, liability, claim, damage or expense arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of the Holding Company or the Bank with its consent in connection with, or in contemplation of, the Conversion, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon certain information furnished to the Bank by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

    The Common Shares will be offered principally by the distribution of this Prospectus and through activities conducted at the Conversion Information Center, which will be located at the office of the Bank. The Conversion Information Center will be staffed by one or more of Webb's employees, who will be responsible for mailing materials relating to the Offering, responding to questions regarding the Conversion and the Offering and processing stock orders.

    A conspicuous legend that the Common Shares are not a federally-insured or guaranteed deposit or account appears on all offering documents used in connection with the Conversion and will appear on the certificates representing the Common Shares. Any person purchasing Common Shares will be required to execute the Stock Order Form certifying such person's knowledge that the Common Shares are not federally-insured or guaranteed and that the purchaser has received a Prospectus and understands the investment risk involved.

    Sales of Common Shares will be made by registered representatives affiliated with Webb. Management and the employees of the Bank may participate in the Offering in clerical capacities, providing administrative support in effecting sales transactions or answering questions relating to the proper execution of the Stock Order Form. Management of the Bank may answer questions regarding the business of the Bank. Other questions of prospective purchasers, including questions as to the nature of the investment, will be directed to registered representatives. Management and the employees of the Bank have been instructed not to solicit offers to purchase Common Shares or to provide advice regarding the purchase of Common Shares.

    The Bank's personnel will assist in the above-described sales activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

EFFECT OF EXTENSION OF COMMUNITY OFFERING

    If  the Community Offering  extends beyond         ,  1996, persons who have
subscribed for Common Shares in the Subscription Offering or in the Community Offering will receive a written notice that they have the right to increase, decrease or rescind their subscriptions for Common Shares at any time prior to 20 days before the end of the extension period. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription during any such extension will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription during any such extension shall have the appropriate portion of his funds promptly refunded with interest.

USE OF ORDER FORMS

    Subscriptions for Common Shares in the Subscription Offering and the Community Offering may be made only by completing and submitting a Stock Order Form. Any person who desires to subscribe for Common Shares in the Subscription Offering must do so by delivering to the Bank, by mail or in person, prior to
      .m., Eastern Time, on          , 1996, a  properly executed and  completed
Stock Order Form, together with full payment of the subscription price of $10 for each Common Share for which subscription is made. No facsimile or photocopied Stock Order Forms will be accepted.

    AN EXECUTED STOCK ORDER FORM, ONCE RECEIVED BY THE BANK, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE BANK, UNLESS (I) THE
COMMUNITY OFFERING IS NOT COMPLETED BY       , 1996, OR (II) THE FINAL VALUATION
OF THE BANK, AS CONVERTED, IS LESS THAN $2,975,000 OR MORE THAN $4,628,750. IF EITHER OF THOSE EVENTS OCCURS, PERSONS WHO HAVE SUBSCRIBED FOR COMMON SHARES IN THE OFFERING WILL BE GIVEN A NOTICE THAT THEY HAVE A RIGHT TO INCREASE, DECREASE OR RESCIND THEIR SUBSCRIPTIONS. ANY PERSON WHO DOES NOT AFFIRMATIVELY ELECT TO CONTINUE HIS SUBSCRIPTION OR ELECTS TO RESCIND HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE ALL OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. ANY PERSON WHO ELECTS TO DECREASE HIS SUBSCRIPTION DURING ANY SUCH EXTENSION WILL HAVE THE APPROPRIATE PORTION OF HIS FUNDS PROMPTLY REFUNDED WITH INTEREST. IN ADDITION, IF THE MAXIMUM PURCHASE LIMITATION IS INCREASED TO MORE THAN 2.5% OF THE COMMON SHARES, PERSONS WHO HAVE SUBSCRIBED FOR 2.5% OF THE COMMON SHARES WILL BE GIVEN THE OPPORTUNITY TO INCREASE THEIR SUBSCRIPTIONS.

PAYMENT FOR COMMON SHARES

    Payment of the subscription price for all Common Shares for which subscription is made must accompany a completed Order Form in order for such subscription to be valid. Payment for Common Shares may be made (i) in cash, if delivered in person, (ii) by check, bank draft or money order, or (iii) by authorization of withdrawal from savings accounts in the Bank (other than non-self-directed IRAs and Keogh Accounts). The Bank cannot lend money or otherwise extend credit to any person to purchase Common Shares.

    Payments made in cash or by check, bank draft or money order will be placed in a segregated savings account insured by the FDIC up to applicable limits until the Conversion is completed or terminated. Interest will be paid by the Bank on such account at the then current passbook savings account rate, which is currently % with an annual percentage yield of %, from the date payment is received until the Conversion is completed or terminated. Payments made by check will not be deemed to have been received until such check has cleared for payment.

    Instructions for authorizing withdrawals from savings accounts are provided in the Order Form. Once a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase Common Shares, unless the Conversion is terminated. All sums authorized for withdrawal will continue to earn interest at the contract rate for such account or certificate until the completion or termination of the Conversion. Interest penalties for early withdrawal applicable to certificate accounts will be waived in the case of withdrawals authorized for the purchase of Common Shares. If a partial withdrawal from a certificate account results in a balance less than the applicable minimum balance requirement, the certificate will be cancelled and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal.

    In order to utilize funds in an IRA or Keogh account maintained at the Bank, the funds must be transferred to a self-directed IRA or Keogh account that permits the funds to be invested in stock. The beneficial owner of the IRA or Keogh account must direct the trustee of the account to use funds from such account to purchase Common Shares in connection with the Conversion. This cannot be done through the mail. Persons who are interested in utilizing IRAs or Keogh accounts at the Bank to subscribe for Common Shares should contact the
Conversion Information Center at (513)    -   for instructions and assistance.

    Subscriptions will not be filled by the Bank until subscriptions have been received in the Offering for up to 297,500 Common Shares, the minimum point of the Valuation Range. If the Conversion is terminated, all funds delivered to the Bank for the purchase of Common Shares will be returned with interest, and all charges to savings accounts will be rescinded. If subscriptions are received for at least 297,500 Common Shares, subscribers and other purchasers will be notified by mail, promptly on completion of the sale of the Common Shares, of the number of shares for which their subscriptions have been accepted. The funds on deposit with the Bank for the purchase of Common Shares will be withdrawn and paid to the Holding Company in exchange for the Common Shares. Certificates representing Common Shares will be delivered promptly thereafter. The Common Shares will not be insured by the FDIC.

    If the ESOP subscribes for Common Shares in the Subscription Offering, it will not be required to pay for the shares subscribed for at the time it subscribes but may pay for such Common Shares upon consummation of the Conversion.

SHARES TO BE PURCHASED BY MANAGEMENT PURSUANT TO SUBSCRIPTION RIGHTS

    The   following  table   sets  forth   certain  information   regarding  the
subscription rights intended to be exercised by the directors and executive officers of the Bank:

                                                      TOTAL          PERCENT OF TOTAL          AGGREGATE PURCHASE
NAME                                                 SHARES            OFFERING (1)                   PRICE
- -------------------------------------------------  -----------  ---------------------------  -----------------------
Mardelle Dickhaut................................       3,500                1.00%                 $    35,000
Ruth C. Emden....................................       5,250                1.50                       52,500
Laird L. Lazelle.................................       8,750                2.50                       87,500
Robert E. Levitch................................       7,000                2.00                       70,000
Margo Liebert....................................       2,500                0.71                       25,000
Dianne K. Rabe...................................       3,500                1.00                       35,000
Michael S. Schwartz..............................       8,750                2.50                       87,500
Paul L. Silverglade..............................       8,750                2.50                       87,500
Ivan J. Silverman................................       8,750                2.50                       87,500
All directors and executive
 officers as a group (2).........................      74,250               21.21%                 $   742,500

- ------------------------
(1) Assumes that 350,000 Common Shares will be sold in the Offering at $10 per share and that a sufficient number of Common Shares will be available to satisfy the intended purchases by directors and executive officers. See "Pricing and Number of Common Shares to be Sold."

(2) Includes intended purchases by Associates of directors and executive officers, to the extent known.

    All purchases by executive officers and directors of the Bank are being made for investment purposes only and with no present intent to resell.

PRICING AND NUMBER OF COMMON SHARES TO BE SOLD

    The aggregate offering price of the Common Shares sold in the Offering will be based on the pro forma market value of the shares as determined by an independent appraisal of the Bank. Keller, a firm which evaluates and appraises financial institutions, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Bank, as converted. Keller will receive a fee of $15,000 for its appraisal and one update. Such amount includes out-of-pocket expenses.

    Keller was selected by the Board of Directors because it has extensive experience in the valuation of thrift institutions, particularly in the mutual-to-stock conversion context. The Board of Directors interviewed Keller's principal, reviewed the credentials of Keller's appraisal personnel and obtained references and recommendations from other companies which have engaged Keller. Keller is certified by the OTS as a mutual-to-stock conversion appraiser. The Bank and Keller have no relationships which would affect Keller's independence.

    The appraisal was prepared by Keller in reliance upon the information contained herein. Keller also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing market area; the quality and depth of the Bank's management and personnel; certain historical financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions; the aggregate size of the Offering; the impact of the Conversion on the Bank's regulatory capital and earnings potential; the trading market for stock of comparable thrift institutions and thrift holding companies; and general conditions in the markets for such stocks.

    Three valuation methods were used by Keller: price to book value; price to earnings; and price to assets. The most emphasis was placed on the price to book value method. The price to book value method compares the pro forma book value of the Bank, which takes into consideration the going concern value of a thrift institution, to the book value of the comparable group. Upward and downward adjustments are made, as appropriate, to account for variations between the Bank and the comparable group on specific factors. The net Conversion proceeds are included for purposes of determining the pro forma book value of the Bank. The book value method focuses on the Bank's financial condition and does not give as much consideration to earnings. The price to earnings method is used to ascertain the multiple of earnings at which the Bank is likely to trade, based on the multiple of earnings at which a comparable group of thrift institutions trades. The comparable group consisted of ten thrift institutions located in the Midwest which had similar operating and financial characteristics to the Bank. In calculating the price to earnings ratio, Keller used the Bank's core earnings for the 12 months ended March 31, 1996. The use of core earnings eliminates items which are not generated by the principle business activities of the Bank. The price to assets method does not consider the Bank's financial condition or earnings. Consequently, it is not heavily relied on in valuing financial institutions.

    The Pro Forma Value of the Bank, as converted, determined by Keller, is $3,500,000 as of May 14, 1996. The Valuation Range established in accordance with the Plan is $2,975,000 to $4,025,000, which, based upon a per share offering price of $10, will result in the sale of between 297,500 and 402,500 Common Shares. The total number of Common Shares sold in the Offering will be determined in the discretion of the Board of Directors, based on the Valuation Range. Pro forma shareholders' equity per share and pro forma earnings per share decrease moving from the low end to the high end of the Valuation Range. See "PRO FORMA DATA."

    In the event that Keller determines at the close of the Conversion that the aggregate pro forma value of the Bank is higher or lower than the Pro Forma Value, but is nevertheless equal to or greater than $2,975,000 or equal to or less than $4,628,750, the Holding Company will make an appropriate adjustment by raising or lowering the total number of Common Shares sold in the Offering consistent with the final valuation. The total number of Common Shares sold in the Offering will be determined in the discretion of the Board of Directors consistent with the final valuation. If, due to changing market conditions, the final valuation is less than $2,975,000 or more than $4,628,750, subscribers will be given notice of such final valuation and the right to affirm, increase, decrease or rescind their subscriptions. Any person who does not affirmatively elect to continue his subscription or elects to rescind his subscription before the date specified in the notice will have all of his funds promptly refunded with interest. Any person who elects to decrease his subscription will have the appropriate portion of his funds promptly refunded with interest.

    The appraisal by Keller is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Shares or voting to approve the Conversion. In preparing the valuation, Keller has relied upon and assumed the accuracy and completeness of the audited financial statements and statistical information provided by the Bank. Keller did not independently verify the financial statements and other information provided by the Bank, nor did Keller value independently the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Shares will thereafter be able to sell such shares at the Conversion purchase price.

    A copy of the complete appraisal is on file and open for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Central Regional Office of the OTS, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606, at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215, and at the offices of the Bank.

RESTRICTIONS ON REPURCHASE OF COMMON SHARES

    Federal regulations generally prohibit the Holding Company from repurchasing any of its capital stock for three years following the date of completion of the Conversion, except as part of an open-market stock repurchase program during the second and third years following the Conversion involving no more than 5% of the Holding Company's outstanding capital stock during a twelve-month period. The OTS has recently indicated, however, that it would permit repurchases beginning after six months following the completion of the Conversion. In addition, after such a repurchase, the Bank's regulatory capital must equal or exceed all regulatory capital requirements. Before commencement of such a program, the Holding Company must provide notice to the OTS, and the OTS may disapprove the program if the OTS determines that it would adversely affect the financial condition of the Bank or if it determines that there is no valid business purpose for such repurchase. Such repurchase restrictions would not prohibit the ESOP or the RRP from purchasing Common Shares during the first year following the Conversion.

    Ohio regulations prohibit the Holding Company from repurchasing shares during the first year after the Conversion if the effect thereof would be the failure of the Bank to meet its capital requirements.

RESTRICTIONS ON TRANSFERABILITY OF COMMON SHARES BY DIRECTORS AND OFFICERS

    Common Shares purchased by directors and executive officers of the Holding Company will be subject to the restriction that such shares may not be sold for a period of one year following completion of the Conversion, except in the event of the death of the shareholder. Common Shares issued by the Holding Company to directors and executive officers will bear a legend giving appropriate notice of the restriction imposed upon them. In addition, the Holding Company will give appropriate instructions to the transfer agent (if any) for the Common Shares in respect of the applicable restriction for transfer of any restricted shares. Any shares issued as a stock dividend, stock split or otherwise in respect of restricted shares will be subject to the same restrictions.

    Subject to certain exceptions, for a period of three years following the Conversion, no director or officer of the Holding Company or the Bank, or any of their Associates, may purchase any common shares of the Holding Company without the prior written approval of the OTS, except through a broker-dealer registered with the SEC. This restriction will not apply, however, to negotiated transactions involving more than 1% of a class of outstanding common shares of the Holding Company or shares acquired by any stock benefit plan of the Holding Company or the Bank.

    The Common Shares, like the stock of most public companies, are subject to the registration requirements of the Securities Act. Accordingly, the Common Shares may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration. Common

Shares received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Common Shares received by affiliates of the Holding Company will be subject to resale restrictions. An "affiliate" of the Holding Company, for purposes of Rule 144, is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Holding Company. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company and that sales subject to Rule 144 be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of the Holding Company or (ii) if the shares are admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association, the average weekly reported volume of trading during the four weeks preceding the sale.

        RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK

GENERAL

    Federal law and regulations, Ohio law, the Articles of Incorporation and Code of Regulations of the Holding Company, the Amended Articles of Incorporation and Amended Constitution of the Bank and certain employee benefit plans to be adopted by the Holding Company and the Bank contain certain provisions which may deter or prohibit a change of control of the Holding Company and the Bank. Such provisions are intended to encourage any acquiror to negotiate the terms of an acquisition with the Board of Directors of the Holding Company, thereby reducing the vulnerability of the Holding Company to takeover attempts and certain other transactions which have not been negotiated with and approved by the Board of Directors.

    Anti-takeover devices and provisions may, however, have the effect of discouraging certain takeover attempts which are not approved by the Board of Directors, even under circumstances in which shareholders may deem such takeovers to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to participate by virtue of such devices and provisions. Such provisions may also benefit management by discouraging changes of control in which incumbent management would be removed from office. The following is a summary of certain provisions of such laws, regulations and documents.

FEDERAL LAW AND REGULATION

    FEDERAL DEPOSIT INSURANCE ACT. The FDIA provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured savings association or holding company unless 60 days' prior written notice has been given to the OTS and the OTS has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. This provision of the FDIA is implemented by the OTS in accordance with the Regulations for Acquisition of Control of an Insured Institution, 12 C.F.R. Part 574 (the "Control Regulations"). Control, for purposes of the Control Regulations, exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution's voting shares or controls in any manner the election of a majority of the directors of such institution or the Director of the OTS determines that such person exercises a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, subject to rebuttal, if the acquiring party (which includes a group "acting in concert") has voting control of at least 10% of the institution's voting stock and any of eight control factors specified in the Control Regulations exists. There are also rebuttable presumptions in the Control Regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family." With certain limited exceptions, the Control Regulations, including the rebuttable presumptions, apply to acquisitions of Common Shares in connection with the Conversion and to acquisitions after the Conversion.

    Change in Control of Converted Banks. A regulation of the OTS provides that, for a period of three years after the date of the completion of the Conversion, no person shall, directly or indirectly, offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Bank without the prior written approval of the OTS. In addition to the actual ownership of more than 10% of a class of equity securities, a person shall be deemed to have acquired beneficial ownership of more than 10% of the equity securities of the Holding Company or the Bank if the person holds any combination of stock and revocable and/or irrevocable proxies of the Holding Company under circumstances that give rise to a conclusive control determination or rebuttable control determination under the Control Regulations. Such circumstances include (i) holding any combination of voting shares and revocable and/or irrevocable proxies representing more than 25% of any class of voting stock of the Holding Company enabling the acquiror (a) to elect one-third or more of the directors, (b) to cause the Holding Company or the Bank's shareholders to approve the acquisition or corporate reorganization of the Holding Company, or (c) to exert a controlling influence on a material aspect of the business operations of the Holding Company or the Bank, and (ii) acquiring any combination of voting shares and irrevocable proxies representing more than 25% of any class of voting shares.

    Such three-year restriction does not apply (i) to any offer with a view toward public resale made exclusively to the Holding Company or the Bank or any underwriter or selling group acting on behalf of the Holding Company or the Bank, (ii) unless made applicable by the OTS by prior written advice, to any offer or announcement of an offer which, if consummated, would result in the acquisition by any person, together with all other acquisitions by any such person of the same class of securities during the preceding 12-month period, of not more than 1% of the class of securities, or (iii) to any offer to acquire or the acquisition of beneficial ownership of more than 10% of any class of equity security of the Holding Company or the Bank by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company or the Bank if made more than one year following the date of the Conversion. The foregoing restriction does not apply to the acquisition of the capital stock of the Holding Company or the Bank by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have the beneficial ownership in the aggregate of more than 25% of any class of equity security of the Holding Company or the Bank.

    HOLDING COMPANY RESTRICTIONS. Federal law generally prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from
(i) acquiring control of any other savings association or savings and loan holding company, (ii) acquiring substantially all of the assets of a savings association or holding company thereof, or (iii) acquiring or retaining more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary.

    Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the previously unissued voting shares of an undercapitalized savings association for cash without such savings association being deemed to be controlled by the holding company. Except with the prior approval of the Director of the OTS, no director or officer of the savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting shares may acquire control of any savings institution, other than a subsidiary institution or any other savings and loan holding company.

OHIO LAW

    MERGER MORATORIUM STATUTE. Ohio has a merger moratorium statute regulating certain takeover bids affecting certain public corporations which have significant ties to Ohio. The statute prohibits, with some exceptions, any merger, combination or consolidation and any of certain other sales, leases, distributions, dividends, exchanges, mortgages or transfers between such an Ohio corporation and any person who has the right to exercise, alone or with others, 10% or more of the voting power of such corporation (an "Interested
Shareholder") for three years following the date on which such person first becomes an Interested Shareholder. Such a business combination is permitted only if, prior to the time such person first becomes an Interested Shareholder, the Board of Directors of the issuing corporation has approved the purchase of shares which resulted in such person first becoming an Interested Shareholder.

    After the initial three-year moratorium, such a business combination may not occur unless (1) one of the exceptions referred to above applies, (2) the holders of at least two-thirds of the voting shares, and of at least a majority of the voting shares not beneficially owned by the Interested Shareholder, approve the business combination at a meeting called for such purpose, or (3) the business combination meets certain statutory criteria designed to ensure that the issuing public corporation's remaining shareholders receive fair consideration for their shares.

    An Ohio corporation, under certain circumstances, may "opt out" of the statute by specifically providing in its articles of incorporation that the statute does not apply to any business combination of such corporation. The statute still prohibits for 12 months, however, any business combination that would have been prohibited but for the adoption of such an opt-out amendment. The statute also provides that it will continue to apply to any business combination between a person who became an Interested Shareholder prior to the adoption of such an amendment as if the amendment had not been adopted. The Articles of Incorporation of the Holding Company do not opt out of the protection afforded by Chapter 1704.

    CONTROL SHARE ACQUISITION STATUTE. Section 1701.831 of the Ohio Revised Code (the "Control Share Acquisition Statute") requires that certain acquisitions of voting securities which would result in the acquiring shareholder owning 20%, 33 1/3% or 50% of the outstanding voting securities of the Holding Company (a "Control Share Acquisition") must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares owned by the acquiring shareholder. The Control Share Acquisition Statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

    TAKEOVER BID STATUTE. Ohio law also contains a statute regulating takeover bids for any Ohio corporation. Such statute provides that no offeror may make a takeover bid unless (i) at least 20 days prior thereto the offeror announces publicly the terms of the proposed takeover bid and files with the Ohio Division of Securities (the "Securities Division") and provides the target company with certain information in respect of the offeror, his ownership of the company's shares and his plans for the company, and (ii) within ten days following such filing either (a) no hearing is required by the Securities Division, (b) a hearing is requested by the target company within such time but the Securities Division finds no cause for hearing exists, or (c) a hearing is ordered and upon such hearing the Securities Division adjudicates that the offeror proposes to make full, fair and effective disclosure to offerees of all information material to a decision to accept or reject the offer.

    The takeover bid statute also states that no offeror shall make a takeover bid if he owns 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one year before the proposed takeover bid, and the offeror, before making any such purchase, failed to announce his intention to gain control of the target company or otherwise failed to make full and fair disclosure of such intention to the persons from whom he acquired such securities. The United States District Court for the Southern District of Ohio has determined that the Ohio takeover bid statute is preempted by federal regulation.

ARTICLES OF INCORPORATION OF THE HOLDING COMPANY

    ABILITY OF THE BOARD OF DIRECTORS TO ISSUE ADDITIONAL SHARES. The Articles of Incorporation of the Holding Company permit the Board of Directors of the Holding Company to issue additional common shares and preferred shares. The ability of the Board of Directors to issue such additional shares may create impediments to gaining, or otherwise discourage persons from attempting to gain, control of the Holding Company.

    MATTERS REQUIRING ENLARGED SHAREHOLDER VOTE. Article Sixth of the Articles of Incorporation of the Holding Company provides that, in the event the Board of Directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of the Holding Company are required to approve any such matters:

    (1) A proposed amendment to the Articles of Incorporation of the Holding Company;

    (2) A proposed Amendment to the Code of Regulations of the Holding Company;

    (3) A proposal to change the number of directors by action of the shareholders;

    (4) An agreement of merger or consolidation providing for the proposed merger or consolidation of the Holding Company with or into one or more other corporations;

    (5) A proposed combination or majority share acquisition involving the issuance of shares of the Holding Company and requiring shareholder approval;

    (6) A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the Holding Company; or

    (7) A proposed dissolution of the Holding Company.

    ELIMINATION OF CUMULATIVE VOTING. Section 1701.55 of the Ohio Revised Code provides in substance and effect that shareholders of a for profit corporation which is not a savings and loan association and which is incorporated under Ohio law must initially be granted the right to cumulate votes in the election of directors. The right to cumulate votes in the election of directors will exist at a meeting of shareholders if notice in writing is given by any shareholder to the President, a Vice President or the Secretary of an Ohio corporation, not less than 48 hours before a meeting at which directors are to be elected, that the shareholder desires that the voting for the election of directors shall be cumulative and if an announcement of the giving of such notice is made upon the convening of such meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. If cumulative voting is invoked, each shareholder would have a number of votes equal to the number of directors to be elected, multiplied by the number of shares owned by him, and would be entitled to distribute his votes among the candidates as he sees fit.

    Section 1701.69 of the Ohio Revised Code provides that an Ohio corporation may eliminate cumulative voting in the election of directors after the expiration of 90 days after the date of initial incorporation by filing with the Ohio Secretary of State an amendment to the articles of incorporation eliminating cumulative voting. The Articles of Incorporation of the Holding Company will be amended prior to the consummation of the Conversion to eliminate cumulative voting. The elimination of cumulative voting may make it more difficult for shareholders to elect as directors persons whose election is not supported by the Board of Directors.

EMPLOYEE BENEFIT PLANS

    The Stock Option Plan, the ESOP and the RRP also may be deemed to have certain anti-takeover effects. See "DESCRIPTION OF AUTHORIZED SHARES" and "MANAGEMENT -- Stock Benefit Plans -- Employee Stock Ownership Plan; -- Stock Option Plan; and -- Recognition and Retention Plan."

                        DESCRIPTION OF AUTHORIZED SHARES

GENERAL

    The Articles of Incorporation of the Holding Company authorize the issuance of 2,000,000 common shares. The common shares authorized by the Holding Company's Articles of Incorporation have no par value. Upon receipt by the Holding Company of the purchase price therefor and subsequent issuance thereof, each Common Share will be fully paid and nonassessable. The Common Shares of the Holding Company will represent nonwithdrawable capital and will not and cannot be insured by the FDIC. Each Common Share will have the same relative rights and will be identical in all respects to every other Common Share.

    The following is a summary description of the rights of the common shares of the Holding Company, including the material express terms of such shares as set forth in the Holding Company's Articles of Incorporation.

LIQUIDATION RIGHTS

    In the event of the complete liquidation or dissolution of the Holding Company, the holders of the Common Shares will be entitled to receive all assets of the Holding Company available for distribution, in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Holding Company, (ii) any accrued dividend claims, and (iii) any interests in the Liquidation Account. See "THE CONVERSION -- Liquidation Account."

VOTING RIGHTS

    The holders of the Common Shares will possess exclusive voting rights in the Holding Company, unless preferred shares are issued. Each holder of Common Shares will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. See "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK -- Articles of Incorporation of the Holding Company -- Elimination of Cumulative Voting."

DIVIDENDS

    The holders of the Common Shares will be entitled to the payment of dividends when, as and if declared by the Board of Directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions. See "DIVIDEND POLICY," "REGULATION -- Office of Thrift Supervision -- Limitations on Capital Distributions" and "TAXATION -- Federal Taxation" for a description of restrictions on the payment of cash dividends.

PREEMPTIVE RIGHTS

    After the consummation of the Conversion, no shareholder of the Holding Company will have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, now or hereafter authorized, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.

RESTRICTIONS ON ALIENABILITY

    See "THE CONVERSION -- Restrictions on Transferability of Common Shares by Directors and Officers" for a description of certain restrictions on the transferability of Common Shares purchased by officers and directors; and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK" for information regarding regulatory restrictions on acquiring Common Shares.

                           REGISTRATION REQUIREMENTS

    The Holding Company will register its common shares pursuant to Section 12(g) of the Exchange Act upon the completion of the Conversion. The proxy and tender offer rules, insider trading restrictions, annual and periodic reporting and other requirements of the Exchange Act will apply to the Holding Company.

                                 LEGAL MATTERS

    Certain legal matters pertaining to the Common Shares and the federal and Ohio tax consequences of the Conversion will be passed upon for the Holding Company and the Bank by Vorys, Sater, Seymour and Pease, 221 E. Fourth Street, Cincinnati, Ohio 45202. Certain legal matters are being passed upon for Webb by Keating, Muething & Klekamp ("KMK"), One East Fourth Street, Cincinnati, Ohio 45202. Certain members of KMK may subscribe for Common Shares in the Offering, to the extent they are eligible under the Plan.

                                    EXPERTS

    Keller has consented to the publication herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma market value of the Bank as converted and to the use of its name and statements with respect to it appearing herein. The financial statements of the Bank as of March 31, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1995, have been included herein in reliance upon the report of Clark, Schaefer, Hackett & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Bank has filed an Application for Approval of Conversion (the "Application") with the OTS and the Division. This prospectus omits certain information contained in the Application. The Application may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, at the Central Regional Office of the OTS, 200 W. Madison Street, Suite 1300, Chicago, Illinois 60606 and at the offices of the Division, 77 S. High Street, Columbus, Ohio 43215.

                            FOUNDATION SAVINGS BANK
                               TABLE OF CONTENTS

                                                              PAGE
                                                          ------------
Independent Auditors' Report..............................          F-2

Financial Statements:

  Statements of Financial Condition.......................          F-3

  Statements of Income....................................          F-4

  Statements of Retained Earnings.........................          F-5

  Statements of Cash Flows................................    F-6 - F-7

  Notes to Financial Statements...........................   F-8 - F-20

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Foundation Savings Bank:

    We have audited the statements of financial condition of Foundation Savings Bank as of June 30, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Foundation Savings Bank as of June 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the financial statements, the Savings Bank adopted the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" at July 1, 1993 and Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at July 1, 1994.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
July 19, 1995

                            FOUNDATION SAVINGS BANK
                       STATEMENTS OF FINANCIAL CONDITION
             JUNE 30, 1995 AND 1994 AND MARCH 31, 1996 (UNAUDITED)
                                     ASSETS

                                                                                               JUNE 30
                                                                                     ----------------------------
                                                                                         1995           1994
                                                                     MARCH 31, 1996  -------------  -------------
                                                                     --------------
                                                                      (UNAUDITED)
Cash...............................................................   $     15,202          57,374         59,309
Interest-bearing deposits in other financial institutions..........      4,221,221       3,885,606      2,402,282
                                                                     --------------  -------------  -------------
                                                                         4,236,423       3,942,980      2,461,591
Certificates of deposit in other financial institutions............             --              --      1,400,000
Investment securities -- at amortized cost (fair value of $393,338,
 $1,034,812 and $1,004,188 at March 31, 1996 (unaudited) and June
 30, 1995 and 1994 respectively)...................................        400,000       1,050,000      1,050,000
Mortgage-backed securities -- at amortized cost (fair value of
 $4,831,501, $5,409,400 and $6,443,808 at March 31, 1996
 (unaudited) and June 30, 1995 and 1994, respectively).............      4,957,151       5,532,399      6,592,744
Loans receivable, net..............................................     21,358,992      20,510,541     18,794,133
Accrued interest receivable:
  Loans............................................................         96,212          79,335         57,341
  Investments and interest bearing deposits........................          4,040          16,389         17,597
  Mortgage-backed securities.......................................         39,469          41,522         44,183
Federal Home Loan Bank stock -- at cost............................        274,100         260,400        241,200
Property and equipment, net........................................        317,417         323,773        335,302
Refundable federal income tax......................................             --          31,927         22,400
Prepaid expenses and other assets..................................         53,926          60,050         39,670
                                                                     --------------  -------------  -------------
                                                                      $ 31,737,730      31,849,316     31,056,161
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                                        LIABILITIES AND RETAINED EARNINGS

Deposits...........................................................   $ 27,780,306      27,737,204     27,348,162
Advances from Federal Home Loan Bank...............................        841,870       1,191,577        954,788
Advances by borrowers for taxes, insurance and other...............        135,445          39,076         21,614
Accrued expenses...................................................        136,441         114,747        108,049
Accrued federal income tax.........................................          8,063              --             --
Deferred federal income tax........................................         63,500          60,600         42,800
                                                                     --------------  -------------  -------------
                                                                        28,965,625      29,143,204     28,475,413
Retained earnings, substantially restricted........................      2,772,105       2,706,112      2,580,748
                                                                     --------------  -------------  -------------
                                                                      $ 31,737,730      31,849,316     31,056,161
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

See accompanying notes to financial statements.

                            FOUNDATION SAVINGS BANK
                              STATEMENTS OF INCOME
              THREE YEARS ENDED JUNE 30, 1995 AND THE NINE MONTHS
                   ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                          NINE MONTHS ENDED
                                                              MARCH 31,                   JUNE 30,
                                                        ---------------------  -------------------------------
                                                           1996       1995       1995       1994       1993
                                                        ----------  ---------  ---------  ---------  ---------
                                                                             (UNAUDITED)
Interest income:
  Loans...............................................  $1,358,303  1,225,328  1,655,223  1,594,174  1,882,392
  Mortgage-backed securities..........................     233,510    242,173    320,376    286,084    231,785
  Investment securities...............................      51,505     50,415     69,104     27,620     12,951
  Interest-bearing deposits...........................     139,921     75,150    117,309    160,799    169,711
                                                        ----------  ---------  ---------  ---------  ---------
    Total interest income.............................   1,783,239  1,593,066  2,162,012  2,068,677  2,296,839
                                                        ----------  ---------  ---------  ---------  ---------
Interest expense:
  Deposits............................................   1,167,132    946,303  1,308,686  1,297,024  1,499,192
  Borrowings..........................................      39,490     41,717     59,265     41,966         --
                                                        ----------  ---------  ---------  ---------  ---------
    Total interest expense............................   1,206,622    988,020  1,367,951  1,338,990  1,499,192
                                                        ----------  ---------  ---------  ---------  ---------
Net interest income...................................     576,617    605,046    794,061    729,687    797,647
Provision for loan losses.............................      34,000      9,000     12,000     32,600     82,600
                                                        ----------  ---------  ---------  ---------  ---------
    Net interest income after provision for loan
     losses...........................................     542,617    596,046    782,061    697,087    715,047
                                                        ----------  ---------  ---------  ---------  ---------
Other income:
  Gain on sale of investment securities...............          --         --         --    132,431     61,291
  Gain on sale of loans...............................       7,484      2,702     12,179         --         --
  Net investment property income......................      36,736     37,773     50,446     64,926     64,271
  Gain on sale of equipment...........................          --         --         --      1,164         --
  Other operating income..............................       7,776      6,625      7,051      5,395     10,725
                                                        ----------  ---------  ---------  ---------  ---------
    Total other income................................      51,996     47,100     69,676    203,916    136,287
                                                        ----------  ---------  ---------  ---------  ---------
General, administration and other expense:
  Employee compensation and benefits..................     260,076    273,558    364,607    292,230    306,457
  Occupancy and equipment.............................      58,431     57,614     76,604     77,488     84,122
  Deposit insurance...................................      46,284     46,752     61,911     65,527     60,197
  Franchise tax.......................................      25,204     23,798     31,916     31,372     29,134
  Computer processing costs...........................      23,439     24,016     32,268     29,387     27,678
  Other operating expense.............................      83,059     82,780    111,267    131,386    132,057
                                                        ----------  ---------  ---------  ---------  ---------
    Total general, administration and other operating
     expense..........................................     496,493    508,518    678,573    627,390    639,645
                                                        ----------  ---------  ---------  ---------  ---------
    Income before income taxes........................      98,120    134,628    173,164    273,613    211,689
                                                        ----------  ---------  ---------  ---------  ---------
Federal income taxes (credits):
  Current.............................................      29,227     31,381     30,000     62,263     93,176
  Deferred............................................       2,900     11,700     17,800     16,100     (8,000)
                                                        ----------  ---------  ---------  ---------  ---------
                                                            32,127     43,081     47,800     78,363     85,176
                                                        ----------  ---------  ---------  ---------  ---------
    Net income........................................  $   65,993     91,547    125,364    195,250    126,513
                                                        ----------  ---------  ---------  ---------  ---------
                                                        ----------  ---------  ---------  ---------  ---------

See accompanying notes to financial statements.

                            FOUNDATION SAVINGS BANK
                        STATEMENTS OF RETAINED EARNINGS
                    THREE YEARS ENDED JUNE 30, 1995 AND THE
                  NINE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)

Balance at June 30, 1992........................................................  $2,258,985
  Net income for the year ended June 30, 1993...................................     126,513
                                                                                  ----------
Balance at June 30, 1993........................................................   2,385,498
  Net income for the year ended June 30, 1994...................................     195,250
                                                                                  ----------
Balance at June 30, 1994........................................................   2,580,748
  Net income for the year ended June 30, 1995...................................     125,364
                                                                                  ----------
Balance at June 30, 1995........................................................   2,706,112
    Net income for the nine months ended March 31, 1996 (unaudited).............      65,993
                                                                                  ----------
Balance at March 31, 1996 (unaudited)...........................................  $2,772,105
                                                                                  ----------
                                                                                  ----------

See accompanying notes to financial statements.

                            FOUNDATION SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
           THREE YEARS ENDED JUNE 30, 1995 AND THE NINE MONTHS ENDED
                      MARCH 31, 1996 AND 1995 (UNAUDITED)

                                                       NINE MONTHS ENDED
                                                           MARCH 31,                YEARS ENDED JUNE 30,
                                                     ----------------------  ----------------------------------
                                                        1996        1995        1995        1994        1993
                                                     ----------  ----------  ----------  ----------  ----------
                                                          (UNAUDITED)
Cash flows from operating activities:
  Interest received................................  $1,774,495   1,584,429   2,145,841   2,065,169   2,267,264
  Interest paid....................................  (1,204,903)   (987,254) (1,365,659) (1,339,074) (1,500,248)
  Cash paid to suppliers and employees.............    (400,755)   (465,902)   (679,261)   (648,076)   (585,822)
  Fees and commissions received....................      27,298      30,195       7,051       6,332      19,211
  Income taxes paid................................      10,763     (23,527)    (39,527)    (67,463)   (187,877)
  Rental income received...........................      51,300      51,300      68,400      83,000      84,000
                                                     ----------  ----------  ----------  ----------  ----------
    Net cash provided by operating activities......     258,198     189,241     136,845      99,888      96,528
                                                     ----------  ----------  ----------  ----------  ----------
Cash flows from investing activities:
  Purchase of mortgage-backed securities...........      82,714          --          --  (3,143,631) (3,048,520)
  Repayments of mortgage-backed securities.........     471,651     728,932   1,029,624   1,798,427     887,113
  Purchase of certificates of deposit..............          --          --          --          --    (400,000)
  Maturities of certificates of deposit............          --   1,300,000   1,400,000          --          --
  Purchase of investment securities................          --          --          --  (1,050,000)         --
  Proceeds from sale of investment securities......          --          --          --     143,272      66,712
  Maturities of investment securities..............     650,000          --          --          --          --
  Loan disbursements...............................  (6,319,728) (4,168,225) (5,637,576) (2,961,358) (6,377,791)
  Loan principal repayments........................   4,337,090   2,103,282   3,354,330   3,700,533   8,867,546
  Proceeds from sale of loans......................   1,123,109     184,202     576,584          --          --
  Proceeds from sale of Federal Home Loan Bank
   stock...........................................          --          --          --          --       2,900
  Purchase of property and equipment...............      (2,986)     (3,869)     (4,249)     (5,526)     (8,698)
  Investment in foreclosed real estate.............          --          --          --          --      (1,705)
                                                     ----------  ----------  ----------  ----------  ----------
    Net cash provided by (used in) investing
     activities....................................     341,850     144,322     718,713  (1,518,283)    (12,443)
                                                     ----------  ----------  ----------  ----------  ----------
Cash flows from financing activities:
  Net increase (decrease) in deposits..............      43,102  (1,571,482)    389,042  (1,713,715)  1,444,933
  Proceeds from Federal Home Loan Bank advances....          --     300,000     300,000   1,000,000          --
  Repayment of Federal Home Loan Bank advances.....    (349,707)    (47,086)    (63,211)    (45,212)         --
                                                     ----------  ----------  ----------  ----------  ----------
    Net cash provided by (used in) financing
     activities....................................    (306,605) (1,318,568)    625,831    (758,927)  1,444,933
                                                     ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents.......................................     293,443    (985,005)  1,481,389  (2,177,322)  1,529,018
Cash and cash equivalents at beginning of period...   3,942,980   2,461,591   2,461,591   4,638,913   3,109,895
                                                     ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents at end of period.........  $4,236,423   1,476,586   3,942,980   2,461,591   4,638,913
                                                     ----------  ----------  ----------  ----------  ----------
                                                     ----------  ----------  ----------  ----------  ----------

See accompanying notes to financial statements.

                            FOUNDATION SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                    THREE YEARS ENDED JUNE 30, 1995 AND THE
             NINE MONTHS ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)
                    RECONCILIATION OF NET INCOME TO NET CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                             NINE MONTHS ENDED
                                                                 MARCH 31,             YEARS ENDED JUNE 30,
                                                            --------------------  -------------------------------
                                                              1996       1995       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------
                                                                (UNAUDITED)
Net income................................................  $  65,993     91,547    125,364    195,250    126,513
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Gain on sale of loans.................................     (7,484)    (2,702)   (12,179)        --         --
    Gain on sale of investment securities.................         --         --         --   (132,431)   (61,291)
    Depreciation and amortization.........................      9,342     11,797     15,778     16,497     22,960
    Amortization of premiums and discounts on mortgage-
     backed securities....................................     20,883     21,194     30,721     55,881     24,574
    Federal Home Loan Bank stock dividends................    (13,700)   (15,000)   (22,600)   (11,300)    (9,900)
    Provision for loan losses.............................     34,000      9,000     12,000     32,600     82,600
    Amortization of deferred loan fees....................    (11,388)    (8,726)    (9,567)   (17,118)   (27,438)
    Increase in deferred loan fees........................     (4,050)     7,061         --        937      7,804
    Deferred federal income tax...........................         --         --     17,800     16,100     (8,000)
    Effects of change in operating assets and liabilities:
      Accrued interest receivable.........................     (2,475)    (3,618)   (14,725)   (30,971)    (8,868)
      Refundable federal income tax.......................     31,927     19,554     (9,527)    (5,200)   (17,200)
      Prepaid expenses and other assets...................      6,124    (12,542)   (20,380)     1,067    (16,072)
      Advances by borrowers for taxes, insurance and
       other..............................................     96,369     71,651     17,462    (10,783)     4,941
      Accrued expenses....................................     21,694         25      6,698    (10,641)    53,405
      Accrued federal income tax..........................     10,963         --         --         --    (77,500)
                                                            ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities.........  $ 258,198    189,241    136,845     99,888     96,528
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES:

    The Savings Bank compensated the widow of the former managing officer with a car with a net book value of $10,135 in 1994.

    The Savings Bank sold foreclosed real estate and financed the transaction with loans receivable totaling $67,900 in 1993.

See accompanying notes to financial statements.

                            FOUNDATION SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
              THREE YEARS ENDED JUNE 30, 1995 AND THE NINE MONTHS
                   ENDED MARCH 31, 1996 AND 1995 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The following describes the organization and the significant accounting policies followed in the preparation of these financial statements.

    ORGANIZATION

    The Savings Bank is a state chartered savings and loan association and a member of the Federal Home Loan Bank System and subject to regulation by the Office of Thrift Supervision (OTS), an office of the U. S. Government Department of the Treasury. As a member of this system, the Savings Bank maintains a required investment in capital stock of the Federal Home Loan Bank of Cincinnati.

    Savings accounts  are  insured by  the  Savings Association  Insurance  Fund
(SAIF), administered by the Federal Deposit Insurance Corporation (FDIC), within certain limitations. An annual premium is required by the SAIF for the insurance of such savings accounts.

    UNAUDITED FINANCIAL STATEMENTS

    The unaudited financial statements at March 31, 1996 and for the nine months ended March 31, 1996 and 1995, reflect all adjustments, consisting solely of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for such periods. The financial position at March 31, 1996 and results of operations for the nine months then ended are not necessarily indicative of the financial position that may be expected at June 30, 1996, or the results of operations that may be expected for the year ended June 30, 1996.

    CASH AND CASH EQUIVALENTS

    For the purpose of reporting cash flows, the Savings Bank considers all highly liquid debt instruments with original maturity when purchased of three months or less to be cash equivalents.

    INVESTMENT AND MORTGAGE-BACKED SECURITIES

    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard addresses the accounting and reporting for securities based on management's intent and ability to hold such securities to maturity. The Savings Bank adopted this standard on July 1, 1994. Statement No. 115 requires the classification of investments in debt and equity securities into three categories; held to maturity, trading, and available for sale. Debt securities that the Savings Bank has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near-term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Savings Bank has no trading securities. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as available for sale securities and reported at fair value, with unrealized gains or losses excluded from earnings and reported as a separate component of stockholders' equity, net of deferred taxes. At the date of implementation of Statement No. 115, the Savings Bank had not identified any investment or mortgage-backed securities as available for sale.

    Premiums  and  discounts  on   investment  securities  and   mortgage-backed
securities are amortized and accreted using the interest method over the expected lives of the related securities.

    The Savings Bank presently holds all investment securities as held to maturity carried at amortized cost.

    LOANS RECEIVABLE

    Loans held in portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees and costs, the allowance for loan losses, and premiums and discounts on loans purchased. Premiums and discounts on loans purchased are amortized and accreted to operations using the interest method over the estimated life of the underlying loans.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan over the contractual life of the loan.

    Interest is accrued as earned unless the collectibility of the loan is in doubt. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

    Loans held for sale are carried at the lower of cost or market, determined in the aggregate. In computing cost, deferred loan origination fees and costs are aggregated with the principal balances of the related loans. At March 31, 1996 and June 30, 1995 and 1994, the Savings Bank had not identified any loans held for sale.

    The Savings Bank will either sell the related servicing on loans or retain the servicing on loans sold and agree to remit to the investor loan principal and interest at agreed-upon rates. For loans where servicing is retained by the Savings Bank, these rates can differ from the loan's contractual interest rate resulting in a "yield differential". In addition to previously deferred loan origination fees and cash gains, gains on sale of loans can represent the present value of the future yield differential less a normal servicing fee, capitalized over the estimated life of the loans sold. Normal servicing fees are determined by reference to the stipulated minimum servicing fee set forth by the government agencies to whom the loans are sold. Such servicing fees are representative of the Savings Bank's normal servicing costs.

    The resulting capitalized excess servicing fee is amortized to operations over the life of the loans using the interest method. If prepayments are higher than expected, an immediate charge to operations is made. if prepayments are lower, then the related adjustments are made prospectively.

    It is the Savings Bank's policy to provide valuation allowances for estimated losses on loans based on past loss experience, trends in the level of delinquent and problem loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current and anticipated economic conditions in the primary lending area. When the collection of a loan becomes doubtful, or otherwise troubled, the Savings Bank records a loan loss provision equal to the difference between the fair value of the property securing the loan and the loan's carrying value. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. The allowance for loan losses is increased by charges to earnings and decreased by charge-offs (net of recoveries). The amount of actual write-offs could differ from the estimate. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

    In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". This standard amends Statement No. 5 to clarify that a creditor should evaluate the collectibility of both contractual interest and contractual principal on all loans when assessing the need for a loss accrual. In October, 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan
- -- Income Recognition and Disclosure", which amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The statements were effective for the fiscal year beginning July 1, 1995. The Savings Bank adopted the statement effective July 1, 1995, without material effect on financial condition or results of operations.

    For impairment recognized in accordance with SFAS No. 114, as amended, the entire change in present value of expected cash flows is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. Interest on impaired loans is reported on the cash basis. Impaired loans are loans that are considered to be permanently impaired in relation to principal or interest based on the original contract. Impaired loans would be charged off in the same manner as all loans subject to charge off. The Savings Bank considers its investment in one to four family and multi-family residential loans, non-residential loans and consumer loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. For the nine months ended March 31, 1996, the Savings Bank had no loans that were impaired as described in the pronouncement and therefore no interest income was recognized or received on impaired loans.

    REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired through foreclosure results when property collateralizing a loan is foreclosed upon or otherwise acquired by the Association in satisfaction of the loan. Real estate acquired in settlement of loans is recorded at the lower of the recorded investment in the loan satisfied or the fair value of the assets received at the time of acquisition less estimated costs to sell at the date of foreclosure. The fair value of the assets received is based upon a current appraisal adjusted for estimated carrying and selling costs. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation of property and equipment is provided by the straight-line method over the estimated useful lives of the related classes of assets.

    INCOME TAXES

    Effective July 1, 1993, the Savings Bank adopted Financial Accounting Standards Board Statement No. 109 (FAS 109), "Accounting for Income Taxes". The adoption of FAS 109 changed the method of accounting for income taxes from the deferred method to an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The impact of adopting this standard had no material effect on the financial statements.

    Under FAS 109, deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    ACCOUNTING ESTIMATES

    The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Statements", requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The Savings Bank will be required to adopt Statement No. 107 for the year ending June 30, 1996.

    In October, 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments". This statement requires disclosures about the amounts, nature and terms of derivative financial instruments that are not subject to Statement No. 105, "Disclosures of Information about Financial Instruments and Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk", because they do not result in off-balance-sheet risk of accounting loss.

    It requires that a distinction be made between financial instruments held or issued for trading purposes (including dealing and other trading activities measured at fair value with gains and losses recognized in earnings) and financial instruments held or issued for purposes other than trading. Statement No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1995. Management does not expect an impact from the adoption of this standard.

    In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights". This statement requires that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained would allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair value. Statement No. 122 is effective for fiscal years beginning after December 31, 1995. Management has not evaluated the impact of this pronouncement.

2.  INVESTMENT SECURITIES:

    The amortized cost, gross unrealized gains, gross unrealized losses and fair values of investment securities are as follows:

                                                                        MARCH 31, 1996
                                                     ----------------------------------------------------
                                                                         (UNAUDITED)
                                                                      GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES      FAIR VALUE
                                                     ------------  -----------  -----------  ------------
Obligations of U.S. Government agencies............  $    400,000          --        6,662        393,338
                                                     ------------  -----------  -----------  ------------
                                                     ------------  -----------  -----------  ------------


                                                                        JUNE 30, 1995
                                                     ----------------------------------------------------
                                                                      GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES      FAIR VALUE
                                                     ------------  -----------  -----------  ------------
Obligations of U.S. Government agencies............  $  1,050,000          --       15,189      1,034,812
                                                     ------------  -----------  -----------  ------------
                                                     ------------  -----------  -----------  ------------

                                                                        JUNE 30, 1994
                                                     ----------------------------------------------------
                                                                      GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES      FAIR VALUE
                                                     ------------  -----------  -----------  ------------
Obligations of U.S. Government agencies............  $  1,050,000          --       45,812      1,004,188
                                                     ------------  -----------  -----------  ------------
                                                     ------------  -----------  -----------  ------------

    The amortized cost and fair value of investment securities at June 30, 1995 and 1994 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          JUNE 30, 1995
                                                                    --------------------------
                                                                     AMORTIZED
                                                                        COST       FAIR VALUE
                                                                    ------------  ------------
Due or callable in one year or less...............................  $    900,000       890,624
Due after one year through five years.............................       150,000       144,188
                                                                    ------------  ------------
                                                                    $  1,050,000     1,034,812
                                                                    ------------  ------------
                                                                    ------------  ------------


                                                                          JUNE 30, 1994
                                                                    --------------------------
                                                                     AMORTIZED
                                                                        COST       FAIR VALUE
                                                                    ------------  ------------
Due or callable in one year or less...............................  $    900,000       855,688
Due after one year through five years.............................       150,000       148,500
                                                                    ------------  ------------
                                                                    $  1,050,000     1,004,188
                                                                    ------------  ------------
                                                                    ------------  ------------

    The above investment securities as of March 31, 1996 are all due or callable in one year or less.

3.  MORTGAGE-BACKED SECURITIES:

    The amortized cost, gross unrealized gains, gross unrealized losses and fair value of mortgage-backed securities are as follows:

                                                                        MARCH 31, 1996
                                                     ----------------------------------------------------
                                                                         (UNAUDITED)
                                                                      GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES      FAIR VALUE
                                                     ------------  -----------  -----------  ------------
Federal Home Loan Mortgage Corp....................  $  2,305,249         434       55,672      2,250,011
Federal National Mortgage Association..............     2,431,224         959       71,648      2,360,535
Government National Mortgage Association...........       220,678         277           --        220,955
                                                     ------------       -----   -----------  ------------
                                                     $  4,957,151       1,670      127,320      4,831,501
                                                     ------------       -----   -----------  ------------
                                                     ------------       -----   -----------  ------------


                                                                        JUNE 30, 1995
                                                     ----------------------------------------------------
                                                                      GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES      FAIR VALUE
                                                     ------------  -----------  -----------  ------------
Federal Home Loan Mortgage Corp....................  $  2,641,753          --       59,504      2,582,249
Federal National Mortgage Association..............     2,658,239          --       59,770      2,598,469
Government National Mortgage Association...........       232,407          --        3,725        228,682
                                                     ------------  -----------  -----------  ------------
                                                     $  5,532,399          --      122,999      5,409,400
                                                     ------------  -----------  -----------  ------------
                                                     ------------  -----------  -----------  ------------

                                                                        JUNE 30, 1994
                                                     ----------------------------------------------------
                                                                      GROSS        GROSS
                                                      AMORTIZED    UNREALIZED   UNREALIZED
                                                         COST         GAINS       LOSSES      FAIR VALUE
                                                     ------------  -----------  -----------  ------------
Federal Home Loan Mortgage Corp....................  $  3,272,681          --       65,808      3,206,873
Federal National Mortgage Association..............     3,079,018          --       70,410      3,008,608
Government National Mortgage Association...........       241,045          --       12,718        228,327
                                                     ------------  -----------  -----------  ------------
                                                     $  6,592,744          --      148,936      6,443,808
                                                     ------------  -----------  -----------  ------------
                                                     ------------  -----------  -----------  ------------

    The maturity of the mortgage-backed securities is based on the repayment of the underlying mortgages.

4.  LOANS RECEIVABLE:

    Loans receivable consists of the following:

                                                                                                JUNE 30
                                                                                       --------------------------
                                                                                           1995          1994
                                                                       MARCH 31, 1996  ------------  ------------
                                                                       --------------
                                                                        (UNAUDITED)
Residential one to four family real estate...........................   $ 18,989,394     18,299,896    16,713,603
Multi-family residential real estate.................................        797,771        636,068       688,065
Commercial real estate...............................................      1,302,591      1,124,131       882,603
Property improvement.................................................             --             --        14,175
Consumer.............................................................        353,098        500,643       565,873
Passbook.............................................................         57,814        111,282        66,229
                                                                       --------------  ------------  ------------
                                                                          21,500,668     20,672,020    18,930,548
Less:
  Loans in process...................................................         (5,000)       (15,000)           --
  Allowance for loan losses..........................................       (103,773)       (98,138)      (72,107)
  Deferred loan fees.................................................        (32,903)       (48,341)      (57,908)
  Unearned discounts.................................................             --             --        (6,400)
                                                                       --------------  ------------  ------------
                                                                        $ 21,358,992     20,510,541    18,794,133
                                                                       --------------  ------------  ------------
                                                                       --------------  ------------  ------------

    At March 31, 1996 (unaudited) and June 30, 1995, adjustable rate loans approximated $9,456,000 and $10,862,000.

    Activity in the allowance for loan losses are as follows:

                                                         NINE MONTHS ENDED
                                                             MARCH 31,
                                                       ----------------------
                                                                                      YEAR ENDED JUNE 30,
                                                            (UNAUDITED)        ----------------------------------
                                                          1996        1995        1995        1994        1993
                                                       ----------  ----------  ----------  ----------  ----------
Beginning balance....................................  $   98,138      72,107      72,107     100,725      14,625
Provision for loan losses............................      34,000       9,000      12,000      32,600      82,600
Write-offs net of recoveries.........................     (28,365)     16,476      14,031     (61,218)      3,500
                                                       ----------  ----------  ----------  ----------  ----------
Ending balance.......................................  $  103,773      97,583      98,138      72,107     100,725
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------

    Gross proceeds on sales of loans were $1,123,109, $184,202 and $576,584 for the nine months ended March 31, 1996 and 1995 (unaudited) and the year ended June 30, 1995, respectively. Gross realized gains on sales of loans were $7,484, $2,702 and $12,179 for the nine months ended March 31, 1996 and 1995 (unaudited) and the year ended June 30, 1995. Loans serviced for others as of March 31, 1996 and 1995 (unaudited), June 30, 1995, 1994 and 1993 were $251,902, $-0-,
$198,076, $-0-, and $-0-, respectively.

    The Savings Bank grants first mortgages and other loans to customers located primarily in the Metropolitan Cincinnati area. As such, a substantial portion of its debtors' ability to honor their contracts is dependent upon the health of the local economy and market.

    At March 31, 1996 (unaudited) and June 30, 1995 and 1994, the Savings Bank had non-accrual loans of $-0-, $-0-, and $92,965, respectively.

    Loans to officers, directors and employees totalled approximately $94,896 and $100,142 at March 31, 1996 and 1995 (unaudited), respectively and $98,866 and $104,031 at June 30, 1995 and 1994, respectively. An analysis of loan activity to such persons for the fiscal year ended June 30, 1995 and the nine months ended March 31, 1996 (unaudited) is as follows:

                                                                       NINE MONTHS
                                                                          ENDED      YEAR ENDED
                                                                        MARCH 31,     JUNE 30,
                                                                          1996          1995
                                                                      -------------  -----------
                                                                       (UNAUDITED)
Outstanding balance, beginning......................................    $  98,866       104,031
New loans issued....................................................           --            --
Repayments..........................................................        3,970         5,165
                                                                      -------------  -----------
Outstanding balance, ending.........................................    $  94,896        98,866
                                                                      -------------  -----------
                                                                      -------------  -----------

5.  PROPERTY AND EQUIPMENT:

    Property and equipment are summarized as follows:

                                                                  MARCH 31,
                                                                    1996        1995       1994
                                                                 -----------  ---------  ---------
                                                                 (UNAUDITED)
Real estate owned -- investment property.......................   $ 251,847     251,847    251,847
Furniture and equipment........................................     153,264     154,913    150,665
Leasehold improvements.........................................      34,246      34,246     34,246
                                                                 -----------  ---------  ---------
                                                                    439,357     441,006    436,758
Less accumulated depreciation..................................     121,940     117,233    101,456
                                                                 -----------  ---------  ---------
                                                                  $ 317,417     323,773    335,302
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

    The Savings Bank leases its office facility under a ten year non-cancelable lease which expires in March of 2001 with additional renewal options. Rent expense was $40,017 and $40,017 for the nine months ended March 31, 1996 and 1995 (unaudited), respectively. Rent expense for the years ended June 30, 1995, 1994 and 1993 was $53,355, $53,355 and $53,305, respectively.

    Minimum commitments under the term of the lease are as follows:

                            YEAR ENDED                               YEAR ENDED
                             MARCH 31,                                JUNE 30,
                            -----------                              -----------
                            (UNAUDITED)
1997......................   $  51,628   1996                            50,456
1998......................      51,628   1997                            51,628
1999......................      51,628   1998                            51,628
2000......................      51,628   1999                            51,628
Subsequent years..........      51,628   Subsequent years..........      90,350
                            -----------                              -----------
                             $ 258,140                                  295,690
                            -----------                              -----------
                            -----------                              -----------

6.  INVESTMENT PROPERTY:

    The Savings Bank acquired real estate at the southeast corner of Eighth and Vine Streets in 1980. The Savings Bank has a lease agreement on the property as a parking lot under a three year lease beginning July 1, 1994. The lease payments will be $5,700 per month for the first two years and $6,100 per month for the third year. Rent income for the nine months ended March 31, 1996 and 1995 (unaudited) was $51,300 and $51,300, respectively. Rent income for the years ended June 30, 1995 and 1994 was $68,400 and $83,000 respectively.

7.  DEPOSITS:

    Deposits consist of the following:

                                                                                              JUNE 30
                                                  MARCH 31, 1996        ----------------------------------------------------
                                             -------------------------
                                                                                  1995                       1994
                                                    (UNAUDITED)         -------------------------  -------------------------
                                               WEIGHTED                   WEIGHTED                   WEIGHTED
                                             AVERAGE RATE     AMOUNT    AVERAGE RATE     AMOUNT    AVERAGE RATE     AMOUNT
                                             -------------  ----------  -------------  ----------  -------------  ----------
Passbook...................................         2.52%   $1,085,461         2.87%   $1,287,943         2.84%   $1,834,533
NOW and money market accounts..............         2.55     1,961,727         2.66     2,507,150         2.79     3,306,537
                                                            ----------                 ----------                 ----------
                                                    2.54     3,047,188         2.77     3,795,093         2.81     5,141,070
                                                            ----------                 ----------                 ----------
Certificates of deposit:
  3 months.................................         4.29       368,147         4.42       203,356         3.38       483,701
  6 months.................................         5.40     1,520,044         5.79     1,192,710         3.32     1,422,754
  10/11 months.............................         2.65        44,047         6.31     4,900,236           --            --
  12 months................................         5.83    10,544,843         5.71     4,454,225         4.25     3,997,547
  18 months................................         6.41     5,639,480         6.19     8,514,317         5.17    11,403,901
   2 years.................................         6.11     4,599,236         5.62     3,065,798         4.64     2,539,935
   3 years.................................         5.84       830,643         5.53       556,922         5.35       505,082
   4 years.................................         5.37       207,131         5.24       127,306         6.80       284,029
   5 years.................................         5.79       979,547         6.56       927,241         6.55     1,570,143
                                                            ----------                 ----------                 ----------
                                                    5.96    24,733,118         6.01    23,942,111         4.91    22,207,092
                                                            ----------                 ----------                 ----------
                                                    5.58%   $27,780,306        5.57%   $27,737,204        4.52%   $27,348,162
                                                            ----------                 ----------                 ----------
                                                            ----------                 ----------                 ----------

    Maturities of outstanding certificates of deposit are summarized as follows:

                                                                                                     JUNE 30,
                                                                                               --------------------
                                                                                                 1995       1994
                                                                                               ---------  ---------
                                                                                   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)     (IN THOUSANDS)
One year or less................................................................  $   18,756      15,647     15,634
1 - 2 years.....................................................................       4,591       7,445      5,363
2 - 3 years.....................................................................         807         549        276
Over 3 years....................................................................         579         301        934
                                                                                  -----------  ---------  ---------
                                                                                  $   24,733      23,942     22,207
                                                                                  -----------  ---------  ---------
                                                                                  -----------  ---------  ---------

    Interest expense on deposits is summarized as follows:

                                                    NINE MONTHS ENDED MARCH
                                                              31,                         JUNE 30,
                                                    -----------------------  ----------------------------------
                                                        1996        1995        1995        1994        1993
                                                    ------------  ---------  ----------  ----------  ----------
                                                          (UNAUDITED)
Passbook..........................................  $     25,379     35,326      45,278      66,769     144,852
NOW and money market accounts.....................        41,711     60,477      79,124      98,787      96,553
Certificates of deposit...........................     1,100,042    850,500   1,184,284   1,131,468   1,257,787
                                                    ------------  ---------  ----------  ----------  ----------
                                                    $  1,167,132    946,303   1,308,686   1,297,024   1,499,192
                                                    ------------  ---------  ----------  ----------  ----------
                                                    ------------  ---------  ----------  ----------  ----------

    The aggregate amount of certificates of deposits in denominations of $100,000 or more was $2,581,410 and $3,088,352 at March 31, 1996 (unaudited) and
June 30, 1995, respectively. Deposit accounts exceeding $100,000 are not federally insured.

8.  ADVANCES FROM FEDERAL HOME LOAN BANK:

    The Savings Bank borrowed $1,000,000 in 1994 from the Federal Home Loan Bank under a mortgage matched advance program. Interest is charged on the advance at a weighted average rate of 5.50% and is due in 120 to 180 monthly installments of $9,517 including interest. The Savings Bank borrowed an additional $300,000 in 1995. The note is an interest only bearing an interest rate of 6.85%. The note matured September 1, 1995.

    Future maturities on the advance are as follows:

      YEAR ENDED MARCH 31,
- --------------------------------
          (UNAUDITED)                                YEAR ENDED JUNE 30,
                                               --------------------------------
1997............................   $  69,496   1996............................  $    366,730
1998............................      73,366   1997............................        70,445
1999............................      77,450   1998............................        74,366
2000............................      81,764   1999............................        78,506
2001............................      86,316   2000............................        82,878
2002 and subsequent.............     453,478   2001 and subsequent.............       518,652
                                  -----------                                    ------------
                                   $ 841,870                                     $  1,191,577
                                  -----------                                    ------------
                                  -----------                                    ------------

    The advances are collateralized by a blanket agreement on residential mortgage loans held by the Savings Bank. The Savings Bank has also pledged its Federal Home Loan Bank stock and mortgage notes with unpaid principal balances of approximately $1,275,000 for future advances.

9.  CAPITAL REQUIREMENTS:

    The Savings Bank is subject to minimum regulatory capital requirements promulgated by the Office of Thrift Supervision (OTS). The minimum capital standards generally require the maintenance of regulatory capital sufficient to meet each of three tests, hereinafter described as the tangible capital requirement, the core capital requirement and the risk-based capital requirement.

    The tangible capital requirement provides for minimum tangible capital (defined as stockholders' equity less all intangible assets) equal to 1.5% of adjusted total assets. The core capital requirement provides for minimum core capital (tangible capital plus certain forms of supervisory goodwill and other qualifying intangible assets) equal to 3.0% of adjusted total assets. The risk-based capital requirement currently provides for the maintenance of core capital plus general loss allowances equal to 8.0% of risk-weighted assets. In computing risk-weighted assets, the Savings Bank multiplies the value of each asset on its statement of financial condition by a defined risk-weighing factor, e.g., one-to-four family residential loans carry a risk-weighted factor of 50%.

    The   Savings  Bank's   regulatory  capital   exceed  all   minimum  capital
requirements as shown in the following table:

                                                                              MARCH 31, 1996
                                                              ----------------------------------------------
                                                                            REGULATORY CAPITAL
                                                                                               RISK-
                                                              TANGIBLE          CORE           BASED
                                                              CAPITAL    %    CAPITAL    %    CAPITAL    %
                                                              --------  ----  --------  ----  --------  ----
                                                                              (IN THOUSANDS)
                                                                               (UNAUDITED)
Capital under generally accepted accounting principles......  $ 2,772         $  2,772        $  2,772
General valuation allowances................................       --               --              96
                                                              --------        --------        --------
Regulatory capital computed.................................    2,772    8.7     2,772   8.7     2,868  19.6
Minimum capital requirements................................      476    1.5       952   3.0     1,171   8.0
                                                              --------        --------        --------
Regulatory capital-excess...................................  $ 2,296    7.2  $  1,820   5.7  $  1,697  11.6
                                                              --------        --------        --------
                                                              --------        --------        --------


                                                                              JUNE 30, 1995
                                                              ----------------------------------------------
                                                                            REGULATORY CAPITAL
                                                                                               RISK-
                                                              TANGIBLE          CORE           BASED
                                                              CAPITAL    %    CAPITAL    %    CAPITAL    %
                                                              --------  ----  --------  ----  --------  ----
                                                                              (IN THOUSANDS)
Capital under generally accepted accounting principles......  $ 2,706         $  2,706        $  2,706
General valuation allowances................................       --               --              70
                                                              --------        --------        --------
Regulatory capital computed.................................    2,706    8.5     2,706   8.5     2,776  19.3
Minimum capital requirements................................      478    1.5       955   3.0     1,153   8.0
                                                              --------        --------        --------
Regulatory capital-excess...................................  $ 2,228    7.0  $  1,751   5.5  $  1,623  11.3
                                                              --------        --------        --------
                                                              --------        --------        --------

10. COMMITMENTS:

    March 31, 1996, the Savings Bank had commitments to originate loans totaling $726,005 (unaudited). The entire amount was for fixed rate residential loans. No portion of these loans were disbursed prior to March 31, 1996, and the financial statements do not reflect any liability for such commitments. Management anticipates that all originations will be funded from existing liquidity and normal monthly cash flows. Loan commitments as of June 30, 1995 and 1994 were $411,000 and $628,000, respectively.

11. RETIREMENT PLAN:

    The Savings Bank has a 401(K) Salary Savings Plan with the Ohio Savings and Loan League. During the nine months ended March 31, 1996 and 1995 (unaudited) and the years ended June 30, 1995, 1994, and 1993, respectively, retirement expense amounted to $5,053, $9,074, $10,585, $10,167 and $10,952. The plan covers all employees having completed one year of service and having attained the age of twenty-one. The employee can contribute up to six percent with the employer matching contribution of three percent and a discretionary three percent employer matching contribution.

12. FEDERAL INCOME TAXES:

    The Savings Bank has qualified under provisions of the Internal Revenue Code which permits the Savings Bank to deduct from taxable income an allowance for bad debts based on a percentage of taxable income before such deduction. The Tax Reform Act of 1969 gradually reduced this reduction to 40% for years beginning in 1979. The Tax Reform Act of 1986 reduced this deduction to 8% beginning in 1988.

    Appropriated and unappropriated retained income at June 30, 1995 included earnings of approximately $641,000, representing such bad debt deductions for which no provision for federal income taxes has been made. In the future, if the Savings Bank does not meet the federal income tax requirements necessary to permit it to deduct an allowance for bad debts, the Savings Bank will be subject to federal income tax at the then current corporate rate. Management does not contemplate any action which would cause such cumulative bad debt deduction to be subject to federal income taxes, although it is possible that changes in legislation could, at a future date require recapture of all or part of this bad debt deduction.

    An analysis of income tax expense, setting forth the reasons for the variations from the statutory rate is as follows:

                                                          NINE MONTHS ENDED
                                                              MARCH 31,                 YEAR ENDED JUNE 30
                                                        ----------------------  ----------------------------------
                                                           1996        1995        1995        1994        1993
                                                        ----------  ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Federal income taxes at the statutory rate of 34%.....  $   33,361      45,774      58,876      93,028      71,974
Bad debt deduction....................................          --          --          --     (13,300)     22,000
Other, primarily surtax exemptions....................      (1,234)     (2,693)    (11,076)     (1,365)     (8,798)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        $   32,127      43,081      47,800      78,363      85,176
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------
                                                             32.7%       32.0%       27.6%       28.6%       40.2%
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

    The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                                                 JUNE 30
                                                                            ------------------
                                                                              1995      1994
                                                               MARCH 31,    --------  --------
                                                                  1996
                                                              ------------
                                                              (UNAUDITED)
Deferred tax assets arising from:
  Loan loss reserve.........................................  $    23,700     15,000    13,300
  Deferred loan fees and costs..............................       11,200     15,500    19,700
  Basis of investments......................................        2,000      2,000     2,000
                                                              ------------  --------  --------
    Total deferred tax assets...............................       36,900     32,500    35,000
                                                              ------------  --------  --------
Deferred tax liabilities arising from:
  Accrual to cash conversion................................       33,600     30,300    19,500
  Depreciation..............................................       20,100     20,800    21,700
  FHLB stock................................................       46,700     42,000    36,600
                                                              ------------  --------  --------
    Total deferred tax liabilities..........................     (100,400 )  (93,100)  (77,800)
                                                              ------------  --------  --------
Net deferred tax liability..................................  $    63,500     60,600    42,800
                                                              ------------  --------  --------
                                                              ------------  --------  --------

    The Savings Bank has not recorded a valuation allowance, as the deferred tax assets are presently considered to be realizable based on the level of anticipated future taxable income. Net deferred tax liabilities and federal income tax expense in future years can be significantly affected by changes in enacted tax rates.

    The components of deferred income tax expense (credit) are as follows:

                                                          NINE MONTHS ENDED
                                                              MARCH 31,                 YEAR ENDED JUNE 30
                                                        ----------------------  ----------------------------------
                                                           1996        1995        1995        1994        1993
                                                        ----------  ----------  ----------  ----------  ----------
                                                             (UNAUDITED)
Loan origination fees.................................  $    4,200         600       4,200       5,500       6,300
FHLB stock dividend...................................       4,700       5,100       5,400       3,900       3,000
Depreciation..........................................        (700)       (700)       (900)        200       2,000
Accrual to cash conversion............................       3,500       6,300      10,800      19,800     (10,300)
Bad debt reserves and other...........................      (8,800)        400      (1,700)    (13,300)     (9,000)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        $    2,900      11,700      17,800      16,100      (8,000)
                                                        ----------  ----------  ----------  ----------  ----------
                                                        ----------  ----------  ----------  ----------  ----------

13. CONTINGENCY -- SAIF RECAPITALIZATION:

    The deposits of savings associations such as the Savings Bank are presently insured by the SAIF, which together with the BIF, are the two insurance funds administered by the FDIC. On November 14, 1995, the FDIC revised the premium schedule for BIF-insured banks to provide a range of .00% to .27% (subject to a

$2,000 minimum) of deposits (as compared to the current range of .23% to .31% of deposits for SAIF-insured institutions) due to the BIF achieving its statutory reserve ratio. As a result, BIF members generally pay substantially lower premiums than the SAIF members. It is anticipated that the SAIF will not be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of the SAIF and the BIF. As a result of this disparity, SAIF members have been placed at a significant, competitive disadvantage to BIF members due to higher costs for deposit insurance. A recapitalization plan under consideration by the Treasury Department, the FDIC, the OTS and the Congress reportedly provides for a one-time assessment of .80% to .85% to be imposed on all deposits assessed at the SAIF rates in order to recapitalize the SAIF and eliminate the disparity, and an eventual merger of the SAIF and the BIF.

    The Savings Bank currently is unable to predict the likelihood of legislation effecting these changes, although a consensus appears to be developing in this regard. If such an assessment was effected based on deposits as of March 31, 1995, as proposed, the Savings Bank's pro rate share would amount to approximately $136,100 to $144,600 after taxes, respectively, assuming a 34% tax rate.

14. PLAN OF CONVERSION:

    On May 31, 1996, the Savings Bank's Board of Directors adopted a Plan of Conversion (the "Plan") to convert the Savings Bank from a state chartered mutual savings bank to a state chartered stock savings bank, which will then become a wholly owned subsidiary of a holding company formed in connection with the Conversion. The holding company will issue common stock to be sold in the conversion and will use a portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Savings Bank. The Plan is subject to approval by the regulatory authorities and the members of the Savings Bank at a special meeting.

    At the time of conversion, the Savings Bank will establish a liquidation account in an amount equal to its net worth as reflected in its latest balance sheet used in its final conversion Prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Savings Bank after conversion. Only in the event of a complete liquidation will each deposit account holder be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Savings Bank subsequent to the conversion cannot be paid from this liquidation account.

    The Savings Bank may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by the federal and state regulations.

    No conversion costs had been incurred as of March 31, 1996. If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Savings Bank's operations.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITY, OTHER THAN THE COMMON SHARES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM DELIVERY OF THIS PROSPECTUS WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           -----
PROSPECTUS SUMMARY.......................................................     3
SELECTED FINANCIAL INFORMATION AND OTHER DATA............................     9
RISK FACTORS.............................................................    10
USE OF PROCEEDS..........................................................    14
MARKET FOR THE COMMON SHARES.............................................    14
DIVIDEND POLICY..........................................................    15
REGULATORY CAPITAL COMPLIANCE............................................    16
CAPITALIZATION...........................................................    17
PRO FORMA DATA...........................................................    18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................    22
THE BUSINESS OF THE BANK.................................................    32
MANAGEMENT...............................................................    44
REGULATION...............................................................    49
TAXATION.................................................................    57
THE CONVERSION...........................................................    59
RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY AND THE BANK..........    72
DESCRIPTION OF AUTHORIZED SHARES.........................................    76
REGISTRATION REQUIREMENTS................................................    77
LEGAL MATTERS............................................................    77
EXPERTS..................................................................    77
ADDITIONAL INFORMATION...................................................    77
FINANCIAL STATEMENTS.....................................................   F-1

                          UP TO 402,500 COMMON SHARES

                            FOUNDATION BANCORP, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             CHARLES WEBB & COMPANY

                                          , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        *  Legal Fees and Expenses........................................................  $  85,000
        *  Printing, Postage and Mailing..................................................  $  25,000
        *  Appraisal Fees and Expenses....................................................  $  15,000
        *  Accounting Fees and Expenses...................................................  $  25,000
        *  Filing Fees....................................................................  $  11,000
        *  Conversion Agent Fees..........................................................  $   5,000
        *  Other Expenses.................................................................  $   5,000
       **  Underwriting Fees and Expenses.................................................  $  80,000
                                                                                            ---------
             Total estimated expenses.....................................................  $ 251,000
                                                                                            ---------
                                                                                            ---------

- ------------------------
 * Estimated.

** The  Holding  Company  and the  Bank  have  retained Charles  Webb  & Company
   ("Webb") to consult, advise and assist in the sale of the Common Shares in the Offering on a "best efforts" basis. Webb will receive a financial advisory fee in the amount of $50,000. In addition, the Holding Company will reimburse Webb for certain expenses, including reasonable legal fees, not to exceed $30,000. If the Holding Company and Webb deem necessary, Webb may enter into agreements ("Selected Dealers Agreements") with other National Association of Securities Dealers, Inc., member firms ("Selected Dealers") for assistance in the sale of Common Shares. Selected Dealers will receive fees equal to 4% of the aggregate purchase price of Common Shares sold, if any, pursuant to Selected Dealer Agreements.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    (a)  OHIO REVISED CODE

    Division   (E)  of  Section  1701.13  of   the  Ohio  Revised  Code  governs
indemnification by a corporation and provides as follows:

    (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

        (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

        (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

    (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

    (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (E)(1) and (2) of this section. Such determination shall be made as follows:

        (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

        (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

        (c) By the shareholders; or

        (d) By the court of common pleas or the court in which such action, suit, or proceeding was brought.

    Any  determination  made  by  the  disinterested  directors  under  division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

    (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

         (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

        (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

    (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

    (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

    (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
(7).

    (9) As used in this division, references to "corporation" includes all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    (b)  THE BANK'S AMENDED CONSTITUTION

    Article Eight of the Amended Constitution of the Bank provides for indemnification of officers and directors as follows:

    SECTION 1. To the fullest extent permitted by applicable law, this Bank shall indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of this Bank, by reason of the fact that he is or was a director or officer of this Bank, or is or was serving at the request of this Bank as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Bank and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

    SECTION 2. This Bank shall indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of this Bank to procure a judgment in its favor by reason of the fact that he is or was a director or officer of this Bank or is or was serving at the request of this Bank as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Bank, except that no indemnification shall be made in respect of any of the following:

        (A) Any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to this Bank unless, and only to the extent that, the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas of Hamilton County, Ohio, or such other court shall deem proper;

        (B) Any action or suit in which the only liability asserted against a director is pursuant to 1701.95 of the Ohio Revised Code.

    SECTION 3. To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article Eight, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

    SECTION 4. Any indemnification under Sections 1 or 2 of this Article Eight, unless ordered by a court, shall be made by this Bank only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article Eight. Such determination shall be made as follows:

        (A) By a majority vote of a quorum consisting of directors of this Bank who were not and are not parties to or threatened with any such action, suit, or proceeding;

        (B) If the quorum described in Subsection (A) of this Section 4 is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for this Bank or any person to be indemnified within the past five years;

        (C) By the shareholders;

        (D) By the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action, suit, or proceeding was brought.

    Any determination made by the disinterested directors under Subsection (A) of this Section 4 or by independent legal counsel under Subsection (B) of this
Section 4 shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of this Bank under Section 2 of this

Article Eight, and within ten days after receipt of such notification, such person shall have the right to petition the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought to review the reasonableness of such determination.

    SECTION 5.

    (A) Expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by this Bank as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

         (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to this Bank or undertaken with reckless disregard for the best interests of this Bank;

        (ii) Reasonably cooperate with this Bank concerning the action, suit, or proceeding.

    (B) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in Section 2 of this Article Eight, may be paid by this Bank as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by this Bank.

    SECTION 6. The indemnification authorized by this Article Eight shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the Articles or the Constitution of this Bank or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    SECTION 7. This Bank may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of this Bank, or is or was serving at the request of this Bank as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this Bank would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which this Bank has a financial interest.

    SECTION 8. The authority of this Bank to indemnify persons pursuant to Sections 1 or 2 of this Article Eight does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Sections 5, 6 and 7 of this Article Eight. Sections 1 and 2 of this Article Eight do not create any obligation to repay or return payments made by this Bank pursuant to Sections 5, 6 or 7 of this Article Eight.

    SECTION 9. As used in this Article Eight, references to this Bank include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

    SECTION 10. Any action, suit or proceeding to determine a claim for indemnification under this Article Eight may be maintained by the person
claiming  such   indemnification,   or   by   the  Bank,   in   the   Court   of

Common Pleas of Hamilton County, Ohio. This Bank and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Hamilton County, Ohio, in any such action, suit or proceeding.

    (c)  THE HOLDING COMPANY'S CODE OF REGULATIONS

    Article Five of the Holding Company's Code of Regulations provides for the indemnification of officers and directors as follows:

    SECTION 5.01. MANDATORY INDEMNIFICATION. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

    SECTION  5.02. COURT-APPROVED  INDEMNIFICATION.   Anything contained  in the
Regulations or elsewhere to the contrary notwithstanding:

        (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

        (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

    SECTION 5.03. INDEMNIFICATION FOR EXPENSES. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

    SECTION 5.04  DETERMINATION REQUIRED.   Any  indemnification required  under
Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or
(C) by the shareholders, or (D) by the Court of Common Pleas of Hamilton County, Ohio, or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

    SECTION 5.05. ADVANCES FOR EXPENSES. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in
Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

        (A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

        (B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Hamilton County, Ohio, or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

    SECTION 5.06. ARTICLE FIVE NOT EXCLUSIVE. The indemnification provided by this Article Five shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

    SECTION 5.07. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five.

    SECTION 5.08. CERTAIN DEFINITIONS. For purposes of this Article Five, and as examples and not by way of limitation:

        (A) A person claiming indemnification under this Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

        (B) References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

    SECTION 5.09. VENUE. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Hamilton County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Hamilton County, Ohio, in any such action, suit or proceeding.

    (c)  INDEMNIFICATION AGREEMENTS

         (i)  AGREEMENT WITH KELLER & COMPANY, INC.

    The Bank has agreed to indemnify Keller & Company, Inc. ("Keller"), the firm retained by the Bank to provide the appraisal of the pro forma market value of the Bank, as converted, in connection with certain matters related to the appraisal. The Bank will indemnify Keller, its employees and affiliates, for certain costs and expenses, including reasonable legal fees, in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Keller by the Bank or by an intentional omission by the Bank to state a material fact in the information so provided, except where Keller has been negligent or at fault.

        (ii)  AGREEMENT WITH WEBB

    The Holding Company and the Bank have agreed to indemnify and hold Webb and its directors, officers, employees, agents and any controlling person harmless against any and all loss, liability, claim, damage or expense (including the fees and disbursements of counsel reasonably incurred) arising out of any untrue statement, or alleged untrue statement, of a material fact contained in the Summary Proxy Statement or the Prospectus, any application to regulatory authorities, any "blue sky" application, or any other related document prepared or executed by or on behalf of the Bank with its consent in connection with, or in contemplation of, the transactions contemplated by the Agency Agreement by and among Webb, the Holding Company and the Bank, or any omission therefrom of a material fact required to be stated therein, unless such untrue statement or omission, or alleged untrue statement or omission, was made in reliance upon, and in conformity with, written information regarding Webb furnished to the Bank by Webb expressly for use in the Summary Proxy Statement or the Prospectus.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    No securities of the Holding Company have been sold by the Holding Company without registration pursuant to the Act, except as follows:

    On April 16, 1996, in connection with the incorporation of the Holding Company, 100 common shares, without par value, of the Holding Company (the "Securities") were sold for an aggregate purchase price of $100 pursuant to
Section 4(2) of the Act in a transaction not involving any public offering. The Securities were sold to Laird L. Lazelle, the President of the Holding Company, who had access to all material information about the Holding Company. The Securities were offered without the use of any form of general solicitation or advertising. No underwriter was involved in the transaction, and no commission, discount or other remuneration was paid or given in connection with the sale of the Securities. Under the terms of the Subscription Agreement between the Holding Company and Mr. Lazelle, the Securities will be repurchased by the Holding Company for $100 on the effective date of the Conversion.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

      *1   Form of Agency Agreement with Charles Webb & Company
       2   Plan of Conversion
      3.1  Articles of Incorporation of Foundation Bancorp, Inc.
      3.2  Code of Regulations of Foundation Bancorp, Inc.
       5   Opinion of Vorys, Sater, Seymour and Pease regarding legality of securities being registered
       8   Opinion of Vorys, Sater, Seymour and Pease regarding tax matters
     10.1  Foundation Bancorp, Inc. 1997 Stock Option and Incentive Plan (proposed)
     10.2  Foundation Savings Bank Recognition and Retention Plan and Trust Agreement (proposed)
    *10.3  Foundation Bancorp, Inc. Employee Stock Ownership Plan (proposed)
    *10.4  Employment Agreement between Foundation Savings Bank and Laird L. Lazelle (proposed)
     10.5  Lease Agreement
     23.1  Consent of Clark, Schaefer, Hackett & Co.
     23.2  Consent of Keller & Company, Inc.
     23.3  Consent of Vorys, Sater, Seymour and Pease
     99.1  Summary Proxy Statement
     99.2  Stock Order Form and Form of Certification
     99.3  Form of Proxy
     99.4  Solicitation and Marketing Material
     99.5  Appraisal Agreement between Foundation Savings Bank and Keller & Company, Inc.
    *99.6  Appraisal Report

- ------------------------
* To be filed supplementally or by amendment

    (b) Financial Statement Schedules:

    No financial statement schedules are filed because the required information is not applicable or is included in the financial statements of the Bank or related notes.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned, Foundation Bancorp, Inc., hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by  means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Foundation Bancorp, Inc., pursuant to the foregoing provisions or otherwise, Foundation Bancorp, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Foundation Bancorp, Inc. of expenses incurred or paid by a director, officer or controlling person of Foundation Bancorp, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Foundation Bancorp, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                                       REGISTRATION NO. 33-

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE   , 1996
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                            FOUNDATION BANCORP, INC.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            FOUNDATION BANCORP, INC.

                       REGISTRATION STATEMENT ON FORM S-1

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
       *1    Agency Agreement with Charles Webb & Company

        2    Plan of Conversion

        3.1  Articles of Incorporation of Foundation Bancorp, Inc.

        3.2  Code of Regulations of Foundation Bancorp, Inc.

        5    Opinion of Vorys, Sater, Seymour and Pease regarding legality of securities being registered

        8    Opinion of Vorys, Sater, Seymour and Pease regarding tax matters

       10.1  Foundation Bancorp, Inc. 1997 Stock Option and Incentive Plan (proposed)

       10.2  Foundation Savings Bank Recognition and Retention Plan and Trust (proposed)

      *10.3  Foundation Bancorp, Inc. Employee Stock Ownership Plan (proposed)

      *10.4  Employment Agreement between Foundation Savings Bank and Laird L. Lazelle (proposed)

       10.5  Lease Agreement

       23.1  Consent of Clark, Schaefer, Hackett & Co.

       23.2  Consent of Keller & Company, Inc.

       23.3  Consent of Vorys, Sater, Seymour and Pease

       99.1  Summary Proxy Statement

       99.2  Stock Order Form and Form of Certification

       99.3  Form of Proxy

       99.4  Solicitation and Marketing Material

       99.5  Appraisal Agreement between Foundation Savings Bank and Keller & Company, Inc.

      *99.6  Appraisal Report

- ------------------------
* To be filed supplementally or by amendment